As filed with the Securities and Exchange Commission on January 23, 2008.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Accuro Healthcare Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	20-1903678
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Accuro Healthcare Solutions, Inc.

14241 Dallas Parkway, Suite 800

Dallas, Texas 75254

(972) 755-6500

(Address including zip code, telephone number, including area code, of Registrant’s Principal Executive Offices)

David D. Hagey

Accuro Healthcare Solutions, Inc.

14241 Dallas Parkway, Suite 800

Dallas, Texas 75254

(972) 755-6500

(Name, address including zip code, telephone number, including area code, of agent for service)

Copies To:

Robert B. Little Vinson & Elkins L.L.P. Trammell Crow Center 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201 Telephone: (214) 220-7931 Telecopy: (214) 999-7931	Alexander D. Lynch Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Telecopy: (212) 310-8007

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common stock, $0.01 par value per share	$143,750,000	$5,649.38

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 23, 2008.

PROSPECTUS

            Shares

Accuro Healthcare Solutions, Inc.

Common Stock

$            per share

We are selling             shares of our common stock and the selling stockholders named in this prospectus are selling             shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. We and the selling stockholders have granted the underwriters an option to purchase up to             additional shares of our common stock to cover over-allotments.

This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $             and $             per share. We have applied to have our common stock listed on the Nasdaq Global Market under the symbol “ACCU.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to Accuro Healthcare Solutions, Inc. (before expenses)	$	$
Proceeds to the selling stockholders (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about                     , 2008.

Citi

Piper Jaffray

William Blair & Company	Jefferies & Company

                    , 2008

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Until                     , 2008 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDUSTRY AND MARKET DATA

This prospectus includes market and industry data and forecasts that we obtained from internal research and forecasts, publicly available information, filings of public companies and industry surveys, publications and forecasts. Our internal research and forecasts are based upon management’s understanding of industry conditions, and such information has not been verified by any independent sources. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could be inaccurate. We do not know what assumptions regarding general economic conditions or growth were used in preparing the industry forecasts that we cite. None of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent. Statements as to our position relative to our competitors refer to recent data available to us.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our common stock. Before deciding to invest in shares of our common stock, you should read this entire prospectus carefully, including our consolidated financial statements and the notes thereto and the information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

We are currently organized as a wholly-owned subsidiary of our holding company, Accuro, L.L.C. Immediately prior to the consummation of this offering, Accuro, L.L.C. will merge with and into Accuro Healthcare Solutions, Inc. and each of the unitholders of Accuro, L.L.C. will become a stockholder of Accuro Healthcare Solutions, Inc. as part of a series of transactions we refer to as our corporate reorganization. References in this prospectus to “we,” “us,” “our company” or similar terms refer to Accuro Healthcare Solutions, Inc. and its subsidiaries, after giving effect to our corporate reorganization.

Overview

We are a leading provider of proprietary internet-based solutions that achieve improved profitability for a broad range of healthcare providers, including hospitals and ancillary healthcare providers, by enabling them to more effectively manage the complexities of the patient registration, billing, collection and reimbursement process, which we refer to as revenue cycle management. By utilizing our Software as a Service, or SaaS, platform, our customers achieve appropriate and optimal reimbursement from payers, ensure complete and accurate pricing information, reduce bad debt, improve collections, improve regulatory compliance and more efficiently manage the overall revenue cycle process. Our solutions also provide our customers with timely and meaningful information and data analytics to enhance their ability to make informed decisions as our customers manage their businesses. We believe that our solutions offer a significant value proposition to our customers by generating an attractive return on investment. Specifically, a number of healthcare providers using our solutions have reported deriving a return on investment in excess of 400%, which we believe to be representative of the overall experiences of our customer base.

Our dynamic suite of SaaS solutions automates the primary and most challenging components of the revenue cycle and provides proven, clear and measurable results to address the reimbursement pressures affecting healthcare providers. We provide up-to-date content and integrated applications to address key areas of the revenue cycle, resulting in improved operating margins for our customers, streamlined processes, enhanced regulatory compliance and increased patient satisfaction. We periodically update our proprietary solutions based on the expertise of our employees, which is supplemented by our experiences gained from our large and diverse customer base. Because we centrally host our applications, we are able to rapidly deploy these updates simultaneously to all of our customers.

We believe our innovative solutions represent a superior alternative to other revenue cycle management offerings. We offer a number of advantages over traditional installed software offerings, including significantly lower upfront costs, reduced complexity, broader and more rapid deployment and more efficient integration with existing customer information systems. In addition, our centrally hosted software applications and data center render additional customer hardware and maintenance unnecessary and facilitate our customers’ access to current design and content. We differentiate ourselves from other providers of internet-based solutions through the breadth of our suite of solutions and services, the depth of our content, and the knowledge and expertise of our dedicated team of over 400 employees.

The strength of our revenue cycle management solutions has driven substantial growth in our customer base and has allowed us to further penetrate our current customers with new and existing solutions. Our national, diversified customer base includes approximately 800 hospital customers operating over 1,400 for-profit and not-for-profit hospital facilities and approximately 360 ancillary healthcare providers, such as specialty hospitals and large physician groups. In exchange for access to our solutions, we charge our customers subscription fees on a recurring basis as well as other fees, such as implementation and consulting fees, on a case-by-case basis. As a result of our subscription-based revenue model and high levels of customer satisfaction, we have experienced a customer retention rate of at least 96% in 2006 and 2007 and have continued to grow our customer base and predictable, recurring revenue stream. During 2007, we added solutions to 312 healthcare facilities, which were comprised of 127 facilities for existing customers and 185 facilities for new customers. In addition, for the nine months ended September 30, 2007, we generated $50.4 million in revenue, an increase of approximately 24% over the $40.6 million in revenue we generated during the nine months ended September 30, 2006.

Market Opportunity

Increasing pressures from government administered insurance programs, managed care payers and employers, along with pressures resulting from the increased financial burden of healthcare costs on consumers, are negatively impacting reimbursement to hospitals and ancillary healthcare providers. In addition, the highly intricate and frequently changing rules and regulations governing the invoicing of healthcare payers have complicated the billing and collections processes for healthcare providers. These pressures and complexities are compounded because many healthcare providers lack the technological infrastructure and human resources to bill, collect and be fully reimbursed for their services, and instead rely on inefficient, labor intensive processes to perform these functions. As a result, these healthcare providers experience increased risk of noncompliance and deteriorating profitability due to decreasing reimbursements and increasing costs from the significant resources needed to manage these complex processes.

We believe that the persistent and growing complexities in the healthcare industry, particularly with respect to reimbursement, along with the ill-equipped manual processes or legacy installed software systems currently being used by many healthcare providers, present a compelling opportunity to enable healthcare providers to improve their financial performance by simplifying the complexities of the revenue cycle. The market for revenue cycle management solutions consists of for-profit and not-for-profit hospitals and certain ancillary healthcare providers, such as specialty hospitals and large physician groups, in the United States. We estimate that there are currently over 5,700 acute care hospitals and over 8,000 ancillary healthcare providers and that the market opportunity for revenue cycle management offerings to serve these providers is approximately $4 billion annually.

The Accuro Solution

We offer a broad and comprehensive suite of internet-based revenue cycle management solutions to hospitals and ancillary healthcare providers. KLAS Enterprises LLC, an independent organization that measures and reports healthcare technology vendor performance, has recently recognized the high quality and content of our solutions in its Best in KLAS Vendor Performance Report, which ranked our Accuro Contract Manager solution first in its category of revenue cycle-contract management and our CodeCorrect CDM solution second in its category of revenue cycle-chargemaster management. We categorize our solutions as follows: Performance, Intelligence, Access and Analytics.

Accuro Performance:    Our suite of Performance solutions enables hospitals and ancillary healthcare providers to more easily identify and collect revenue owed to them based on negotiated managed care payer contracts and government administered insurance programs, such as Medicare and Medicaid. These solutions also enable our customers to monitor and evaluate payer performance, which assists them in future negotiations with payers. Our suite of Performance solutions is supported by our highly experienced team of professionals who interpret our customers’ contracts with payers by leveraging their knowledge of the contracts across various facility types, regions and specific payers. These solutions simplify our customers’ reimbursement process by accurately calculating expected payments and discounts pursuant to payer contracts, identifying underpayments and helping to ensure compliance with financial reporting requirements by accurately reflecting the expected reimbursement in their accounts receivable. Our customers may expand the functionality of these solutions to include automation of accurate recognition of contractual allowances and evaluation of the cause and potential solutions for denied claims.

Accuro Intelligence:    Our suite of Intelligence solutions helps healthcare providers improve revenue cycle integrity and ensure the accuracy of their charge description masters, or CDMs, through the effective application of timely and relevant coding and billing information. In order to receive appropriate reimbursement for services rendered, hospitals and ancillary healthcare providers must submit their healthcare claims with properly coded and formatted information as specifically required by each healthcare payer. Because these requirements are frequently updated, it is imperative that provider CDMs remain accurate and up-to-date. If a provider uses a wrong billing code or submits an incorrectly formatted claim for services, payment can be delayed, reduced or entirely denied, regardless of the reason for the error. Upon implementation of our Intelligence solutions, our customers quickly and easily identify these issues, enabling them not only to recover lost revenue and reduce the risk of noncompliance but also to prevent such losses going forward.

Accuro Access:    Our suite of Access solutions focuses on the revenue cycle at the point of patient access, offering our customers transparent pricing and medical necessity verification tools to reduce bad debt, increase operating efficiencies and strengthen patient relationships. With respect to this component of the revenue cycle, we have initially used these solutions to enable our customers to educate patients about their anticipated out-of-pocket expenses and for medical necessity verification of proposed services. These solutions enable our customers to provide more precise pricing estimates to their patients prior to rendering services and to determine medical necessity based on our databases of government reimbursement rules and regulations. In our customers’ experience, patients are more inclined to pay their out-of-pocket costs if they are properly informed of their estimated financial responsibility for such costs in advance of receiving healthcare services as opposed to learning of their payment obligation after the service has been provided.

Accuro Analytics:    Our suite of Analytics solutions provides hospitals and ancillary healthcare providers with information to facilitate more effective negotiations with managed care payers, develop strategic pricing initiatives, drive more informed decisions and forecast new market opportunities, resulting in improved profitability. This suite of solutions primarily assists customers with modeling and forecasting contractual revenue from managed care companies as well as determining prices based on costs, market rates, contract terms or a combination of these factors, which we maintain and continually update in our proprietary databases. This information assists our customers with contract negotiations and renewals and enables our customers to determine appropriate pricing that is transparent and defensible to both patients and payers. In addition, our Analytics solutions provide our customers with information to analyze market trends so that they can be proactive rather than reactive in determining pricing and planning service offerings. This information also identifies potential coding and charge capture errors.

Our Competitive Strengths

Our competitive strengths include:

•

Demonstrable value proposition.    We believe the breadth, depth and design of our solutions present a compelling value proposition for hospitals and ancillary healthcare providers. We believe that our customers derive an attractive return on investment by employing our suite of solutions. Specifically, a number of healthcare providers using our solutions have reported deriving a return on investment in excess of 400%, which we believe to be representative of the overall experiences of our customer base.

•

Unmatched scope and functionality.    We believe our integrated suite of solutions represents the broadest and most functional of all internet-based revenue cycle management offerings. KLAS Enterprises LLC has recently recognized the high quality and content of our solutions in its Best in KLAS Vendor Performance Report, which ranked our Accuro Contract Manager solution first in its category of revenue cycle-contract management and our CodeCorrect CDM solution second in its category of revenue cycle-chargemaster management. These two solutions represent our two primary offerings.

•

Powerful Software as a Service platform.     We believe that none of our competitors offers as comprehensive a suite of revenue cycle solutions over the internet as we do. As such, we believe our SaaS platform represents a superior solution to other revenue cycle management alternatives, offering a number of advantages over installed software offerings and other providers whose suite of services is only partially internet-based.

•

Subscription-based revenue model.     We believe our subscription-based fee model generates significant and predictable, recurring revenue. As a result of our subscription-based revenue model and high levels of customer satisfaction, we have experienced a customer retention rate of at least 96% in 2006 and 2007 and a predictable, recurring revenue stream.

•

Scalable business model.     We believe our business model is designed to meet the requirements of our growing customer base, without requiring a significant expansion of our existing infrastructure and organization. As a result, as we add new solutions and customers to our business, we are able to leverage our current platform to increase our operating efficiencies.

•

Established national market presence and diversified customer base.     We believe that the strength of our revenue cycle management solutions has driven substantial growth in our customer base. Our national, diversified customer base includes approximately 800 hospital customers operating over 1,400 for-profit and not-for-profit hospital facilities and approximately 360 ancillary healthcare providers, such as specialty hospitals and large physician groups.

Our Strategy

Our goal is to continue to enhance our position as a leading provider of internet-based revenue cycle management solutions for the healthcare industry. The key elements of our strategy to achieve this objective include:

•

Continuously evaluating and addressing our customers’ needs.    The strength of our business is directly linked to the satisfaction and goals of our customers. We are focused on our customers’ revenue cycle management needs and strive to provide them with high-quality solutions.

•

Continuously improving and expanding our revenue cycle management solutions.    Continuously improving and expanding our solutions through internal efforts as well as strategic partnerships is pivotal to our strategy. We intend to continue leveraging our research and development capabilities and industry knowledge to further enhance our existing solutions and services and to develop new solutions and services.

•

Further penetrating our existing customer base.    We believe that there is a significant opportunity to leverage our long-standing customer relationships and our large and experienced sales team to increase the penetration rate for our comprehensive suite of solutions with our customer base of approximately 800 hospital customers, which operate over 1,400 for-profit and not-for-profit hospital facilities, and approximately 360 ancillary healthcare providers. While we offer solutions that cover many aspects of revenue cycle management, less than 17% of our customers’ facilities utilize more than one of our solutions.

•

Attracting new customers.    We believe that there is a significant opportunity to grow our customer base. While our existing customer base is large and diverse, we believe there are approximately 4,300 hospitals and an even larger number of ancillary healthcare providers that do not currently use our solutions. In addition, we believe that many of these providers do not currently employ internet-based revenue cycle software solutions.

•

Opportunistically pursuing strategic acquisitions.    In addition to our internal research and development efforts, we evaluate opportunities to improve and expand our solutions through opportunistic, strategic acquisitions on an ongoing basis. We believe our management team’s ability to successfully identify acquisition opportunities that are complementary to our business and to integrate them into our existing operations with minimal disruption has played, and will continue to play, an important role in the expansion of our solutions and in our growth.

Risks Associated with Our Business

We are subject to a number of risks and uncertainties that we describe more fully in “Risk Factors,” including, among others, the following factors that could materially adversely affect our business, financial condition, results of operations and the price of our common stock:

•

we have incurred losses in recent periods, including net losses of $1.0 million, $1.0 million and $5.0 million for the years ended December 31, 2004, 2005 and 2006, respectively, and we may not be profitable in future periods;

•	we face intense competition, which could limit our ability to maintain or expand our market share within our industry;

•	we may not be able to retain our existing customers or attract new customers; and

•

potential regulatory requirements placed on our software, solutions and content could impose increased costs on us, delay or prevent introduction of our new solutions and impair the function or value of our existing solutions.

Corporate Reorganization

We are currently organized as a wholly-owned subsidiary of our holding company, Accuro, L.L.C. Immediately prior to the consummation of this offering, Accuro, L.L.C. will merge with and into Accuro Healthcare Solutions, Inc., with Accuro Healthcare Solutions, Inc. surviving the merger. As a result of the merger, all of Accuro, L.L.C.’s outstanding common units and options to purchase its common units will be converted into shares of our common stock and options to purchase shares of our common stock, respectively. In addition, all of Accuro, L.L.C.’s outstanding Series A preferred units will be converted into shares of our common stock. All of the shares of our common stock held by Accuro, L.L.C. prior to the merger will be cancelled. Collectively, we refer to these events as our corporate reorganization. As a result, references in this prospectus to our capitalization and other matters pertaining to our equity securities prior to the consummation of the merger of Accuro, L.L.C. with and into Accuro Healthcare Solutions, Inc. relate to the capitalization and equity securities of Accuro, L.L.C. In addition, the consolidated financial statements and consolidated financial data included in this prospectus are those of Accuro, L.L.C. Immediately following our corporate reorganization and immediately prior to the consummation of this offering, we will effect a      -for-1 stock split of our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Considerations — Corporate Reorganization.”

Corporate Information

Our principal executive offices are located at 14241 Dallas Parkway, Suite 800, Dallas, Texas 75254. Our telephone number is (972) 755-6500. We maintain a website at www.accurohealth.com. Information on our website does not constitute part of, and is not incorporated into, this prospectus. We were formed in Delaware in 2004.

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after this offering	shares

Over-allotment option

We and the selling stockholders have granted the underwriters a 30-day option to purchase up to              additional shares of our common stock at the initial public offering price solely to cover over-allotments, if any.

Directed share program

We plan to reserve up to              shares offered by this prospectus under a directed share program in which our directors, officers, employees, business associates and other parties related to us may be able to purchase shares in this offering at the initial public offering price.

Use of proceeds

We estimate that the net proceeds to us from the sale of the shares of our common stock in this offering will be approximately $              at an assumed initial public offering price of $              per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We intend to use the net proceeds to us from this offering (i) to repay approximately $             of outstanding indebtedness and (ii) for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in shares of our common stock.

Proposed Nasdaq Global Market symbol	ACCU

The number of shares of our common stock to be outstanding after this offering is based on              shares outstanding as of                    , 2008. Unless otherwise indicated, this number excludes:

•	shares issuable upon exercise of options outstanding as of , at a weighted average exercise price of $ per share; and

•	shares reserved for future issuance under our equity incentive plans.

Unless otherwise indicated, the information in this prospectus:

•

reflects the completion of our corporate reorganization, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Considerations — Corporate Reorganization”;

•	gives effect to a -for-1 stock split of our common stock to be effected immediately prior to the consummation of this offering;

•	assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional shares from us and an additional shares from the selling stockholders; and

•	assumes an initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus.

Summary Consolidated Financial Data

The following summary consolidated statements of operations data for the years ended December 31, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended September 30, 2006 and 2007 and summary consolidated balance sheet data as of September 30, 2007 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited interim consolidated financial statements on the same basis as our audited consolidated financial statements. The unaudited interim consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments that we consider necessary to fairly present our financial position and results of operations for those periods and as of such dates. Our historical results are not necessarily indicative of results expected for any future periods. In addition, our unaudited results for and as of the nine months ended September 30, 2007 may not be indicative of our results for and as of the full year ended December 31, 2007. The following summary consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and the notes thereto and “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization,” in each case included elsewhere in this prospectus.

Consolidated Statements of Operations Data:

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006(1)	2006	2007
				(unaudited)
	(in thousands, except share and unit data)
Revenue:
Subscription fees	$12,080	$16,164	$46,903	$33,920	$43,587
Other	7,427	7,908	9,069	6,666	6,828

Total revenue	19,507	24,072	55,972	40,586	50,415

Operating expenses:
Direct operating	7,215	8,867	15,635	11,363	14,132
Sales and marketing	2,235	3,149	8,284	6,335	6,007
Research and development	1,921	2,018	4,668	3,356	5,359
General and administrative	5,194	8,851	18,793	11,117	12,371
Depreciation and amortization	1,475	2,553	8,597	6,187	7,190

Total operating expenses	18,040	25,438	55,977	38,358	45,059

Operating income (loss)	1,467	(1,366)	(5)	2,228	5,356

Other income (expense):
Interest income	24	22	13	10	13
Interest expense	(2)	(53)	(4,835)	(3,687)	(4,183)
Other income (expense)	(366)	—	(8)	(8)	29

Total other income (expense)	(344)	(31)	(4,830)	(3,685)	(4,141)

Minority/noncontrolling interest in consolidated subsidiary	(1,760)	(141)	—	—	—

Income (loss) before income taxes	(637)	(1,538)	(4,835)	(1,457)	1,215
Income tax expense (benefit)	318	(578)	192	8	595

Net income (loss)	(955)	(960)	(5,027)	(1,465)	620
Preferred unit dividend and accretion	(896)	(3,038)	(8,005)	(5,931)	(50,557)

Net loss attributable to common units	$(1,851)	$(3,998)	$(13,032)	$(7,396)	$(49,937)

Basic and diluted loss per unit			$5.34		$(14.18)

Weighted average units outstanding — basic and diluted			2,438,361		3,521,192

Cash dividends declared per common unit	—	—	—	—	2.22

Pro forma net income (loss) share — basic and diluted (unaudited)

Pro forma weighted average shares outstanding — basic and diluted (unaudited)

Other Financial Data:
Adjusted EBITDA(2)	$7,579	$4,265	$14,891	$10,818	$15,207

Consolidated Balance Sheet Data:	As of September 30, 2007
	Actual	As Adjusted(3)
	(unaudited)
	(in thousands)
Cash and cash equivalents	$3,270
Current assets	15,775
Total assets	169,045
Current liabilities	14,494
Total non-current liabilities	106,283
Total liabilities	120,777
Total indebtedness, including current portion	100,000
Series A preferred units	119,511
Total members’ equity (deficit)	(71,243)

(1)	Amounts include the results of operations of CodeCorrect, LLC from January 1, 2006, the effective date of the acquisition.
(2)	The principal financial covenant in our credit facility contains a ratio based on Adjusted EBITDA. Our credit facility calculates Adjusted EBITDA as: consolidated net income plus depreciation and amortization; (gain) loss on disposal of certain assets; non-cash expenses, including non-cash compensation expenses; (gain) loss from extraordinary items; provision for income taxes; interest expense and amortization of debt issuance costs; and certain other expenses incurred by us minus interest and other income and non-cash items increasing consolidated net income. If our Adjusted EBITDA were to decline below certain levels, then our maximum leverage ratio covenant may be violated, which could cause, among other things, an increase in the interest rate applicable to our revolving loans and, in certain circumstances, a default under our credit facility. Our maximum leverage ratio is required to be less than 5.5 to 1.0 based on Adjusted EBITDA for the three months ended September 30, 2007. The lenders under our credit facility use the leverage ratio to measure our ability to meet our obligations on our indebtedness by comparing the total amount of such debt to our Adjusted EBITDA, which our lenders use to estimate our cash flow from operations. The leverage ratio is calculated as the ratio of Funded Debt to Adjusted EBITDA, as defined by our credit facility. For the three months ended September 30, 2007, our leverage ratio was 4.7 to 1.0, which means for every $1.00 of Adjusted EBITDA, we had $4.70 of indebtedness.

We use Adjusted EBITDA to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our financial results under U.S. generally accepted accounted principles, or GAAP, and the following reconciliation, provides a more complete understanding of the factors and trends affecting our business than GAAP measures alone. We believe Adjusted EBITDA assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (primarily interest expense and amortization of debt issuance costs), asset base (primarily depreciation and amortization) and items outside the control of our management team (income taxes), as well as other non-cash (impairment of intangibles and stock-based compensation expense) and non-recurring items from our operations. Adjusted EBITDA is used as a performance evaluation metric in determining achievement of objectives for certain executive incentive compensation programs, as well as for incentive compensation plans for employees generally. See “Executive Compensation and Director Compensation” for additional discussion and applicability to our named executive officers.

Despite the importance of this measure in analyzing our business, determining compliance with the principal financial covenant in our credit agreement, measuring and determining incentive compensation and evaluating our operating performance relative to our competitors, as well as the use of Adjusted EBITDA measures by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA as disclosed in this prospectus has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP; nor is Adjusted EBITDA intended to be a measure of liquidity or free cash flow for our discretionary use. Some of these limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements to service interest or principal payments under our credit agreement;

•	Adjusted EBITDA does not reflect income tax payments we are required to make;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future; and

•	Adjusted EBITDA has all the inherent limitations of EBITDA.

To properly and prudently evaluate our business, we encourage you to review the GAAP financial statements included elsewhere in this prospectus, and not rely on any single financial measure to evaluate our business. We also strongly urge you to review the reconciliation of net income to Adjusted EBITDA, along with our consolidated financial statements included elsewhere in this prospectus. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure, as presented in this prospectus, may differ from and may not be comparable to similarly titled measures used by other companies.

The following table sets forth a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP-based measure. All of the items included in the reconciliation from net income to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization, impairment of intangibles and stock-based compensation expense) or (ii) items that management does not consider in assessing our ongoing operating performance (e.g., income taxes and interest expense), as defined in our credit facility. In the case of the non-cash items, management believes that investors can better assess our comparative operating performance because the measures without such items are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect operating performance. In the case of the other non-recurring items, management believes that investors can better assess our operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands)
Net income (loss)	$(955)	$(960)	$(5,027)	$(1,465)	$620
Depreciation and amortization	1,475	2,553	8,597	6,187	7,190
Interest expense, net of interest income	(22)	31	4,822	3,677	4,170
Other (income) expense	366	—	8	8	(29)
Minority interest expense	1,760	141	—	—	—
Income tax expense (benefit)	318	(578)	192	8	595
Stock-based compensation expense(i)	2,974	2,801	5,744	2,403	730
Recapitalization(ii)	1,663	—	—	—	—
Write-off of note receivable to officer(iii)	—	277	555	—	—
Compensation expense(iv)	—	—	—	—	1,931

Adjusted EBITDA	$7,579	$4,265	$14,891	$10,818	$15,207

(i)	Represents non-cash stock-based compensation to both employees and directors related to the repurchase of common units in conjunction with our recapitalization in August 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Considerations—2004 Recapitalization.” In 2005, the expense related to the compensation expense for vesting of restricted unit awards. For the year ended December 31, 2006 and the nine months ended September 30, 2006, the expense related to compensation expense for vesting of restricted units awards, and, to a lesser extent, was due to the adoption of SFAS 123(R). The significant increase in 2006 was due to the acceleration of vesting for restricted unit awards to an executive officer. For further clarification, see Note 11 to our consolidated financial statements included elsewhere in this prospectus. For the nine months ended September 31, 2007, the expense principally related to stock-based compensation recorded in accordance with SFAS 123(R).
(ii)	Represents bonus payments of $1,442 to officers and certain employees prior to our recapitalization in August 2004 and other expenses of $221, specifically legal fees, related to our recapitalization in August 2004. We consider these expenses to be non-recurring and not representative of our underlying results of operations. See Note 1 to our consolidated financial statements included elsewhere in this prospectus.
(iii)	Represents the write-off of portions of a note receivable to an executive officer. This expense is considered to be non-recurring because it is outside the ordinary course of business.
(iv)	Represents bonus payments to all option holders in July 2007, which were paid contemporaneously with the dividend payment to our preferred and common unitholders in conjunction with our recapitalization in July 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Considerations—2007 Recapitalization.” We consider these expenses to be non-recurring and not representative of our underlying results of operations. In addition, this amount was not taken into account in measuring compliance with the leverage ratio in our amended and restated credit agreement.

(3)	The unaudited as adjusted consolidated balance sheet data as of September 30, 2007 includes adjustments to reflect the following: (i) our corporate reorganization and a -for-1 stock split of our common stock, which will be effected immediately prior to the consummation of this offering, (ii) the net proceeds to us from the sale of the shares of our common stock in this offering of approximately $ , at an assumed initial offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the repayment by us of approximately $ million of outstanding indebtedness with the net proceeds of this offering. See “Capitalization” and “Use of Proceeds.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and the notes thereto included elsewhere in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flows and future prospects could be materially and adversely affected. If that were to happen, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We have incurred losses in the past and may not be profitable in the future.

We have incurred losses in recent periods. For the years ended December 31, 2004, 2005 and 2006, we had a net loss of $1.0 million, $1.0 million and $5.0 million, respectively. We also had a loss from operations of $1.4 million for the year ended December 31, 2005. Although we had net income for the nine months ended September 30, 2007, it is not certain that we will remain profitable, or that, if we remain profitable, our profitability will increase. In addition, we expect our costs and operating expenses to increase in the future as we expand our operations. If our revenue does not grow to offset these expected increased costs and operating expenses, we may not remain profitable. You should not consider recent quarterly revenue growth as indicative of our future performance. In fact, in future quarters we may not have any revenue growth and our revenue could decline. Furthermore, if our costs and operating expenses exceed our expectations, our financial performance will be adversely affected.

We face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share, our business and results of operations will be harmed.

The market for our solutions is fragmented, intensely competitive and characterized by the frequent introduction of new products and services and by rapidly evolving industry standards, governmental regulations, technology and customer needs. Our revenue cycle management solutions compete with products and services provided by large, well-financed and technologically-sophisticated entities, including information technology providers, such as McKesson Corporation, Siemens Corporation, 3M Company, Medical Information Technology, Inc. and Eclipsys Corporation, and providers of niche products and services, such as MedAssets, Inc., Craneware, Inc., Concuity, Inc., CareMedic Systems, Inc. and Passport Health Communications, Inc. We also compete with many smaller niche companies.

We compete on the basis of several factors, including breadth, depth and quality of our offerings, ability to deliver financial improvement through the use of solutions and services, quality and reliability of solutions, ease of use and convenience, brand recognition, ability to integrate solutions with existing technologies and price. Many of our competitors are more established, benefit from greater name recognition, have larger customer bases and have substantially greater financial, technical and marketing resources. Other of our competitors have proprietary technology that differentiates their product and service offerings from our solutions. As a result of these competitive advantages, our competitors and potential competitors may be able to respond more quickly to market forces, evolving customer demands and new or changing opportunities, undertake more extensive marketing campaigns for their brands, products and services and make more attractive offers to customers.

We cannot be certain that we will be able to retain our current customers or expand our customer base in this competitive environment. If we do not retain current customers or expand our customer base, our business, financial condition and results of operations will be harmed. Moreover, we expect that competition will continue to increase as a result of consolidation in both the information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively, could negatively impact our market share and could harm our business. Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide revenue cycle management solutions to industry participants will become more intense and the importance of existing relationships with industry participants will become greater.

If we are unable to retain our existing customers, our business, financial condition and results of operations could suffer.

Our success depends substantially upon the retention of our customers, particularly due to our subscription-based revenue model. We may not be able to retain some of our existing customers if we are unable to provide solutions that our customers believe enable them to achieve improved profitability and to more effectively manage the revenue cycle management process. We also may not be able to retain customers if our solutions contain errors or otherwise fail to perform properly or if our pricing structure is no longer competitive. Our customer retention rate in 2006 and 2007 was at least 96%. Our subscription-based revenue model depends in part upon maintaining this high customer retention rate, and if we are unable to maintain our historically high customer retention rate, our business, financial condition and results of operations could be adversely impacted.

We may face pricing pressures that could limit our ability to maintain or increase prices for our solutions.

We may be subject to pricing pressures with respect to our future sales arising from various sources, including, without limitation, competition within the revenue cycle management industry, consolidation of healthcare industry participants, practices of managed care companies and government action affecting reimbursement. If our competitors are able to offer products and services that result, or that are perceived to result, in customer financial improvement that is substantially similar to or better than the financial improvement generated by our solutions, we may be forced to compete on the basis of additional attributes, such as price, to remain competitive. In addition, as healthcare providers consolidate to create integrated healthcare delivery systems with greater market power, these providers may try to use their market power to negotiate fee reductions for our solutions. Our customers and the other entities with which we have a business relationship are affected by changes in regulations and limitations in governmental spending for Medicare and Medicaid programs. Government actions could limit government spending for the Medicare and Medicaid programs, limit payments to healthcare providers, and increase emphasis on competition and other programs that could have an adverse effect on our customers and the other entities with which we have a business relationship.

If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations will be adversely affected. In addition, because cash flow from operations funds our working capital requirements, reduced profitability could require us to raise additional capital sooner than we would otherwise need.

The market for our solutions is immature and volatile, and if it develops more slowly than we expect, the growth of our business will be harmed.

The market for internet-based business services in general and internet-based revenue cycle management solutions in particular is relatively new and unproven, and it is uncertain whether these services and solutions will achieve and sustain high levels of demand and market acceptance. Our success will depend, to a substantial extent, on the willingness of healthcare providers to increase their use of internet-based business services for their revenue cycle management. Many healthcare providers have invested substantial personnel and financial resources to integrate installed software into their businesses, and therefore may be reluctant or unwilling to switch to an internet-based solution. Furthermore, some healthcare providers may be reluctant or unwilling to use internet-based services because they have concerns regarding the risks associated with security capabilities, among other things, of the technology delivery model associated with these services. If healthcare providers do not perceive the benefits of our solutions, then the market for these solutions may develop more slowly than we expect, which would significantly adversely affect our results of operations.

If we do not continue to offer new and valuable solutions and services, we may not remain competitive and our revenues and results of operations could suffer.

Our success depends on providing solutions and services that healthcare providers use to improve financial performance. Our competitors are constantly developing products and services that may become more efficient or appealing to our customers. In addition, certain of our existing solutions may become obsolete in light of rapidly evolving industry standards, technology and customer needs, including changing regulations and customer reimbursement policies. As a result, we must continue to invest significant resources in research and development to enhance our existing solutions and services and introduce new high-quality solutions and services that customers and potential customers will want. Many of our customer relationships are non-exclusive or terminable on short notice, or otherwise terminable after a specified term. If our new or modified solutions are not responsive to user preferences or industry or regulatory changes, are not appropriately timed with market opportunities or are not effectively brought to market, we may lose existing customers and be unable to obtain new customers and our business, financial condition and results of operations may suffer.

We may experience significant delays in generating, or an inability to generate, revenues if potential customers take a long time to evaluate our solutions.

A key element of our strategy is to market our solutions directly to large healthcare providers, such as hospitals, and to increase the number of our solutions utilized by existing customers. The typical sales cycle is two months for our CodeCorrect CDM solution and six months for our Accuro Contract Manager solution. We do not control many of the factors that will influence the decisions of these providers regarding the purchase of our solutions. The evaluation process is often lengthy and involves significant technical evaluation and commitment of personnel by these providers. The use of our solutions may also be delayed due to reluctance to change or modify existing procedures. If we are unable to sell additional solutions to existing customers, or enter into and maintain favorable relationships with other large healthcare providers, our revenue could grow at a slower rate or even decrease.

Unsuccessful or delayed implementation of our solutions with our customers may harm our future financial success.

Some of our new-customer projects are complex and require lengthy and significant work to implement our solutions. Each customer’s situation may be different, and unanticipated difficulties and delays may arise as a result of failure by us or by our customer to meet respective implementation responsibilities. If the customer implementation process is not executed successfully or if execution is delayed, our relationships with some of our customers may be adversely impacted and our results of operations will be impacted negatively. In addition, cancellation of any implementation of our solutions after they have begun may involve loss to us of time, effort and resources invested in the cancelled implementation as well as lost opportunity for acquiring other customers over that same period of time.

Because we recognize revenue from subscriptions for our solutions over the term of the subscription, downturns or upturns in sales may not be immediately reflected in our results of operations.

The majority of our quarterly revenue is attributable to agreements with customers entered into during the previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not necessarily be fully reflected in the revenue in that quarter and will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our cost structure to reflect these reduced revenues. Accordingly, the effect of significant downturns in sales and market acceptance of our solutions may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, because revenue from new customers must be recognized over the applicable subscription term.

We intend to continue to pursue acquisition opportunities, which may subject us to considerable business and financial risk.

We have grown through, and anticipate that we will continue to grow, in part, through, acquisitions of competitive and complementary businesses. We evaluate potential acquisitions on an ongoing basis and regularly pursue acquisition opportunities. We may not be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of these opportunities and consummating acquisitions on acceptable terms. Furthermore, suitable acquisition opportunities may not even be made available or known to us. In addition, we may compete for certain acquisition targets with companies having greater financial resources than we do. We anticipate that we may finance acquisitions through cash provided by operating activities, borrowings under our existing credit facility and other indebtedness. Borrowings necessary to finance acquisitions may not be available on terms acceptable to us, or at all. Future acquisitions may also result in potentially dilutive issuances of equity securities. Acquisitions may expose us to particular business and financial risks that include, but are not limited to:

•	diverting management’s attention;

•	incurring additional indebtedness and assuming liabilities, known and unknown;

•	incurring significant additional capital expenditures, transaction and operating expenses, and non-recurring acquisition-related charges;

•	the adverse impact on our earnings of the amortization of identifiable intangible assets recorded as a result of acquisitions;

•

the adverse impact on our earnings of impairment charges related to goodwill recorded as a result of acquisitions should we ever make such a determination that the goodwill or other intangibles related to any of our acquisitions was impaired;

•	failing to integrate the operations and personnel of the acquired businesses;

•	assimilating the operations of the acquired businesses, including differing technology, business systems and corporate cultures;

•	achieving operating and financial synergies anticipated to result from the acquisitions;

•	entering new markets with which we are not familiar; and

•	failing to retain key personnel of, vendors to and customers of the acquired businesses.

If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, our growth and ability to compete may be impaired, we may fail to achieve acquisition synergies and we may be required to focus resources on integration of operations rather than on our primary business.

If the protection of our intellectual property is inadequate, our competitors may gain access to our technology or confidential information and we may lose our competitive advantage.

Our success depends in part upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights and trademarks, as well as customary contractual protections, although we do not have any patents.

We utilize a combination of internal and external measures to protect our proprietary software and confidential information. Such measures include contractual protections with employees, contractors, customers and partners, as well as U.S. copyright laws.

We protect the intellectual property in our software pursuant to customary contractual protections in our agreements that impose restrictions on our customers’ ability to use such software, such as prohibiting reverse engineering and limiting the use of copies. We also seek to avoid disclosure of our intellectual property by relying on non-disclosure and intellectual property assignment agreements with our employees and consultants that acknowledge our ownership of all intellectual property developed by the individual during the course of his or her work with us. The agreements also require each person to maintain the confidentiality of all proprietary information disclosed to them. Other parties may not comply with the terms of their agreements with us, and we may not be able to enforce our rights adequately against these parties. The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially adversely affect any competitive advantage we may have over any such competitor.

We cannot assure you that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of our rights or that we will be able to detect unauthorized uses and take timely and effective steps to enforce our rights. Our attempts to protect our intellectual property may be challenged by others or invalidated through administrative process or litigation. If we resort to litigation to enforce our intellectual property rights, the proceedings could be burdensome and expensive even if we were to prevail. If unauthorized uses of our proprietary solutions were to occur, we might be required to engage in costly and time-consuming litigation to enforce our rights. We cannot assure you that we would prevail in any such litigation. If others were able to use our intellectual property, our business could be subject to greater pricing pressure. Any litigation that may be necessary in the future could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition or results of operations.

Our use of “open source” software could adversely affect our ability to sell our products and subject us to possible litigation.

A significant portion of the products or technologies acquired, licensed or developed by us may incorporate so-called “open source” software, and we may incorporate open source software into other products in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses, including, for example, the GNU General Public License, the GNU Lesser General Public License, “Apache-style” licenses, “Berkeley Software Distribution,” “BSD-style” licenses and other open source licenses. We attempt to monitor our use of open source software in an effort to avoid subjecting our products to conditions we do not intend; however, there can be no assurance that our efforts have been or will be successful. There is little or no legal precedent governing the interpretation of many of the terms of certain of these licenses, and therefore the potential impact of these terms on our business is somewhat unknown and may result in unanticipated obligations regarding our products and technologies. For example, we may be subjected to certain conditions, including requirements that we offer our products that use particular open source software at no cost to the user; that we make available the source code for modifications or derivative works we create based upon, incorporating or using the open source software; and/or that we license such modifications or derivative works under the terms of the particular open source license.

If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal costs defending ourselves against such allegations. If our defenses were not successful, we could be subject to significant damages; be enjoined from the distribution of our products that contained the open source software; and be required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our products. In addition, if we combine our proprietary software with open source software in a certain manner, under some open source licenses we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours.

If we are alleged to have infringed on the proprietary rights of third parties, we could incur unanticipated costs and be prevented from providing our solutions.

We could be subject to intellectual property infringement claims as the number of our competitors grows and our applications’ functionality overlaps with competitor products. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. Any intellectual property rights claim against us or our customers, with or without merit, could be expensive to litigate, cause us to incur substantial costs and divert management resources and attention in defending the claim. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide our solutions. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our solutions will be available on commercially reasonable terms, or at all. As a result, we may also be required to either develop alternative non-infringing technology, which could require significant effort and expense, or stop offering our solutions. In addition, a number of our contracts with our customers contain indemnity provisions whereby we indemnify them against certain losses that may arise from third-party intellectual property claims that are brought in connection with the use of our solutions. Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions because we have a lower level of visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

Any unauthorized disclosure or theft of private information we gather could harm our reputation and subject us to claims or litigation.

We collect, and have access to, personal information of patients of our customers. Unauthorized disclosure of personally identifiable information regarding such patients, whether through breach of our software by an unauthorized party, employee theft or misuse, or otherwise, could harm our business. If there were an inadvertent disclosure of personally identifiable information, or if a third party were to gain unauthorized access to the personally identifiable information we possess, our operations could be seriously disrupted and we could be subject to claims or litigation arising from damages suffered by our customers. In addition, we could incur significant costs in complying with the multitude of state and federal laws regarding the unauthorized disclosure of personal information. Finally, an unauthorized disclosure of the information we collect could harm our reputation, substantially impair our ability to attract and retain customers and have an adverse impact on our business.

We rely on third-party computer hardware and software that may be difficult to replace or which could cause errors or failures of our solutions, which could damage our reputation, harm our ability to attract and maintain customers, and decrease our revenue.

We rely on computer hardware purchased or leased and software licensed from third parties in order to offer our solutions. While these licenses are generally commercially available on varying terms, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party hardware or software could result in errors or a failure of our solutions which could damage our reputation, harm our ability to attract and maintain customers, and decrease our revenue.

Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our vendors choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.

If our security measures are breached or fail, we could be subject to liability and customers could be deterred from using our solutions.

Our solutions involve the storage and transmission of customers’ proprietary information and protected health information of patients. The difficulty of securely transmitting confidential information has been a significant issue when engaging in sensitive communications over the internet. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. In addition, because we rely upon our customers as users of our system for key activities to promote security of the system and the data within it, such as administration of customer-side access credentialing and control of customer-side display of data, we cannot ensure the complete integrity or security of the data in our systems. We believe that any well-publicized compromise of internet security may deter companies from using the internet for these purposes.

Unauthorized disclosure of confidential information provided to us by our customers or third parties, whether through breach of our secure network by an unauthorized party, employee theft or misuse, or otherwise, could harm our business. If there were a disclosure of confidential information, or if a third party were to gain unauthorized access to the confidential information we possess, our operations could be seriously disrupted, our reputation could be harmed and we could be subject to claims pursuant to our agreements with our customers or other liabilities. In addition, if this were to occur, we may also be subject to regulatory action. We will need to devote significant financial and other resources to protect against security breaches or to correct problems caused by security breaches. Any such perceived or actual unauthorized disclosure of the information we collect or breach of our security could harm our business.

If our solutions fail to perform properly due to undetected errors or similar problems, our business could suffer.

Complex software such as ours may contain errors or failures that are not detected until after the software is introduced or updates and new versions are released. We continually introduce new software and make updates and enhancements to our existing software. Despite testing by us, from time to time we have discovered defects or errors in our software, and such defects or errors may appear in the future. Defects and errors that are not timely detected and remedied could expose us to risk of liability to customers and the government and could cause delays in the introduction of new solutions, result in increased costs and diversion of development resources, require design modifications, decrease market acceptance or customer satisfaction with our solutions or cause harm to our reputation. If any of these events occurs, it could materially adversely affect our business, financial condition or results of operations.

Furthermore, our customers might use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our product development efforts, impact our reputation and lead to significant customer relations problems.

Factors beyond our control could cause interruptions in our operations, which may adversely affect our reputation in the marketplace and our business, financial condition and results of operations.

The timely development, implementation, and continuous and uninterrupted performance of our hardware, network, applications, the internet and other systems, including those which may be provided by third parties, are important facets in our delivery of solutions to our customers. Our ability to protect these processes and systems against unexpected adverse events is a key factor in continuing to offer our customers our full complement of solutions on time in an uninterrupted manner. System failures that interrupt our ability to develop applications or provide our solutions could affect our customers’ perception of the value of our solutions. Delays or interruptions in the delivery of our solutions could result from unknown hardware defects, insufficient capacity or the failure of our website hosting and telecommunications providers to provide continuous and uninterrupted service. We also depend on third party service providers that provide customers with access to our solutions. Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including without limitation: (1) power loss and telecommunications failures; (2) software and hardware errors, failures or crashes; (3) computer viruses and similar disruptive problems; (4) fire, flood and other natural disasters; and (5) attacks on our network or damage to our software and systems carried out by hackers or internet criminals.

Any significant interruptions in our solutions could damage our reputation in the marketplace and have a negative impact on our business, financial condition and results of operations. If customers’ access is interrupted because of problems in the operation of our facilities, we could be exposed to significant claims by customers.

We rely on internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing solutions to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with users, adversely affecting our brand and our business.

Our ability to deliver our internet-based solutions is dependent on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable internet access and services. Our solutions are designed to operate without interruption. We rely on internal systems to provide our solutions. We do not maintain redundant systems or facilities for some of these solutions. In the case of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationships with our customers. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss and other natural disasters;

•	communications failures;

•	software and hardware errors, failures and crashes;

•	security breaches, computer viruses and similar disruptive problems; and

•	other potential interruptions.

Any disruption in the network access or co-location services provided by these third-party providers or any failure of or by these third-party providers or our own systems to handle current or higher volume of use could significantly harm our business. We exercise limited control over these third-party vendors, which increases our vulnerability to problems with services they provide.

Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with our customers and adversely affect our business and could expose us to third-party liabilities. Although we maintain insurance for our business, the coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.

The reliability and performance of the internet may be harmed by increased usage or by denial-of-service attacks. The internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of internet usage as well as the availability of the internet to us for delivery of our internet-based solutions.

We may be liable to our customers and may lose customers if we provide poor service, if our solutions do not comply with our agreements or if we are unable to collect customer data or lose customer data.

Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. Furthermore, our ability to collect and report data may be interrupted or limited by a number of factors, including the failure of our network or software systems, security breaches or the terms of supplier contracts. In addition, computer viruses may harm our systems causing us to lose data, and the transmission of computer viruses could expose us to litigation. In addition to potential liability, if we supply inaccurate information or experience interruptions in our ability to capture, store and supply information, our reputation could be harmed and we could lose customers.

Our data suppliers might restrict our use of or refuse to license data, which could lead to our inability to provide certain solutions.

A portion of the data that we use is either purchased or licensed from third parties or is obtained from our customers for specific customer engagements. We also obtain a portion of the data that we use from public records. We believe that we have all rights necessary to use the data that is incorporated into our solutions. However, in the future, data providers could withdraw their data from us if we are unable to reach agreement with the data providers regarding the terms, including economic terms, under which they provide us with data, if there is a competitive reason to do so, if legislation is passed restricting the use of the data, or if judicial interpretations are issued restricting use of the data that we currently use in our solutions. If our significant data providers were to withdraw their data, our ability to provide solutions to our customers could be materially adversely impacted.

If we are unable to retain our key management personnel, our growth and future success may be impaired and our financial condition could suffer.

Our success depends to a significant degree upon the continued services of senior management, certain of whom would be difficult to replace. Departure by certain of our senior management could have a material adverse effect on our business, financial condition or results of operations. Although we have employment agreements with members of our senior management team, we cannot assure you that the services of our senior management will continue to be available to us. We may not be able to identify, hire and integrate replacements or may not be able to do so within a sufficiently short period of time to prevent harm to our business. As a result, the loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

Because competition for our target employees is intense, we may not be able to attract and retain the highly-skilled employees we need to support our planned growth.

To continue to execute on our growth plan, we must attract and retain highly-qualified personnel. Competition for such personnel is intense, especially for engineers with high levels of experience in designing and developing software and internet-related services, and senior sales executives. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly-skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain key employees. Furthermore, the requirement to expense stock options may discourage us from granting the size or type of stock option awards that job candidates require to join our company. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

Our existing credit facility contains operating and financial covenants that may restrict our business and financing activities.

Our existing credit facility contains, and agreements governing future indebtedness may contain, financial and other restrictive covenants, ratios and tests that limit our ability to incur additional debt and engage in other activities that may be in our long-term best interests. For example, our existing credit facility includes covenants restricting, among other things, our ability to incur indebtedness, create liens on assets, engage in certain lines of business, engage in certain mergers or consolidations, dispose of assets, make certain investments or acquisitions, engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments. Our existing credit facility also includes financial covenants limiting the amount of capital expenditures we can make and requires that we comply with a consolidated leverage ratio.

Our ability to comply with the covenants and ratios contained in our existing credit facility or in the agreements governing our future indebtedness may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Although we are currently in compliance with our existing covenants, any future event of default, if not waived or cured, could result in the acceleration of the maturity of our indebtedness under our existing credit facility.

We may need to obtain additional financing which may not be available or, if it is available, may result in a reduction in the percentage ownership of our existing stockholders.

We may need to raise additional funds in order to:

•	finance unanticipated working capital requirements;

•	develop or enhance our technological infrastructure and our existing solutions;

•	fund strategic relationships;

•	respond to competitive pressures; and

•	acquire complementary businesses, technologies, solutions or services.

Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance technology or services or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our then-existing stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our then-existing stockholders.

Failure to manage our rapid growth effectively could increase our expenses, decrease our revenue and prevent us from implementing our business strategy.

We have been experiencing a period of rapid growth. To manage our anticipated future growth effectively, we must continue to maintain and may need to enhance our information technology infrastructure, financial and accounting systems and controls, and manage expanded operations in geographically-distributed locations. We also must attract, train and retain a significant number of qualified sales and marketing personnel, professional services personnel, software engineers, technical personnel and management personnel. Failure to manage our rapid growth effectively could lead us to over-invest or under-invest in technology and operations, could result in weaknesses in our infrastructure, systems or controls, could give rise to operational mistakes, losses, loss of productivity or business opportunities, and could result in loss of employees and reduced productivity of remaining employees. Our growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of new solutions. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our revenue could decline or may grow more slowly than expected, and we may be unable to implement our business strategy.

Any material changes in the political, economic or regulatory healthcare environment that affect the purchasing practices and operations of healthcare providers, or lead to consolidation in the healthcare industry, could require us to modify our solutions or reduce the funds available to purchase our solutions.

Our business, financial condition and results of operations depend upon conditions affecting the healthcare industry generally and hospitals and ancillary healthcare providers particularly. Our ability to grow will depend upon the economic environment of the healthcare industry generally as well as our ability to increase the number of solutions that we sell to new and existing customers. The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. Factors such as changes in reimbursement policies for healthcare costs, consolidation in the healthcare industry, regulation, litigation, and general economic conditions affect the purchasing practices, operation and, ultimately, the operating funds of healthcare providers. In particular, changes in regulations affecting the healthcare industry, such as any increased regulation by governmental agencies of the purchase and sale of medical products, or restrictions on permissible discounts and other financial arrangements, could require us to make unplanned modifications of our solutions, or result in delays or cancellations of orders or reduce funds and demand for our solutions.

Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs and plans may contain proposals to increase governmental involvement in healthcare, create a universal healthcare system, lower reimbursement rates or otherwise significantly change the environment in which healthcare industry providers currently operate. We do not know what effect any proposals would have on our business.

Litigation against us could be costly and time consuming to defend.

We are from time to time subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers in connection with commercial disputes and employment claims made by our current or former employees. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, financial condition and results of operations. In addition, legal claims that have not yet been asserted against us may be asserted in the future. Insurance may not cover such claims, may not be sufficient for one or more such claims and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our results of operations and leading analysts or potential investors to reduce their expectations of our performance, resulting in a reduction in the trading price of our stock.

Federal and state medical privacy laws may increase the costs of operation and expose us to civil and criminal sanctions.

We must comply with extensive federal and state requirements regarding the use, retention and security of patient healthcare information. The Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations that have been issued under it, which we refer to collectively as HIPAA, contain substantial restrictions and requirements with respect to the use and disclosure of individuals’ protected health information. These restrictions and requirements are embodied in the Privacy Rule and Security Rule portions of HIPAA. The HIPAA Privacy Rule prohibits a covered entity from using or disclosing an individual’s protected health information unless the use or disclosure is authorized by the individual or is specifically required or permitted under the Privacy Rule. The Privacy Rule imposes a complex system of requirements on covered entities for complying with this basic standard. Under the HIPAA Security Rule, covered entities must establish administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic protected health information maintained or transmitted by them or by others on their behalf.

The HIPAA Privacy and Security Rules apply directly to covered entities, such as our customers who are healthcare providers that engage in HIPAA-defined standard electronic transactions. Because some of our customers disclose protected health information to us so that we may use that information to provide certain consulting or other services to those customers, we are business associates of those customers. In order to provide customers with services that involve the use or disclosure of protected health information, the HIPAA Privacy and Security Rules require us to enter into business associate agreements with our customers. Such agreements must, among other things, provide adequate written assurances:

•	as to how we will use and disclose the protected health information;

•	that we will implement reasonable administrative, physical and technical safeguards to protect such information from misuse;

•	that we will enter into similar agreements with our agents and subcontractors that have access to the information;

•	that we will report security incidents and other inappropriate uses or disclosures of the information; and

•	that we will assist the covered entity with certain of its duties under the Privacy Rule.

In addition to the HIPAA Privacy and Security Rules, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical information, and many states have adopted or are considering adopting further legislation in this area, including privacy safeguards, security standards, and data security breach notification requirements. These state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we are required to comply with them.

We are unable to predict what changes to HIPAA or other federal or state laws or regulations might be made in the future or how those changes could affect our business or the costs of compliance. For example, the Office of the National Coordinator for Health Information Technology, or ONCHIT, is coordinating the development of national standards for creating an interoperable health information technology infrastructure based on the widespread adoption of electronic health records in the healthcare sector. We are unable to predict what, if any, impact the creation of such standards will have on our solutions or compliance costs. Failure by us to comply with any of the federal and state standards regarding patient privacy may subject us to penalties, including civil monetary penalties and in some circumstances, criminal penalties. In addition, such failure may injure our reputation and adversely affect our ability to retain customers and attract new customers.

Potential regulatory requirements placed on our software, solutions and content could impose increased costs on us, delay or prevent introduction of our new solutions and impair the function or value of our existing solutions.

Our solutions are, and will likely continue to be, subject to increasing regulatory requirements in a multitude of ways. As these requirements proliferate, we must change or adapt our solutions to comply. Changing regulatory requirements may render our solutions obsolete or may block us from accomplishing our work or from developing new solutions. This may in turn impose additional costs upon us to comply or to further develop solutions or software. It may also make introduction of new solutions more costly or more time consuming than we currently anticipate. It may even prevent introduction by us of new solutions or make the continuation of our existing solutions unprofitable or impossible.

If our solutions fail to provide accurate information, or if our content or any other element of our solutions is associated with incorrect, inaccurate or faulty coding, billing, or claims submissions to Medicare or any other third-party payer, we could be liable to customers or the government, which could adversely affect our business.

Our software and content were developed based on the laws, regulations and third-party payer rules in existence at the time such software and content was developed. If we interpret those laws, regulations or rules incorrectly; the laws, regulations or rules materially change at any point after the software and content was developed; we fail to provide up-to-date, accurate information; or our solutions are otherwise associated with incorrect, inaccurate or faulty coding, billing or claims submissions, then customers could assert claims against us or the government or qui tam relators on behalf of the government could assert claims against us under the Federal False Claims Act or similar state laws. The assertion of such claims and ensuing litigation, regardless of its outcome, could result in substantial costs to us, divert management’s attention from operations, damage our reputation and decrease market acceptance of our solutions. We attempt to limit by contract our liability to customers for damages. We cannot, however, limit liability the government could seek to impose on us under the False Claims Act. Further, the allocations of responsibility and limitations of liability set forth in our contracts may not be enforceable or otherwise protect us from liability for damages.

Failure by our customers to obtain proper permissions and waivers may result in claims against us or may limit or prevent our use of data which could harm our business.

We require our customers to provide necessary notices and to obtain necessary permissions and waivers for use and disclosure of the information that we receive, and we require contractual assurances from them that they have done so and will do so. If they do not obtain necessary permissions and waivers, then our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by state or federal privacy laws or other laws. This could impair our functions, processes and databases that reflect, contain or are based upon such data and may prevent use of such data. In addition, this could interfere with or prevent creation or use of rules, analyses or other data-driven activities that benefit us. Moreover, we may be subject to claims or liability for use or disclosure of information by reason of lack of valid notice, permission or waiver. These claims or liabilities could subject us to unexpected costs and adversely affect our results of operations.

If our customers who operate as not-for-profit entities lose their tax-exempt status, those customers would suffer significant adverse tax consequences which, in turn, could adversely impact their ability to purchase our solutions.

There has been a trend across the United States among state tax authorities in Illinois, Indiana, Ohio, Michigan, New Hampshire, New Jersey and numerous other states to challenge the tax exempt status of hospitals and other healthcare facilities claiming such status on the basis that they are operating as charitable and/or religious organizations. The outcome of these cases has been mixed with some facilities retaining their tax-exempt status while others have been denied the ability to continue operating as not-for-profit, tax-exempt entities under state law. In addition, many states have removed sales tax exemptions previously available to not-for-profit entities. Those facilities denied tax exemptions could be subject to the imposition of tax penalties and assessments which could have a material adverse impact on their cash flow, financial strength and possibly ongoing viability. If the tax exempt status of any of our customers is revoked or compromised by new legislation or interpretation of existing legislation, that customer’s financial health could be adversely affected, which could adversely impact our sales and revenue.

If we are required to collect sales and use taxes on the solutions we sell in certain jurisdictions, we may be subject to liability for past sales and our future sales may decrease.

We may lose sales or incur significant expenses should various tax jurisdictions be successful in imposing state sales and use taxes on a broader range of products and services. A successful assertion by one or more tax jurisdictions that we should collect sales or other taxes on the sale of our solutions could result in substantial tax liabilities for past sales, decrease our ability to compete and otherwise harm our business. Each tax jurisdiction has different rules and regulations governing sales and use taxes and these rules and regulations are subject to varying interpretations that may change over time and we cannot assure you that we will not be subject to sales and use taxes or related penalties for past sales in tax jurisdictions where we believe no compliance is necessary.

We will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy. Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We will also be subject to rules implemented by the Nasdaq Global Market, including corporate governance requirements. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies, including creating or expanding the roles and duties of our board of directors, our board committees and management, instituting a more comprehensive compliance function, retaining, to a greater degree, outside accountants and legal counsel and establishing new internal policies. In addition, these requirements will require us to commit additional management, operational and financial resources to identify new professionals to join our company and to maintain appropriate operational and financial systems. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors and officers liability insurance, director fees, reporting requirements of the U.S. Securities and Exchange Commission, or the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

Our internal controls over financial reporting will be required to comply with the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and the price of our common stock.

We are in the process of addressing our internal controls over financial reporting and are establishing formal policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization. Because we do not currently have comprehensive documentation of our internal controls and have not yet fully tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls.

Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our business, financial condition and results of operations or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified opinion regarding the effectiveness of our internal controls over financial reporting at December 31, 2009 and in future periods as required by Section 404, investors could lose confidence in the reliability of our consolidated financial statements, which could result in a decrease in the value of our common stock. Failure to comply with Section 404 could potentially subject us to sanctions or investigations by the SEC, the Financial Industry Regulatory Authority, or the FINRA, the Nasdaq Global Market or other regulatory authorities.

If we are unable to maintain our strategic alliances or enter into new alliances, we may be unable to grow our current base business.

Our business strategy includes entering into strategic alliances and affiliations with leading healthcare companies. We work closely with our strategic partners to either expand our geographic reach or expand our market capabilities. We may not achieve our objectives through these alliances. Many of these companies have multiple relationships and they may not regard us as significant to their business. These companies may pursue relationships with our competitors or develop or acquire products and services that compete with our solutions. In addition, in many cases, these companies may terminate their relationships with us with little or no notice. If existing alliances are terminated or we are unable to enter into alliances with leading healthcare companies, we may be unable to maintain or increase our market presence.

Risks Related to This Offering and Ownership of Our Common Stock

Our results of operations have fluctuated in the past and may continue to fluctuate significantly and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

Our results of operations are likely to fluctuate, and if we fail to meet or exceed the expectations of securities analysts or investors, the trading price of our common stock could decline. Moreover, our stock price may be based on expectations of our future performance that may be unrealistic or that may not be met. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, some of the important factors that could cause our revenues and results of operations to fluctuate from quarter to quarter include:

•	our ability to introduce new solutions and enhancements to our existing solutions on a timely basis;

•	new competitors and the introduction of enhanced solutions from new or existing competitors;

•	the length of our contracting and implementation cycles;

•	the financial condition of our current and potential customers;

•	changes in customer budgets and procurement policies;

•	amount and timing of our investment in research and development activities;

•	technical difficulties or interruptions in our solutions;

•	changes in the regulatory environment related to healthcare;

•	regulatory compliance costs;

•	the timing, size and integration success of potential future acquisitions;

•	unforeseen legal expenses, including litigation and settlement costs;

•	the purchasing and budgeting cycles of our customers;

•	changes in our or our competitors’ pricing policies or sales terms;

•	the amount and timing of operating costs related to the maintenance and expansion of our business, operations and infrastructure; and

•	general economic, industry and market conditions and those conditions specific to the healthcare industry.

Many of these factors are not within our control, and the occurrence of one or more of them might cause our results of operations to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenues and results of operations may not be meaningful and should not be relied upon as an indication of future performance.

In addition, the stock market in general, and the market for internet-related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources and harm our business and results of operations.

The market price of our common stock may be volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is often unrelated or disproportionate to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. The market price of our common stock could fluctuate significantly in response to the factors described above and other factors, many of which are beyond our control, including:

•	actual or anticipated changes in our or our competitors’ growth rates;

•

the public’s response to our press releases or other public announcements, including our filings with the SEC and announcements of technological innovations or new solutions by us or by our competitors;

•	actions of our historical equity investors, including sales of common stock by our directors and executive officers;

•	any major change in our senior management team;

•	legal and regulatory factors unrelated to our performance;

•	general economic, industry and market conditions and those conditions specific to the healthcare industry; and

•	changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally.

The initial public offering price for our common stock was determined by negotiations between representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. You may not be able to resell your shares at or above the initial public offering price due to fluctuations in the market price of our common stock caused by changes in the market as a whole or our operating performance or prospects.

A limited number of stockholders will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

After this offering, our executive officers, directors and principal stockholders will beneficially own more than     % of our outstanding common stock (or     %, if the underwriters exercise their over-allotment option in full). See “Principal and Selling Stockholders.” The interests of our executive officers, directors and principal stockholders may differ from the interests of the other stockholders. These stockholders, if they act together, could exert substantial influence over matters requiring approval by our stockholders, including the election of our board of directors, the amendment of our amended and restated certificate of incorporation and amended and restated bylaws and the approval of mergers or other business combination transactions. These transactions might include proxy contests, tender offers, mergers or other purchases of our common stock that could give you the opportunity to realize a premium over the then-prevailing market price for shares of our common stock. As to these matters and in similar situations, you may disagree with these stockholders as to whether the action opposed or supported by them is in the best interest of our stockholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and may negatively affect the market price of our common stock.

We also plan to reserve up to              shares offered by this prospectus under a directed share program in which our directors, officers, employees, business associates and other parties related to us may be able to purchase shares in this offering at the initial public offering price. This program may further increase the percentage of stock held by persons whose interests are aligned with the interests of our executive officers, directors and principal stockholders.

The interests of our principal stockholder may not be aligned with yours.

Upon the consummation of this offering, Welsh, Carson, Anderson & Stowe IX, L.P., or WCAS, and certain related investors will own approximately     % of our outstanding common stock (or     %, if the underwriters exercise their over-allotment option in full). WCAS will be able to exert significant influence on major decisions requiring stockholder approval, including the election of our board of directors, the selection of our management team, the determination of our corporate and management policies and certain other decisions relating to fundamental corporate actions. WCAS’s interests may not be aligned with your interests as a holder of our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws or Delaware law might discourage, delay or prevent a change of our management or a change in control of our company and, therefore, depress the trading price of our common stock.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws or Delaware law may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	the authorization for the issuance of “blank check” preferred stock;

•	the classification of our board of directors, with each class serving staggered, three-year terms;

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and nominations to the board of directors;

•	the inability of stockholders to act by written consent or to call special meetings; and

•	the ability of our board of directors to make, alter or repeal our amended and restated bylaws.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

If a significant number of shares of our common stock is sold into the market following this offering, or if there is the perception that such sales may occur, the market price of our common stock could significantly decline, even if our business is doing well.

Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline and could materially impair our future ability to raise capital through offerings of our common stock. An aggregate of              shares of our common stock will be outstanding after this offering (or             shares, if the underwriters exercise their over-allotment option in full). Of these, the shares offered by this prospectus (or             shares, if

the underwriters exercise their over-allotment option in full) will be freely tradeable without restriction or further registration unless purchased by our “affiliates” as that term is defined under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, and             shares owned by our executive officers, directors and certain existing stockholders or purchased through our directed share program will be subject to lock-up agreements that expire on the day that is 180 days after the date of this prospectus.

Subject to these lock-up agreements, our stockholders will be able to sell these shares under Rule 144 of the Securities Act, subject to volume and holding period restrictions and to significant restrictions in the case of shares held by persons deemed to be our affiliates. Moreover, after this offering, certain stockholders owning             shares will have the right to, subject to certain conditions, require us to file, at our expense, registration statements under the Securities Act covering the resales of their shares.

In addition, after this offering, we also intend to register shares of our common stock for issuance under our equity incentive plans. As of             , options to purchase             shares of common stock were issued and outstanding, of which             were vested.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to declare or pay any cash dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. In addition, the payment of dividends is subject to limitations under our amended and restated credit agreement. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses, cause the price of our common stock to decline and delay the development of new solutions. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the Nasdaq Global Market, or otherwise or how liquid that market might become. The liquidity of any market for the shares of our common stock will depend on a number of factors, including the number of holders of our common stock, our operating performance and financial condition and the market for similar securities. An illiquid market will limit your ability to resell shares of our common stock. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

You will experience immediate and substantial dilution in net tangible book value.

The initial public offering price of a share of our common stock is substantially higher than the net tangible book value (deficit) per share of our outstanding common stock immediately after this offering. Net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding. If you purchase our common stock in this offering, you will incur an immediate dilution of approximately $            in the net tangible book value per share of our common stock based on our net tangible book value as of            . We also have outstanding stock options to purchase shares of our common stock with exercise prices that are significantly below the estimated initial public offering price of our common stock. To the extent these options are exercised, you will experience further dilution. As of            , options to purchase             shares of our common stock were issued and outstanding, of which            were vested.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. All statements other than statements of historical fact contained in this prospectus are forward-looking statements. Forward-looking statements may relate to, but are not limited to, expectations of future results of operations or financial performance, capital expenditures, introduction of new products, regulatory compliance, plans for growth and future operations, as well as assumptions relating to the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intend,” “might,” “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include, among others:

•	our past incurrence of losses and only recently achieved profitability, which we may not be able to maintain;

•	the highly competitive nature of our business;

•	our business could suffer if we fail to retain our existing customers or attract new customers;

•	changes in regulations to which we are subject could affect our business and our profitability; and

•	the other factors described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

Because of these factors, we caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of our common stock in this offering will be approximately $            at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares of our common stock in full, we estimate our net proceeds will be approximately $            . A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) our net proceeds from this offering by $            , assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and the underwriters do not exercise their option to purchase additional shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We also will not receive any additional proceeds from the sale of shares by the selling stockholders if the underwriters exercise their option to purchase additional shares of our common stock from the selling stockholders.

The principal reasons for this offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to public equity markets. As a result, we believe we will be better able to address our various strategic initiatives and respond to changes in our industry than we otherwise would as a private company.

We plan to use a portion of the net proceeds of this offering to repay approximately $            of outstanding indebtedness under our credit facility, which matures on July 16, 2013 and currently bears interest at an average rate equal to            . On July 16, 2007, we incurred $100 million of indebtedness under our credit facility, the proceeds of which were used to refinance existing indebtedness, to pay cash dividends of $52.6 million, to pay bonuses of $1.9 million and for working capital and other general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Considerations — 2007 Recapitalization.”

We anticipate that we will use the remainder of the net proceeds we receive from this offering for working capital and other general corporate purposes, including the funding of our marketing activities and further investment in the development of our solutions. Other than the repayment of indebtedness, we have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds as it determines appropriate. We may use a portion of the net proceeds for the acquisition of businesses, products and technologies that we believe are complementary to our own, although we have no agreements or understandings with respect to any acquisition at this time.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

This expected use of the net proceeds of this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual expenditures will depend upon numerous factors, including cash flows from operations and the anticipated growth of our business. We will retain broad discretion in the allocation and use of our net proceeds. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock.”

DIVIDEND POLICY

In July 2007, we paid a dividend of approximately $52.6 million on our common units and on our Series A preferred units on an as-converted to common units basis. We currently anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying any cash dividends for the foreseeable future. The payment of dividends, if any, is subject to the discretion of our board of directors and will depend on many factors, including our results of operations, financial condition and capital requirements, earnings, general business conditions, restrictions imposed by our current and any future financing arrangements, legal restrictions on the payment of dividends, and other factors our board of directors deems relevant. In addition, the payment of dividends is subject to limitations under our amended and restated credit agreement.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2007:

•	on an actual basis reflecting the capitalization of our holding company, Accuro, L.L.C.; and

•	on a pro forma as adjusted basis to reflect:

•

our corporate reorganization, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Considerations — Corporate Reorganization” included elsewhere in this prospectus;

•

a        -for-1 stock split of our common stock, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Considerations — Corporate Reorganization” included elsewhere in this prospectus;

•

the issuance of and the receipt of the estimated net proceeds from the sale of             shares of our common stock in this offering at an assumed public offering price of $            per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

•	the payment by us of approximately $ million to repay a portion of our outstanding indebtedness, as more fully described in “Use of Proceeds” included elsewhere in this prospectus.

	As of September 30, 2007
	Actual	Pro forma As adjusted
	(in thousands)
	(unaudited)
Cash and cash equivalents	$3,270	$
Long-term debt, including current portion	100,000
Series A preferred units: 100,000 authorized, 99,907 issued and outstanding, actual; no units authorized, issued or outstanding, pro forma as adjusted	119,511
Members’ equity (deficit):
Common units: 7,953,571 authorized and issued, 3,747,484 outstanding, actual	19,214
Common stock, $0.01 par value per share: shares authorized, shares issued and outstanding, pro forma as adjusted	—
Treasury units, 4,330,462 common units	(21,652)
Accumulated deficit	(68,805)

Total stockholders’ equity (deficit)	(71,243)

Total capitalization	$151,538	$

Assuming the number of shares sold by us in this offering remains the same as set forth on the cover page, a $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, our total capitalization by approximately $            million.

The table above excludes the following shares:

•	shares of our common stock subject to options at a weighted average exercise price of $ per share granted under our equity incentive plans;

•	shares of our common stock reserved for issuance under our equity incentive plans; and

•	shares of our common stock that may be issued by us upon the underwriters’ exercise of their option to purchase additional shares of our common stock to cover over-allotments.

This information is qualified by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the net tangible book value per share attributable to the existing equity holders. Net tangible book value represents net book equity excluding intangible assets, if any.

Net tangible book value per share represents the amount of stockholders’ deficit plus total tangible assets, minus the amount of total liabilities, divided by the total number of shares of common stock outstanding. Our pro forma net tangible book value as of            was approximately $            , or approximately $            per share. Pro forma net tangible book value adjusts net tangible book value to give effect to (i) our corporate reorganization and (ii) a        -for-1 stock split of our common stock, both as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Considerations — Corporate Reorganization.” Dilution is determined by subtracting pro forma as adjusted net tangible book value per share of common stock from the initial public offering price per share of common stock. The following table illustrates the dilution on a per share basis assuming that            shares of our common stock offered by us in this offering are sold at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover of this prospectus after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the underwriters do not exercise their over-allotment option:

Per share
Assumed initial public offering price per share		$
Pro forma net tangible book value as of	$
Increase per share attributable to new investors	$
Pro forma as adjusted net tangible book value after this offering		$
Dilution per share to new investors		$

The following table summarizes, on the same pro forma as adjusted basis as of                     , the differences between the stockholders as of such date and the new stockholders with respect to the number of shares purchased from us in this offering, the total consideration paid to us, and the average price per share paid at an initial public offering price of $            before deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us.

	Shared purchased			Total consideration			Average price per share
	Number	Percentage		Amount	Percentage
Existing stockholders			%	$		%	$
New stockholders			%	$		%	$
Total		100.0%			$100.0%

The discussion and tables above also assume no exercise of any outstanding options. As of             , after giving effect to (i) our corporate reorganization and (ii) a        -for-1 stock split of our common stock, there were             shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $            per share. If all these options had been exercised on                     , after giving effect to our corporate reorganization and the stock split and after deduction of underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value would have been approximately $            per share and the dilution in net tangible book value to new stockholders would have been $            per share. In addition, our existing stockholders would hold             shares of our common stock purchased from us, which would represent     % of the shares of our common stock purchased from us, for a total consideration paid of $            , and the average price per share paid would be $            . Our new stockholders would hold shares representing     % of the shares of our common stock purchased from us.

A $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, (i) net tangible book value per share by $            and (ii) dilution per share by $            , assuming no change to the number of shares offered by us as set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial information should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2004, 2005 and 2006 and the selected consolidated balance sheet data as of December 31, 2005 and 2006 are derived from our consolidated financial statements, which are included elsewhere in this prospectus, and have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as indicated in its report. The selected consolidated statements of operations data for the years ended December 31, 2002 and 2003 and balance sheet data as of December 31, 2002, 2003 and 2004 have been derived from our audited financial statements not included in this prospectus. The selected consolidated statements of operations data for the nine months ended September 30, 2006 and 2007 and the selected consolidated balance sheet data as of September 30, 2007 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and they include, in the opinion of management, all adjustments that management considers necessary to fairly present our results of operations and financial position for the periods and as of the dates presented. Our historical results do not necessarily indicate our future results. In addition, our unaudited results for and as of the nine months ended September 30, 2007 may not be indicative of our results for and as of the full year ended December 31, 2007.

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006(1)	2006	2007
						(unaudited)
	(in thousands except share and unit data)
Revenue:
Subscription fees	$7,635	$10,736	$12,080	$16,164	$46,903	$33,920	$43,587
Other	1,815	3,948	7,427	7,908	9,069	6,666	6,828

Total revenue	9,450	14,684	19,507	24,072	55,972	40,586	50,415

Operating expenses(2):
Direct operating	3,451	4,775	7,215	8,867	15,635	11,363	14,132
Sales and marketing	1,227	1,170	2,235	3,149	8,284	6,335	6,007
Research and development	294	1,215	1,921	2,018	4,668	3,356	5,359
General and administrative	1,265	3,311	5,194	8,851	18,793	11,117	12,371
Depreciation and amortization	1,140	1,279	1,475	2,553	8,597	6,187	7,190

Total operating expenses	7,377	11,750	18,040	25,438	55,977	38,358	45,059

Operating income (loss)	2,073	2,934	1,467	(1,366)	(5)	2,228	5,356

Other income (expense):
Interest income	26	45	24	22	13	10	13
Interest expense	(11)	(16)	(2)	(53)	(4,835)	(3,687)	(4,183)
Other income (expense)	5	(63)	(366)	—	(8)	(8)	29

Total other income (expense)	20	(34)	(344)	(31)	(4,830)	(3,685)	(4,141)

Minority/noncontrolling interest in consolidated subsidiary	—	(2,026)	(1,760)	(141)	—	—	—

Income (loss) before income taxes	2,093	874	(637)	(1,538)	(4,835)	(1,457)	1,215
Income tax expense (benefit)	704	854	318	(578)	192	8	595

Net income (loss)	1,389	20	(955)	(960)	(5,027)	(1,465)	620
Preferred unit dividend and accretion	—	—	(896)	(3,038)	(8,005)	(5,931)	(50,557)

Net income (loss) attributable to common units	$1,389	$20	$(1,851)	$(3,998)	$(13,032)	$(7,396)	$(49,937)

Basic and diluted loss per unit					$(5.34)		$(14.18)

Weighted average units outstanding — basic and diluted					2,438,361		3,521,192

Cash dividends declared per common unit	—	—	—	—	—	—	2.22

Pro forma net income (loss) share — basic and diluted (unaudited)

Pro forma weighted average shares outstanding — basic and diluted (unaudited)

Consolidated Balance Sheet Data:

	As of December 31,					As of September 30, 2007
	2002	2003	2004	2005	2006
						(unaudited)
	(in thousands)
Cash and cash equivalents	$3,733	$4,241	$1,108	$129	$317	$3,270
Current assets	5,511	7,024	5,820	9,267	13,184	15,775
Total assets	9,791	11,727	34,756	59,508	164,792	169,045
Current liabilities	3,804	3,593	4,100	8,276	14,029	14,494
Total non-current liabilities	1,889	1,910	6,033	6,238	51,611	106,283
Total liabilities	5,696	5,503	10,133	14,514	65,640	120,777
Total indebtedness, including current portion	—	—	—	500	45,300	100,000
Series A preferred units	—	—	33,490	52,471	113,349	119,511
Total members’ equity (deficit)	4,095	62	(9,006)	(7,477)	(14,197)	(71,243)

(1)	Amounts include the results of operations of CodeCorrect, LLC from January 1, 2006, the effective date of the acquisition.
(2)	Amounts include stock-based compensation expense as follows:

Direct operating	$—	$—	$813	$—	$24	$15	$57
Sales and marketing	—	—	613	—	37	26	52
Research and development	—	—	1,248	—	13	7	51
General and administrative	—	—	300	2,801	5,670	2,355	570

	$—	$—	$2,974	$2,801	$5,744	$2,403	$730

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto and the other financial information included elsewhere in this prospectus. This discussion contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from those discussed in these forward-looking statements due to a number of factors, including those set forth in “Risk Factors” and elsewhere in this prospectus. See “Forward-Looking Statements.”

Overview

We are a leading provider of proprietary internet-based solutions that achieve improved profitability for a broad range of healthcare providers, including hospitals and ancillary healthcare providers, by enabling them to more effectively manage the complexities of the patient registration, billing, collection and reimbursement process, which we refer to as revenue cycle management. By utilizing our Software as a Service, or SaaS, platform, our customers achieve appropriate and optimal reimbursement from payers, ensure complete and accurate pricing information, reduce bad debt, improve collections, improve regulatory compliance and more efficiently manage the overall revenue cycle process. Our solutions also provide our customers with timely and meaningful information and data analytics to enhance their ability to make informed decisions as our customers manage their businesses. We believe that our solutions offer a significant value proposition to our customers by generating an attractive return on investment. Specifically, a number of healthcare providers using our solutions have reported deriving a return on investment in excess of 400%, which we believe to be representative of the overall experiences of our customer base.

Our revenue is predominantly derived from the internet-based solutions we provide to our customers on a subscription-fee basis. To provide our solutions, we incur expenses in several categories, including direct operating expenses, sales and marketing, research and development, general and administrative, depreciation and amortization expenses. In general, our direct operating expense varies directly with our revenue; whereas, our sales and marketing expenses increase in proportion to our sales success. Our other operating expense categories are less directly related to the growth in revenues and relate more to our planning for the future, the execution of our growth strategy, the development of new solutions or enhancement of existing solutions, our overall business management activities and our infrastructure. As our revenues have increased, the difference between our revenue and our direct operating expense also has grown, which has afforded us the ability to spend more in other expense categories and to increase our operating margin.

Sources of Revenue

We derive our revenue from subscription fees and from other revenues. Subscription fee revenue is related to our customers accessing our internet-based solutions pursuant to contractual subscription arrangements. Our subscription arrangements typically have terms of one to three years, and we charge our customers for our solutions based on the size of the provider group. Specifically, hospital customers are charged based on their relative bed size. Our customers have no obligation to renew their subscriptions after the expiration of their subscription period. However, historically a large percentage of our customers have renewed their agreements, which has contributed to our revenue growth. For 2006 and 2007, we have experienced a contract renewal rate of at least 96%, which has provided a predictable, recurring revenue stream. Other revenue consists of implementation and other services, primarily from professional services related to assisting clients with the initial implementation of our solutions, loading of payer contracts into our proprietary database and consulting services. Subscription fee revenue accounted for approximately 86% of our total revenue for the nine months ended September 30, 2007 and 84% of our total revenue for the year ended December 31, 2006. We expect that subscription fees as a percentage of total revenue will continue to increase in the future.

One of our customers accounted for 11% of our total revenue for the nine months ended September 30, 2007 and 15% of our total revenue for the year ended December 31, 2006. No other customer exceeded five percent of our total revenue for either of those periods.

Operating Expenses

Direct operating expense

Direct operating expense consists primarily of salaries, benefits, other direct costs and stock-based compensation related to personnel who provide customer support services. Direct operating expense does not include allocated amounts for rent, depreciation or amortization.

Sales and marketing expense

Sales and marketing expense consists primarily of personnel-related expense for sales and marketing employees (including salaries, benefits, commissions, stock-based compensation, non-billable travel, lodging and other out-of-pocket employee-related expense) and marketing programs (including trade shows, brand messaging and on-line initiatives). As of December 31, 2007, our sales and marketing team was comprised of 37 employees, providing national sales coverage for establishing initial customer relationships and managing existing customer relationships. Of these employees, 26 were engaged in sales activities while 11 were engaged in marketing activities. We plan to continue to invest in sales and marketing by hiring additional direct sales personnel to add new customers and increase sales to our existing customers.

Research and development expense

Research and development expense consists primarily of personnel-related expense for research and development employees (including salaries, benefits, stock-based compensation, non-billable travel, lodging and other out-of-pocket employee-related expense) and consulting fees for third-party developers. As of December 31, 2007, our software development activities involved 108 employees, including 69 developers, 21 analysts and quality assurance professionals and 18 managers.

General and administrative expense

General and administrative expense consists primarily of personnel-related expense for administrative employees (including salaries, benefits, stock-based compensation, non-billable travel, lodging and other out-of-pocket employee-related expense), occupancy and other indirect costs (including building maintenance and utilities) and insurance, as well as outside professional fees for accountants, attorneys and consultants and temporary employees. We expect that general and administrative expense will increase as we incur additional expenses related to being a public company. We will also incur compensation expense of $2.2 million related to one-time bonus payments to certain employees and members of our board of directors upon the completion of this offering.

Depreciation and amortization expense

Depreciation and amortization expense consists primarily of depreciation of fixed assets and amortization of capitalized software development costs and identifiable intangible assets, primarily resulting from acquisitions.

Other income (expense)

Other income (expense) consists primarily of interest expense related to the amount outstanding under our credit facility and interest income. Interest income primarily represents earnings from our cash and cash equivalents.

Key Considerations

Several significant items or events should be considered to better understand differences in our results of operations from period to period. We believe that the following items or events have had a material impact on our results of operations for the periods discussed below or may have a material impact on our results of operations in future periods:

2004 Recapitalization

In August 2004, we completed a recapitalization which involved a series of transactions and an investment by our majority equity holder and members of management. We refer to these transactions collectively as our 2004 Recapitalization. Contemporaneously with our 2004 Recapitalization, we recognized non-cash compensation expense of $3.0 million resulting from the purchase of shares that had not been held by employees longer than six months. Additionally, our prior majority owners paid bonuses of $1.4 million to our officers and employees and paid other expenses of $0.2 million related to our 2004 Recapitalization. See “Recapitalization and Purchase of Non-Controlling Interest” in Note 1 to our consolidated financial statements included elsewhere in this prospectus.

Acquisitions

The results of operations of acquired businesses are included in our consolidated results of operations from the effective date of the acquisition. Since January 1, 2004, we have completed five acquisitions to expand our solutions and grow our business. Most significantly, effective January 1, 2006, we acquired CodeCorrect, LLC, or CodeCorrect, which offered a comprehensive set of internet-based coding tools and served as the foundation for Accuro Intelligence solutions. Also, on October 1, 2005, we acquired Innovative Health Holdings, LLC, or IHH, which offered solutions for coding, compliance, reimbursement and information management. In addition to the acquisitions of CodeCorrect and IHH, we have completed three smaller acquisitions which have expanded our solutions and capabilities. See Note 3 to our consolidated financial statements and Note 5 to our unaudited consolidated financial statements, each included elsewhere in this prospectus.

2007 Recapitalization

On July 16, 2007, we amended and restated our credit agreement to provide for (i) a $100.0 million term loan facility and (ii) a $20.0 million revolving loan facility. We used the proceeds of the term loan to refinance existing indebtedness, to pay cash dividends of $52.6 million to our preferred and common unit holders, to pay bonuses of $1.9 million to option holders and for working capital and other general corporate purposes. We refer to these transactions collectively as our 2007 Recapitalization. The bonus payment of $1.9 million is included in operating expenses for the nine months ended September 30, 2007 as follows: direct operating — $0.3 million; sales and marketing — $0.2 million; research and development — $0.2 million; and general and administrative — $1.2 million.

Corporate Reorganization

We are currently organized as a wholly-owned subsidiary of our holding company, Accuro, L.L.C. Immediately prior to the consummation of this offering, Accuro, L.L.C. will merge with and into Accuro Healthcare Solutions, Inc., with Accuro Healthcare Solutions, Inc. surviving the merger.

As a result of the merger, immediately prior to the consummation of this offering:

•	each of Accuro, L.L.C.’s common units will be converted into one share of our common stock;

•	each option to purchase one common unit of Accuro, L.L.C. will be converted into an option to purchase one share of our common stock;

•	each of Accuro, L.L.C.’s Series A preferred units will be converted into 200 shares of our common stock;

•	each share of our common stock held by Accuro, L.L.C. prior to the merger will be cancelled; and

•	our amended and restated certificate of incorporation and our amended and restated bylaws will become effective.

In addition, our board of directors will effect a     -for-1 stock split of our common stock to be effected immediately following our corporate reorganization and immediately prior to the consummation of this offering.

Consolidated Results of Operations

The following table sets forth our consolidated results of operations as a percentage of total revenue for the periods shown:

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
Revenue:
Subscription fees	61.9%	67.1%	83.8%	83.6%	86.5%
Other	38.1	32.9	16.2	16.4	13.5

Total revenue	100.0	100.0	100.0	100.0	100.0

Operating expenses:
Direct operating	37.0	36.8	27.9	28.0	28.0
Sales and marketing	11.5	13.1	14.8	15.6	11.9
Research and development	9.8	8.4	8.3	8.3	10.6
General and administrative	26.6	36.8	33.6	27.4	24.5
Depreciation and amortization	7.6	10.6	15.4	15.2	14.3

Total operating expenses	92.5	105.7	100.0	94.5	89.4

Operating income (loss)	7.5	(5.7)	(0.0)	5.5	10.6

Other income (expense):
Interest income	0.1	0.1	—	—	—
Interest expense	(0.0)	(0.2)	(8.6)	(9.1)	(8.3)
Other income (expense)	(1.9)	—	—	—	0.1

Total other expense	(1.8)	(0.1)	(8.6)	(9.1)	(8.2)

Minority/noncontrolling interest in consolidated subsidiary	(9.0)	(0.6)	—	—	—

Income (loss) before income taxes	(3.3)	(6.4)	(8.6)	(3.6)	2.4
Income tax expense (benefit)	1.6	(2.4)	0.4	—	(1.2)

Net income (loss)	(4.9)%	(4.0)%	(9.0)%	(3.6)%	1.2%

Comparison of the nine months ended September 30, 2007 and 2006.

Revenue.    Total revenue for the nine months ended September 30, 2007 was $50.4 million, an increase of $9.8 million, or 24.2%, over revenue of $40.6 million for the nine months ended September 30, 2006. This increase included $2.5 million in revenue generated from an acquisition. Excluding the revenue from the acquisition, revenue increased $7.3 million, or 18.0%, for the nine months ended September 30, 2007 when compared to the prior period.

	Nine Months Ended September 30,
	2006		2007		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(unaudited)
	(in thousands)
Revenue:
Subscription fees	$33,920	83.6%	$43,587	86.5%	$9,667	28.5%
Other	6,666	16.4	6,828	13.5	162	2.4%

Total revenue	$40,586	100.0%	$50,415	100.0%	$9,829	24.2%

Subscription fees.    Subscription fees for the nine months ended September 30, 2007 were $43.6 million, an increase of $9.7 million, or 28.5%, over the subscription fees of $33.9 million for the nine months ended September 30, 2006. This increase included $2.3 million in subscription fee revenue generated from an acquisition. Excluding the subscription fees from the acquisition, revenue increased $7.4 million, or 21.8%, for the nine months ended September 30, 2007 when compared to the prior period. This increase was due to sales of our solutions that occurred in 2006 and 2007 to new and existing customers.

Other revenue.    Other revenue for the nine months ended September 30, 2007 was $6.8 million, an increase of $162,000, or 2.4%, over other revenue of $6.7 million for the nine months ended September 30, 2006. This increase included $0.2 million in other revenue generated from an acquisition. Excluding the other revenue from the acquisition, other revenue was essentially unchanged for the nine months ended September 30, 2007 when compared to the prior period.

Operating Expenses.

	Nine Months Ended September 30,
	2006		2007		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(unaudited)
	(in thousands)
Operating expenses:
Direct operating	$11,363	28.0%	$14,132	28.0%	$2,769	24.4%
Sales and marketing	6,335	15.6	6,007	11.9	(328)	(5.2)
Research and development	3,356	8.3	5,359	10.6	2,003	59.7
General and administrative	11,117	27.4	12,371	24.5	1,254	11.3
Depreciation and amortization	6,187	15.2	7,190	14.3	1,003	16.2

Total operating expenses	$38,358	94.5%	$45,059	89.4%	$6,701	17.5%

Direct operating expense.    Direct operating expense for the nine months ended September 30, 2007 was $14.1 million, an increase of $2.8 million, or 24.4%, over $11.4 million for the nine months ended September 30, 2006. The increase in direct operating expense included $0.3 million of bonus payments to option holders paid in connection with our 2007 Recapitalization. Excluding the effect of the bonus payment, direct operating expense increased $2.5 million, or 21.9%, for the nine months ended September 30, 2007, compared to the prior period. This increase is generally consistent with the 24.2% growth in total revenue. Furthermore, excluding the effect of the bonus payment, direct operating expense as a percentage of revenue decreased slightly to 27.9% for the nine months ended September 30, 2007, compared to 28.0% for the prior period.

Sales and marketing expense.    Sales and marketing expense for the nine months ended September 30, 2007 was $6.0 million, a decrease of $0.3 million, or 5.2%, from $6.3 million for the nine months ended September 30, 2006. Sales and marketing expense included $0.2 million of bonus payments to option holders paid in connection with our 2007 Recapitalization. Excluding the effect of the bonus payment, sales and marketing expense decreased $0.5 million, or 7.9%, for the nine months ended September 30, 2007, when compared to the prior period. This decrease was primarily due to expenses related to the centralization of our marketing and advertising function during the nine months ended September 30, 2006.

Research and development expense.    Research and development expense for the nine months ended September 30, 2007 was $5.4 million, an increase of $2.0 million, or 59.7%, over $3.4 million for the nine months ended September 30, 2006. Research and development expense included $0.2 million of bonus payments to option holders paid in connection with our 2007 Recapitalization. Excluding the effect of the bonus payment, research and development expense increased $1.8 million, or 53.6%, for the nine months ended September 30, 2007, when compared to the prior period. The increase was principally related to additional personnel costs necessary to integrate the acquired technologies and centralize our software applications and related databases into one data center, while continually maintaining our proprietary databases and providing minor enhancement and quality assurance for our software solutions.

General and administrative expense.    General and administrative expense for the nine months ended September 30, 2007 was $12.4 million, an increase of $1.3 million, or 11.3%, over $11.1 million for the nine months ended September 30, 2006. During the nine months ended September 30, 2007, general and administrative expense included compensation expense of $1.2 million related to bonus payments to option holders paid in connection with our 2007 Recapitalization. Additionally, general and administrative expense during the nine months ended September 30, 2006 included compensation expenses of $1.8 million, resulting from the vesting of restricted unit awards that did not occur in 2007. Excluding the effect of the bonus payment in 2007 and the higher stock-based compensation in 2006, general and administrative expense increased by $1.8 million from the prior period. This increase was primarily due to an increase in salaries and benefits of approximately $0.9 million, and to a lesser extent, an increase in professional fees, bad debt expense and non-income taxes.

Depreciation and amortization expense.    Depreciation and amortization expense for the nine months ended September 30, 2007 was $7.2 million, an increase of $1.0 million, or 16.2%, over $6.2 million for the nine months ended September 30, 2006. This increase primarily resulted from increased capital expenditures for internal-use software and hardware related to personnel growth.

	Nine Months Ended September 30,
	2006		2007		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(unaudited)
	(in thousands)
Interest income	$10	—	$13	—	$3	30.0%
Interest expense	(3,687)	(9.1)	(4,183)	(8.3)	(496)	(13.5)
Other income (expense)	(8)	—	29	0.1	37	—

	$(3,685)	(9.1)%	$(4,141)	(8.2)	$(456)	(12.4)%

Other income (expense).    Interest expense, net of interest income, for the nine months ended September 30, 2007 was $4.2 million, an increase of $0.5 million, or 13.5%, over interest expense, net of interest income, of $3.7 million for the nine months ended September 30, 2006. This increase was primarily related to increased indebtedness resulting from our 2007 Recapitalization.

Income tax expense (benefit).    Income tax expense for the nine months ended September 30, 2007 was $0.6 million and the effective tax rate was 49.1%. Income tax expense for the nine months ended September 30, 2006 was $8,000 and the effective tax rate was 8.2%. The effective tax rate of 49.1% for the nine months ended September 30, 2007 varies from the federal statutory rate of 34% primarily due to state income taxes and the level of permanent tax differences as compared to the level of pre-tax income. The effective tax rate for the nine months ended September 30, 2006 differed from the 34% federal statutory tax rate principally due to compensation expense related to certain restricted unit awards that were deductible for book purposes at a greater amount than the corresponding income tax deduction, resulting in a permanent tax difference. This permanent difference did not recur in the nine months ended September 30, 2007.

Comparison of the Years Ended December 31, 2006 and 2005

Revenue.    Total revenue for 2006 was $56.0 million, an increase of $31.9 million, or 132.5%, over revenue of $24.1 million for 2005. This increase in total revenue was primarily due to $27.0 million of revenue contributed from the acquisitions of CodeCorrect and IHH. Excluding the revenue from the acquisitions, revenue increased $4.9 million, or 20.4%, for the year ended December 31, 2006, when compared to the prior year.

	Year Ended December 31,
	2005		2006		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(in thousands)
Revenue:
Subscription fees	$16,164	67.1%	$46,903	83.8%	$30,739	190.2%
Other	7,908	32.9	9,069	16.2	1,161	14.7

Total revenue	$24,072	100.0%	$55,972	100.0%	$31,900	132.5%

Subscription fees.    Subscription fees for 2006 were $46.9 million, an increase of $30.7 million, or 190.2%, over subscription fee revenue of $16.2 million for 2005. Approximately $25.0 million of the increase in subscription fee revenue was due to the acquisitions of CodeCorrect and IHH. Excluding the subscription fee revenue from the acquisitions, subscription fees increased $5.7 million, or 36%, for the years ended December 31, 2006, when compared to the prior year. This increase was due to sales of our solutions that occurred in 2005 and 2006 to new and existing customers.

Other revenue.    Other revenue for 2006 was $9.1 million, an increase of $1.2 million, or 14.7%, over other revenue of $7.9 million for 2005. This increase included $1.9 million from the acquisitions. Excluding the effect of the acquisitions, other revenue decreased by $0.7 million from the prior year. This decrease was primarily the result of a decline in consulting service revenue.

Operating Expenses.

	Year Ended December 31,
	2005		2006		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(in thousands)
Operating expenses:
Direct operating	$8,867	36.8%	$15,635	27.9%	$6,768	76.3%
Sales and marketing	3,149	13.1	8,284	14.8	5,135	163.1
Research and development	2,018	8.4	4,668	8.3	2,650	131.3
General and administrative	8,851	36.8	18,793	33.6	9,942	112.3
Depreciation and amortization	2,553	10.6	8,597	15.4	6,044	236.7

Total operating expenses	$25,438	105.7%	$55,977	100.0%	$30,539	120.1%

Direct operating expense.    Direct operating expense for 2006 was $15.6 million, an increase of $6.8 million, or 76.3%, over direct operating expense of $8.9 million for 2005. This increase was primarily attributable to $5.3 million of direct operating expense resulting from the acquisitions. Excluding the effect of the acquisitions, direct operating expense increased $1.7 million, or 18.8%, and the increase resulted from increased salaries and benefits. Additionally, direct operating expense as a percentage of revenue decreased from 36.8% in 2005 to 27.9% in 2006, mostly due to the higher margins from the acquisitions.

Sales and marketing expense.    Sales and marketing expense for 2006 was $8.3 million, an increase of $5.1 million, or 163.1%, over sales and marketing expense of $3.1 million for 2005. This increase was primarily attributable to sales and marketing expense resulting from the acquisitions.

Research and development expense.    Research and development expense for 2006 was $4.7 million, an increase of $2.7 million, or 131.3%, over research and development expense of $2.0 million for 2005. This increase was primarily attributable to $2.3 million of research and development expense resulting from the acquisitions. Excluding the effect of the acquisitions, research and development expense increased $0.4 million as a result of increased expense for salaries and benefits.

General and administrative expense.    General and administrative expense for 2006 was $18.8 million, an increase of $9.9 million, or 112.3%, over general and administrative expense of $8.9 million for 2005. This increase included $4.2 million in general and administrative expenses from the acquisitions and $3.1 million for stock-based compensation, principally consisting of $2.5 million related to acceleration of the vesting period of restricted units for one officer and $0.6 million related to the adoption of SFAS 123(R) for stock options and additional compensation expense recognized in 2006 for restricted unit awards. Excluding the effect of the acquisitions and stock-based compensation, general and administrative expenses increased $2.6 million, as a result of increased salaries and benefits of $1.3 million for new and existing employees, increased rent of $0.6 million from a new office building lease and increased professional fees, including legal and accounting services.

Depreciation and amortization expense.    Depreciation and amortization expense for 2006 was $8.6 million, an increase of $6.0 million, or 236.7%, over depreciation and amortization expense of $2.6 million for 2005. This increase included $5.6 million of amortization expense of intangibles related to the acquisitions. Excluding the effect of the acquisitions, depreciation and amortization expense increased by $0.4 million from the prior year. The increase was primarily the result of increased capital expenditures for the tenant improvements for our new corporate and operating offices, and to a lesser extent, for capitalized software and hardware purchases as a result of personnel growth.

	Year Ended December 31,
	2005		2006		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(in thousands)
Interest income	$22	0.1%	$13	—	$(9)	(40.9)%
Interest expense	(53)	(0.2)	(4,835)	(8.6)	(4,782)	*
Other income (expense)	—	—	(8)	—	(8)	*

	$(31)	(0.1)%	$(4,830)	(8.6)%	$(4,799)	*

*	Not meaningful.

Other income (expense).    Interest expense, net of interest, for 2006 was $4.8 million, an increase of $4.8 million over interest expense of $31,000 for 2005. This increase was entirely attributable to the interest costs on indebtedness resulting from financing a portion of the purchase price for CodeCorrect.

Income tax expense (benefit).    Income tax expense for 2006 was $0.2 million and the effective tax rate was 4.0%. Income tax benefit for 2005 was $0.6 million and the effective tax rate was 37.6%. The effective tax rate for 2006 differed from the federal statutory rate of 34% principally due to certain restricted unit awards that were deductible for book purposes at a greater amount than the corresponding income tax deduction resulting in a permanent tax difference. This permanent difference did not exist in 2005. See Note 7 to our consolidated financial statements included elsewhere in this prospectus.

Comparison of the Years Ended December 31, 2005 and 2004

Revenue.    Total revenue for 2005 was $24.1 million, an increase of $4.6 million, or 23.4%, over revenue of $19.5 million for 2004. This increase includes $2.9 million in revenue generated from the acquisition of IHH and a smaller acquisition. Excluding the revenue from the acquisitions, revenue increased $1.7 million, or 9%, for 2005 as compared to the prior year.

	Year Ended December 31,
	2004		2005		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(in thousands)
Revenue:
Subscription fees	$12,080	61.9%	$16,164	67.1%	$4,084	33.8%
Other	7,427	38.1	7,908	32.9	481	6.5

Total revenue	$19,507	100.0%	$24,072	100.0%	$4,565	23.4%

Subscription fees.    Subscription fee revenue for 2005 was $16.2 million, an increase of $4.1 million, or 33.8%, over subscription fee revenue of $12.1 million for 2004. This increase included $1.5 million in revenue generated from the acquisition of IHH. Excluding the subscription fee revenue from the acquisition, subscription fee revenue increased $2.6 million, or 21%, for 2005, when compared to the prior year. This increase was due to sales of our solutions that occurred in 2004 and 2005 to new and existing customers.

Other revenue.    Other revenue for 2005 was $7.9 million, an increase of $0.5 million, or 6.5%, over other revenue of $7.4 million for 2004. This increase includes $1.3 million in revenue generated from the smaller acquisition. Excluding the revenue from the smaller acquisition, other revenue decreased $0.8 million, or 11%, for the year ended December 31, 2005, when compared to the prior year. This decrease is primarily the result of a decline in consulting service revenue.

	Year Ended December 31,
	2004		2005		Change
	Amount	% of Revenue	Amount	% of Revenue	Amount	%
	(in thousands)
Operating expenses:
Direct operating	$7,215	37.0%	$8,867	36.8%	$1,652	22.9%
Sales and marketing	2,235	11.5	3,149	13.1	914	40.9
Research and development	1,921	9.8	2,018	8.4	97	5.0
General and administrative	5,194	26.6	8,851	36.8	3,657	70.4
Depreciation and amortization	1,475	7.6	2,553	10.6	1,078	73.1

Total operating expenses	$18,040	92.5%	$25,438	105.7%	$7,398	41.0%

Direct operating expense.    Direct operating expense for 2005 was $8.9 million, an increase of $1.7 million, or 22.9%, over direct operating expense of $7.2 million for 2004. This increase was primarily attributable to $1.5 million of direct operating expense in 2005 resulting from the acquisitions. Additionally, direct operating expense for 2004 included $0.8 million non-cash compensation expense related to the repurchase of common units in conjunction with our 2004 Recapitalization. See Note 1 to our consolidated financial statements included elsewhere in this prospectus. Excluding the effect of the acquisitions and the non-cash compensation expense in 2004, direct operating expense increased by $1.0 million, or 14%, which was due to increased direct labor costs, including salaries and benefits, incurred to support our increased subscription fee revenue.

Sales and marketing expense.    Sales and marketing expense for 2005 was $3.1 million, an increase of $0.9 million, or 40.9%, over sales and marketing expense of $2.2 million for 2004. This increase was primarily attributable to $0.8 million sales and marketing expense resulting from the acquisitions. Additionally, sales and marketing expense for 2004 includes $0.6 million of non-cash compensation expense related to the repurchase of common units in conjunction with our 2004 Recapitalization. See Note 1 to our consolidated financial statements included elsewhere in this prospectus. Excluding the effect of the acquisitions and the non-cash compensation expense in 2004, sales and marketing expense increased $0.7 million due to higher expenses related to marketing and advertising our solutions and increased salaries and benefits for new and existing employees.

Research and development expense.    Research and development expense for 2005 was $2.0 million, an increase of $0.1 million, or 5%, over research and development expense of $1.9 million for 2004. This increase includes $0.3 million of research and development expense related to the acquisitions. Additionally, research and development expense for 2004 included a $1.2 million non-cash compensation expense related to the repurchase of common units in conjunction with our 2004 Recapitalization. See Note 1 to our consolidated financial statements included elsewhere in this prospectus. Excluding the effect of the acquisitions and the compensation expense in 2004, research and development expense increased $1.0 million as a result of increased salaries and benefits for new and existing employees.

General and administrative expense.    General and administrative expense for 2005 was $8.9 million, an increase of $3.7 million, or 70.4%, over general and administrative expense of $5.2 million for 2004. This increase was attributable to (i) $3.1 million of non-cash compensation expenses recognized in 2005 related to restricted unit awards to certain of our officers; (ii) $1.7 million of corporate general and administrative expenses, principally salaries and benefits, related to additional management personnel and other corporate expenses necessary to support our long-term growth; and (iii) $0.6 million, principally salaries and benefits, related to acquisitions. These increases were offset by $1.7 million expense included in general and administrative expense in 2004, which principally related to bonus payments of $1.4 million to the former majority owners prior to our 2004 Recapitalization. See Note 1 to our consolidated financial statements included elsewhere in this prospectus.

Depreciation and amortization expense.    Depreciation and amortization expense for 2005 was $2.6 million, an increase of $1.1 million, or 73.1%, over depreciation and amortization expense of $1.5 million for 2004. The increase was primarily the result of increased capital expenditures for the investments in our off-site data center and a full-year impact of amortization expense in 2005 on the intangible assets resulting from our 2004 Recapitalization.

Other income (expense).    Other income (expense) in 2004 of $0.4 million principally related to the write-off of an investment of $150,000 and a write-off of a note receivable. The note receivable was unrelated to our operating activities.

Income tax expense (benefit).    Income tax benefit for 2005 was $0.6 million and the effective tax rate was 37.6%. Income tax expense for 2004 was $0.3 million and the effective tax rate was 50.0%. The effective tax rate for 2005 differed from the 34% federal statutory rate primarily due to state income taxes. The effective tax for 2004 differed from the federal statutory rate primarily due to the losses attributable to the minority/noncontrolling interest in consolidated subsidiary. See Note 7 to our consolidated financial statements included elsewhere in this prospectus.

Quarterly Results of Operations

During the seven fiscal quarters ended September 30, 2007, total revenue increased each quarter, primarily due to an increase in subscription fee revenue generated from new customers. Our direct operating expense and sales and marketing expense generally trended upwards, primarily due to increased salary and benefit expense as we expanded our operations to serve and sell to our growing customer base. Research and development expense increased each quarter during this period, primarily due to costs necessary to maintain and enhance our solutions as well as to consolidate our software applications and related databases into one data center. General and administrative expense fluctuated during this period, with an overall upward trend, primarily as a result of our hiring additional personnel in connection with our anticipated growth.

We have experienced consistent revenue growth over the past several years, which is primarily the result of a steady increase in our customer base. The sequential revenue increase is driven by the addition of new customers and the retention of existing customers. Because we charge subscription fees, a large percentage of each quarter’s revenue comes from agreements with customers that also contributed to revenue in the preceding quarter.

The following table presents our unaudited consolidated quarterly results of operations for the seven fiscal quarters ended September 30, 2007. This information is derived from our unaudited consolidated financial statements, and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and results of operations for the quarters presented. Results of operations for these periods are not necessarily indicative of the results of operations for a full year. Historical results are not necessarily indicative of the results to be expected in future periods. You should read this data together with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Fiscal Quarter Ended,
	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007
	(unaudited)
	(in thousands)
Revenue:
Subscription fees	$10,527	$11,340	$12,053	$12,983	$13,657	$14,619	$15,311
Other	2,022	2,144	2,500	2,403	2,275	2,386	2,167

Total revenue	12,549	13,484	14,553	15,386	15,932	17,005	17,478

Operating expenses:
Direct operating	3,598	3,742	4,023	4,272	4,302	4,606	5,224
Sales and marketing	2,071	2,117	2,147	1,949	1,930	1,948	2,129
Research and development	1,059	1,107	1,190	1,312	1,650	1,752	1,957
General and administrative	3,523	3,655	3,939	7,676	3,458	3,810	5,103
Depreciation and amortization	2,045	2,029	2,113	2,410	2,262	2,368	2,560

Total operating expenses	12,296	12,650	13,412	17,619	13,602	14,484	16,973

Operating income (loss)	253	834	1,141	(2,233)	2,330	2,521	505

Other income (expense)
Interest income	3	3	4	3	—	—	13
Interest expense	(1,342)	(1,160)	(1,185)	(1,148)	(1,082)	(1,069)	(2,032)
Other income (expense)	—	8	(16)	—	29	—	—

Total other income (expense)	(1,339)	(1,149)	(1,197)	(1,145)	(1,053)	(1,069)	(2,019)

Income (loss) before income taxes	(1,086)	(315)	(56)	(3,378)	1,277	1,452	(1,514)
Income tax expense (benefit)	227	(287)	68	184	626	711	(742)

Net income (loss)	(1,313)	(28)	(124)	(3,562)	651	741	(772)
Preferred stock dividend and accretion	(1,808)	(2,050)	(2,073)	(2,074)	(2,028)	(2,059)	(46,470)

Net loss attributable to common units	$(3,121)	$(2,078)	$(2,197)	$(5,636)	$(1,377)	$(1,318)	$(47,242)

Adjusted EBITDA(1)	$3,081	$3,666	$4,071	$4,073	$4,827	$5,134	$5,246

(1)	The principal financial covenant in our credit facility contains a ratio based on Adjusted EBITDA. Our credit facility calculates Adjusted EBITDA as: consolidated net income plus depreciation and amortization; (gain) loss on disposal of certain assets; non-cash expenses, including non-cash compensation expenses; (gain) loss from extraordinary items; provision for income taxes; interest expense and amortization of debt issuance costs; and certain other expenses incurred by us minus interest and other income and non-cash items increasing consolidated net income. If our Adjusted EBITDA were to decline below certain levels, then our maximum leverage ratio covenant may be violated, which could cause, among other things, an increase in the interest rate applicable to our revolving loans and, in certain circumstances, a default under our credit facility. Our maximum leverage ratio is required to be less than 5.5 to 1.0 based on Adjusted EBITDA for the three months ended September 30, 2007. The lenders under our credit facility use the leverage ratio to measure our ability to meet our obligations on our indebtedness by comparing the total amount of such debt to our Adjusted EBITDA, which our lenders use to estimate our cash flow from operations. The leverage ratio is calculated as the ratio of Funded Debt to Adjusted EBITDA, as defined by our credit facility. For the three months ended September 30, 2007, our leverage ratio was 4.7 to 1.0, which means for every $1.00 of Adjusted EBITDA, we had $4.70 of indebtedness.

We use Adjusted EBITDA to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our financial results under GAAP, and the following reconciliation, provides a more complete understanding of the factors and trends affecting our business than GAAP measures alone. We believe Adjusted EBITDA assists our board of directors, management and investors in comparing our operating performance on a consistent basis because it removes the impact of our capital structure (primarily interest expense and amortization of debt issuance costs), asset base (primarily depreciation and amortization) and items outside the control of our management team (income taxes), as well as other non-cash (impairment of intangibles and stock-based compensation expense) and non-recurring items from our operations. Adjusted EBITDA is used as a performance evaluation metric in determining achievement of objectives for certain executive incentive compensation programs, as well as for incentive compensation plans for employees generally. See “Executive Compensation and Director Compensation” for additional discussion and applicability to our named executive officers.

Despite the importance of this measure in analyzing our business, determining compliance with the principal financial covenant in our credit agreement, measuring and determining incentive compensation and evaluating our operating performance relative to our competitors, as well as the use of Adjusted EBITDA measures by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA as described in this prospectus has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP; nor is Adjusted EBITDA intended to be a measure of liquidity or free cash flow for our discretionary use. Some of these limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements to service interest or principal payments under our credit agreement;

•	Adjusted EBITDA does not reflect income tax payments we are required to make;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and

•	Adjusted EBITDA has all the inherent limitations of EBITDA.

To properly and prudently evaluate our business, we encourage you to review the GAAP financial statements included elsewhere in this prospectus, and not rely on any single financial measure to evaluate our business. We also strongly urge you to review the reconciliation of net income to Adjusted EBITDA, along with our consolidated financial statements included elsewhere in this prospectus. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure, as presented in this prospectus, may differ from and may not be comparable to similarly titled measures used by other companies.

The following table sets forth a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP-based measure. All of the items included in the reconciliation from net income to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization, impairment of intangibles and stock-based compensation expense) or (ii) items that management does not consider in assessing our ongoing operating performance (e.g., income taxes and interest expense), as defined in our credit facility. In the case of the non-cash items, management believes that investors can better assess our comparative operating performance because the measures without such items are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect operating performance. In the case of the other non-recurring items, management believes that investors can better assess our operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

	Fiscal Quarter Ended,
	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007
Net Income (loss)	$(1,313)	$(28)	$(124)	$(3,562)	$651	$741	$(772)
Depreciation and amortization	2,045	2,029	2,113	2,410	2,262	2,368	2,560
Interest expense net of interest income	1,339	1,157	1,181	1,145	1,082	1,069	2,019
Other (income) expense	—	(8)	16	—	(29)	—	—
Income tax expense	227	(287)	68	184	626	711	(742)
Stock-based compensation(i)	783	803	817	3,341	235	245	250
Write-off of note receivable from officer(ii)	—	—	—	555	—	—	—
Compensation expense(iii)	—	—	—	—	—	—	1,931

Adjusted EBITDA	$3,081	$3,666	$4,071	$4,073	$4,827	$5,134	$5,246

(i)	Represents non-cash stock-based compensation to both employees and directors. The significant increase for the quarter ended December 31, 2006 was due to the acceleration of vesting for restricted unit awards to an executive officer. For further clarification, see Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(ii)	Represents the write-off of portions of a note receivable to an executive officer. This expense is considered to be non-recurring because it is outside the ordinary course of business.
(iii)	Represents bonus payments to all option holders in July 2007, which were paid contemporaneously with the dividend payment to our preferred and common unitholders. We consider these expenses to be non-recurring and not representative of our underlying results of operations. In addition, this amount was not taken into account in measuring compliance with the leverage ratio in our amended and restated credit agreement.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expense and related disclosures. We base our estimates and assumptions on the best information available to us at the time the estimates and assumptions are made and on historical experience and on various other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies include areas that require the most significant amount of judgment and estimates.

Revenue Recognition

We generate revenue from the sale of subscriptions and our services, including fees derived from implementation services and consultation services. We recognize revenue when all of the following conditions are satisfied:

•	There is evidence of an arrangement;

•	The service has been provided to the customer;

•	The collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the client is fixed or determinable.

We provide subscription-based services through software solutions accessed by our customers while the data is hosted and maintained on our servers. In many arrangements, customers are charged set-up fees for implementation and online training in addition to monthly subscription fees for access to our web-based hosted services. Implementation fees are typically billed at the beginning of the arrangement and recognized as revenue over the greater of the subscription period or the estimated customer relationship period. We estimate our customer relationship period based on historical customer retention periods, which presently are estimated to be four years. Our estimated customer relationship period may change due to the changing retention rate of our customers. Subscription fees are recognized in the period in which the customer uses the service. Contract subscription periods typically range from one to three years.

Deferred revenue consists of billings or payments received in advance of revenue recognition and are recognized as the revenue recognition criteria are met. We generally invoice our customers monthly for our subscription services. Implementation services are invoiced after the execution of the customer agreement. Deferred revenue that will be recognized during the succeeding 12-month period is recorded on the balance sheet as current deferred revenue and the remaining portion is recorded as non-current deferred revenue.

Software Development Costs

We account for software development costs under the provisions of American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, or SOP 98-1. Under SOP 98-1, costs related to the preliminary project stage of development are expensed as incurred. Costs incurred in the application development stage are capitalized. Such costs are amortized over the software’s estimated economic life of two to four years. In 2006, approximately 66% of our software development expenditures were expensed rather than capitalized. For the nine months ended September 30, 2007, approximately 69% of our software development expenditures were expensed rather than capitalized.

Goodwill and Intangible Assets

We evaluate goodwill for impairment annually as of December 31 or upon changes that could impact our operations or our operating business environment, with tests of goodwill occurring at the reporting unit level. We have determined that we have one reporting unit. We completed the required annual impairment tests for 2004, 2005 and 2006. No goodwill impairment losses were identified as a result of these tests.

In evaluating goodwill for impairment, we determine estimated fair value using a discounted cash flow analysis. This analysis contains uncertainties because it requires us to make assumptions and to apply judgment to estimate industry economic factors and the profitability of future business strategies to determine estimated future cash flows and an appropriate discount rate. It is our policy to conduct impairment testing based on our current business strategy and future expectations in light of present industry and economic conditions.

Other definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. Impairment for definite-lived intangible assets is recognized to the extent the carrying value exceeds its fair value.

Our estimates of future cash flow used in these valuations could differ from the actual results. If actual results are not consistent with our estimates or assumptions, we may be exposed to an impairment charge that could be material and adversely affect our results of operations in future periods.

Acquisitions — Purchase Price Allocation

In accordance with accounting for business combinations, we allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill.

Our purchase price allocation methodology requires us to make assumptions and to apply judgment to estimate the fair value of acquired assets and liabilities. We estimate the fair value of assets and liabilities based on the appraised market values, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows and market multiple analyses. We determine the fair value of fixed assets and identifiable intangible assets, such as developed technology or customer relationships, and any other significant assets or liabilities. Additionally, we have engaged external consultants to assist us in determining the value of identifiable intangibles assets acquired in connection with certain acquisitions. We adjust the purchase price allocation, as necessary, up to one year after the acquisition closing date as we obtain more information regarding assets valuations and liabilities assumed. Unanticipated events or circumstances may occur which could affect the accuracy of our fair value estimates, including assumptions regarding industry economic factors and business strategies, and result in an impairment or a new allocation of purchase price.

Income Taxes

We are subject to federal and various state income taxes in the United States, and we use estimates in determining our provision and related deferred tax assets. At December 31, 2006, our deferred tax assets consisted primarily of federal and state net operating loss carry forwards, research and development credit carry forwards, and temporary differences between the book and tax bases of certain assets and liabilities.

We assess the likelihood that deferred tax assets will be realized, and we recognize a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. At December 31, 2006, we had a valuation allowance on the research and development credits. Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business.

Stock-Based Compensation

Prior to January 1, 2006, we accounted for stock-based compensation awards using the intrinsic value recognition provisions of Accounting Principles Boards Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and related interpretations. Under the intrinsic value method, compensation expense is based on the excess, if any, on the date of grant between the fair value of our common stock over the option exercise price. Generally, we grant stock options with exercise prices equal to the estimated fair value of our common stock, which is determined by our management and board of directors.

On January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment, or SFAS 123(R). SFAS 123(R) addresses accounting for share-based awards, including stock options, with compensation expense measured using fair value and recorded over the requisite service or performance period of the award.

We have recorded stock-based compensation expense under SFAS 123(R) using the prospective transition method, which provides for applying the valuation provisions of SFAS 123(R) to new awards and to awards that are outstanding on the effective date or that are subsequently modified, repurchased or cancelled. We continue to account for awards granted prior to the adoption date of SFAS 123(R) in accordance with the provisions of APB 25 and under the prospective transition method. Prior periods have not been revised for comparative purposes.

Under SFAS 123(R), we estimate the fair value of stock options and stock-based awards using the Black-Scholes option-pricing model and have elected to recognize compensation expense for awards with service conditions on a straight line basis over the requisite service period. Typically, we grant stock options and stock-based awards with a requisite service period of four years from the date of grant.

The fair values of our options issued during the year ended December 31, 2006 and the nine months ended September 30, 2007 were determined using the Black-Scholes option-pricing model with the following weighted-average range of assumptions:

	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
Risk-free interest rate	4.6%	4.5%
Expected dividend yield	0.0%	0.0%
Expected option term (years)	6.17	6.25
Expected stock volatility	51.9%	52.0%

The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.

We do not anticipate paying cash dividends on shares of our common stock; therefore, the expected dividend yield is assumed to be zero.

The expected life of options vesting over a four year period granted during the year ended December 31, 2006 and the nine months ended September 30, 2007 was determined to be 6.25 years using the “simplified” method as prescribed by SAB No. 107, Share-Based Payment. Additionally, some performance based options were granted during the year ended December 31, 2006. The expected life of these options was 5.33 years resulting in the lower weighted average expected option term of 6.17 years.

As there was no public market for our common stock prior to this offering, we have determined the volatility of options granted in 2006 and 2007 based on an analysis of reported data for a peer group of companies that issued options with substantially similar terms. The expected volatility of options granted has been determined using an average of the historical volatility measures of this peer group of companies. The expected volatility for options granted during 2006 and 2007 was approximately 52%. In addition, SFAS 123(R) requires companies to utilize an estimated forfeiture rate when calculating the expense for the period. Our estimated forfeiture rates used in determining the expense recorded in our consolidated statement of operations is based on historical forfeitures.

We believe there is a high degree of subjectivity involved when using option-pricing models to estimate stock-based compensation under SFAS 123(R). There is currently no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of employee share-based awards is determined in accordance with SFAS 123(R) using an option-pricing model, that value may not be indicative of the fair value observed in a market transaction between a willing buyer and willing seller. If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods than those currently applied under SFAS 123(R), the compensation expense that we record in the future under SFAS 123(R) may differ significantly from what we have historically reported.

Prior to the offering, the fair value of our common stock, for the purpose of determining the exercise prices of our common stock options, was estimated by our board of directors, with input from management. Our board of directors exercised judgment in determining the estimated fair value of our common stock on the date of grant based on several factors, including:

•	the nature and history of our business;

•	our historical operating and financial results;

•	general market data that may affect the valuation;

•	our financial and operating projections, including revenues, operating margins (e.g. earnings before interest and taxes) cash flows and capital expenditures;

•	the existence of goodwill or other intangible value within our company;

•	our ability (or inability) to pay dividends;

•	external market conditions affecting the healthcare information technology industry sector;

•	the illiquid nature of an investment in our common stock;

•	the prices at which we sold shares of our Series A preferred units;

•	the superior rights and preferences of securities senior to our common stock at the time of each grant;

•	the likelihood of achieving a liquidity event such as an initial public offering or sale; and

•	the market prices of publicly traded companies engaged in the same or similar lines of business.

We believe this to have been a reasonable approach to estimating the fair value of our common stock for these periods along with our analyses of comparable companies in our industry and arm’s length transactions involving our Series A preferred units and common units. Determining the fair value of our stock requires making complex and subjective judgments, however, and there is inherent uncertainty in our estimate of fair value.

Estimating the fair value of our common stock involves significant judgments, assumptions estimates and complexities that impact the amount of deferred stock-based compensation recorded and the resulting amortization in future periods. If we had made different assumptions, the amount of our deferred stock-based compensation, stock-based compensation expense, operating loss, net loss attributable to common stockholders and net loss per share attributable to common stockholders amounts could have been significantly different. We believe the methodologies, approaches and assumptions that we have used to determine the fair value of our common stock are reasonable.

The following table presents the number and weighted average exercise prices of stock options granted during the seven quarters ended September 30, 2007:

Grants Made During Quarter Ended:	Number of Options Granted	Weighted Average Exercise Price
December 31, 2006	337,500	$6.80
March 31, 2007	10,000	$6.90
June 30, 2007	60,000	$7.00
September 30, 2007	100,000	$5.40

Total Grants	507,500	$6.36

The exercise price of all stock options described above was equal to or greater than the estimated fair value of our common stock on the date of grant, and therefore the intrinsic value of each option grant was zero.

As discussed more fully in Note 11 to our consolidated financial statements included elsewhere in this prospectus, we granted stock options with a weighted average exercise price of $6.48 per share during the year ended December 31, 2006. We granted stock options with a weighted average exercise price of $6.05 per share during the nine months ended September 30, 2007. The decline in estimated value of our common units was attributable to our 2007 Recapitalization which was partially offset by an increase in value attributable to the fact that our revenue increased 9.8%, from $40.6 million for the nine months ended September 30, 2006 to $50.4 million for the nine months ended September 30, 2007.

For each of the stock options described above, the exercise price was equal to the estimated fair value of our common stock on the date of grant, as determined by our board of directors. In making these determinations our board of directors relied upon an internal valuation made contemporaneously with the grants and other factors described above. Specifically, our board of directors took into account our results of operations, market position and operating achievements at the time of grant, among other factors. Additionally, the estimated fair value derived from the contemporaneous internal valuations was supported by retrospective valuations performed by an independent third party valuation specialist. The primary reasons for the difference between the fair value of our common stock on each of these dates are as follows:

•

On November 29, 2006 and February 1, 2007, we granted options to purchase an aggregate of 337,500 and 5,000 shares of our common stock, respectively, with an exercise price of $6.80. Total revenue increased approximately $0.8 million from the quarter ended September 30, 2006 to the quarter ended December 31, 2006.

•

On March 19, 2007, April 1, 2007 and May 22, 2007, we granted options to purchase an aggregate of 5,000, 20,000 and 40,000 shares of our common stock, respectively, with an exercise price of $7.00. Total revenue increased approximately $0.5 million from the quarter ended December 31, 2006 to the quarter ended March 31, 2007.

•

On September 1, 2007, we granted options to purchase an aggregate of 100,000 shares of our common stock with an exercise price of $5.40. In July 2007, we paid a special dividend to unit holders in the amount of $52.6 million, or $2.22 per equivalent unit and incurred additional indebtedness to fund this dividend. These factors partially offset increases in our business enterprise value to result in a decline in the value of our common stock from the valuation performed as of June 30, 2007 to the valuation performed as of September 30, 2007.

As of September 30, 2007, we have approximately $2.0 million in total future expense associated with non-vested stock options expected to be recognized over a weighted average of 1.6 years.

Liquidity and Capital Resources

As of September 30, 2007, our principal sources of liquidity were cash and cash equivalents totaling $3.3 million. We have funded our growth primarily through private placements of equity securities, totaling approximately $101.4 million in the aggregate, as well as through the incurrence of long-term debt and working capital. Our indebtedness was $100.0 million as of September 30, 2007. Additionally, we have $20.0 million of available capacity under our revolving loan facility.

Given our current cash and cash equivalents, expected cash flow from operations and funds available under our revolving credit facility, we believe that we will have sufficient liquidity to fund our business and meet our contractual obligations for at least the next twelve months. However, we may pursue acquisitions or investments in complimentary businesses or technologies or experience unexpected operating losses, in which case we may need to raise additional funds sooner than expected. In addition, we may increase our capital expenditures consistent with our anticipated growth in infrastructure and personnel, and as we expand our market presence. Accordingly, we may need to engage in private or public equity or debt financing to secure additional funds. If we raise additional funds through further issuances of equity, our existing equityholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our equity securities, including shares of our common stock sold in this offering. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain required financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited. Beyond the twelve month period, we will seek to maintain sufficient liquidity through continued improvements in the profitability of our business and through management of our cash resources and our credit agreement.

Cash Flows

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands)
Net cash provided by operating activities	$4,160	$3,352	$11,805	$5,736	$8,525
Net cash used in investing activities	(10,093)	(20,774)	(108,442)	(106,316)	(7,047)
Net cash provided by financing activities	2,800	16,443	96,825	101,150	1,475

Net increase (decrease) in cash and cash equivalents	$(3,133)	$(979)	$188	$570	$2,953

Cash provided by operating activities during the nine months ended September 30, 2007 was $8.5 million and consisted of net income of $0.7 million, $0.8 million used by working capital and other activities, positive non-cash adjustments of $7.2 million related to depreciation and amortization expense and $0.7 million of non-cash stock compensation.

Cash provided by operating activities during the year ended December 31, 2006 was $11.8 million and consisted of net loss of $5.0 million, $1.1 million provided by working capital and other activities, positive non-cash adjustments of $8.6 million related to depreciation and amortization expense, $6.3 million of non-cash stock compensation and $0.5 million related to imputed interest on acquisition.

Cash provided by operating activities during the year ended December 31, 2005 was $3.4 million and consisted of net loss of $1.0 million, $0.9 million used by working capital and other activities, positive non-cash adjustments of $2.6 million related to depreciation and amortization expense and $3.1 million of non-cash stock compensation.

Net cash used in investing activities during the nine months ended September 30, 2007 was $7.0 million, which primarily relates to cash used in acquisitions and related contingent consideration of $3.4 million, capital expenditures of $1.3 million and expenditures of $2.5 million for development of internal software.

Net cash used in investing activities during the year ended December 31, 2006 was $108.4 million, which primarily relates to cash used of $104.3 million for the acquisitions of CodeCorrect and IHH and one smaller acquisition, capital expenditures of $1.3 million and expenditures for development of internal software of $2.9 million.

Net cash used in investing activities during the year ended December 31, 2005 was $20.8 million, which primarily relates to cash used of $16.9 million for the acquisition of IHH and one smaller acquisition, capital expenditures of $2.1 million and expenditures for development of internal software of $1.0 million. Net cash used in investing activities during 2004 was $10.1 million, consisting of $8.8 million from the purchase of a noncontrolling interest in a consolidated subsidiary and $1.4 million related to capital expenditures and expenditures for the development of internal software.

Net cash provided by financing activities was $1.5 million for the nine months ended September 30, 2007 and primarily consisted of proceeds from the issuance of long-term debt (net of related transaction costs and repayments of long-term debt) of $53.7 million offset by $52.6 million of dividend payments to holders of our preferred and common units related to our 2007 Recapitalization. Net cash provided by financing activities was $96.8 million during 2006, consisting primarily of $44.8 million of net borrowing under our revolving credit facility and $52.9 million of proceeds from the issuance of Series A preferred units. Net cash provided by financing activities was $16.4 million during 2005, consisting primarily of the issuance of Series A preferred units. Net cash provided by financing activities was $2.8 million during 2004, consisting primarily of $32.3 million of proceeds from the issuance of Series A preferred units, offset by $29.7 million from the redemption of common units and options and distribution to minority holders related to our 2004 Recapitalization. See “Recapitalization and Purchase of Non-Controlling Interest” in Note 1 to our consolidated financial statements included elsewhere in this prospectus.

Credit Agreement

We are a party to an amended and restated credit agreement dated July 16, 2007 with General Electric Capital Corporation, as Agent and a lender, and other lenders party thereto, whom we collectively refer to as the Lenders.

Our amended and restated credit agreement provides for a (i) $100.0 million term loan facility and (ii) a $20.0 million revolving loan facility. We used the proceeds of the term loan to refinance existing indebtedness, to pay cash dividends to our unitholders of $52.6 million, to pay bonuses to option holders of $1.9 million and for working capital and other general corporate purposes. The revolving loan facility is available for working capital and other general corporate purposes, including acquisitions. As of September 30, 2007, $100.0 million was outstanding under the term loan facility and no amounts were outstanding under the revolving loan facility.

Borrowings under the amended and restated credit agreement bear interest at a rate per annum equal to either LIBOR for a LIBOR loan or the base rate for a base rate loan, plus an applicable margin. The applicable margin for the term loan is 2.75% in the case of LIBOR loans and 1.50% in the case of base rate loans. The applicable margin for the revolving loans is adjusted quarterly based on our consolidated leverage ratio (as defined in the amended and restated credit agreement). The applicable margin for revolving loans ranges from 1.75% to 3.25% in the case of LIBOR loans and 0.50% to 2.00% in the case of base rate loans. We also pay a quarterly commitment fee on the undrawn portion of the revolving loan facility of 0.375% per annum.

The amended and restated credit agreement matures on July 16, 2013. We are required to make quarterly principal payments in the current amount of $250,000 on the term loan facility. No principal payments are due on the revolving loan facility until the maturity date. We expect to repay $            million of the amount outstanding under the term loan facility from the proceeds from this offering. See “Use of Proceeds.”

In addition, the amended and restated credit agreement contains financial and other restrictive covenants, ratios and tests that limit our ability to incur additional debt and engage in other activities. For example, the amended and restated credit agreement includes covenants restricting, among other things, our ability to incur indebtedness, create liens on assets, engage in other businesses, dispose of assets, make investments, engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments. Our amended and restated credit agreement also includes financial covenants that require us to maintain compliance with a consolidated leverage ratio and limit the amount of capital expenditures that we may make. Our loans and other obligations under the amended and restated credit agreement are guaranteed, subject to certain specified limitations, by our present and future direct and indirect subsidiaries and are secured by a lien on substantially all of our assets and the assets of our subsidiaries. See “Description of Indebtedness.”

The principal financial covenant in our credit facility contains a ratio based on Adjusted EBITDA. Our credit facility calculates Adjusted EBITDA as: consolidated net income plus depreciation and amortization; (gain) loss on disposal of certain assets; non-cash expenses, including non-cash compensation expenses; (gain) loss from extraordinary items; provision for income taxes; interest expense and amortization of debt issuance costs; and certain other expenses incurred by us minus interest and other income and non-cash items increasing consolidated net income. If our Adjusted EBITDA were to decline below certain levels, then our maximum leverage ratio covenant may be violated, which could cause, among other things, an increase in the interest rate applicable to our revolving loans and, in certain circumstances, a default under our credit facility. Our maximum leverage ratio is required to be less than 5.5 to 1.0 based on Adjusted EBITDA for the three months ended September 30, 2007. The lenders under our credit facility use the leverage ratio to measure our ability to meet our obligations on our indebtedness by comparing the total amount of such debt to our Adjusted EBITDA, which our lenders use to estimate our cash flow from operations. The leverage ratio is calculated as the ratio of Funded Debt to Adjusted EBITDA, as defined by our credit facility. For the three months ended September 30, 2007, our leverage ratio was 4.7 to 1.0, which means for every $1.00 of Adjusted EBITDA, we had $4.70 of indebtedness.

Contractual Obligations

We have contractual obligations under our credit agreement and for certain property facilities and office equipment under operating leases. The following table summarizes our long-term contractual obligations as of September 30, 2007:

	Payments due by Period
	Total	Less Than 1 year	1-3 Years	3-5 Years	More than 5 years
	(unaudited)
	(in thousands)
Credit agreement(1)	$100,000	$1,000	$2,000	$2,000	$95,000
Operating leases(2)	7,282	1,508	2,460	2,273	1,041
Contractual obligations(3)	1,191	1,191	—	—	—

	$108,473	$3,699	$4,460	$4,273	$96,041

(1)	Interest payments on our credit facility are not included in the above table. Indebtedness under our credit facility bears interest at an annual rate of LIBOR plus an applicable margin. The interest rate at September 30, 2007 was an effective rate of 8.3%. See Note 2 of our unaudited consolidated financial statements included elsewhere in this prospectus.
(2)	Relates to certain office space and office equipment under operating leases. Amounts represent future minimum rental payments under operating leases with initial or remaining non-cancelable lease terms of one year or more. See Note 9 of our consolidated financial statements included elsewhere in this prospectus.
(3)	Consists of noncancellable purchase agreements related to hardware for our data center.

Off-Balance Sheet Arrangements

Other than our operating leases for office space and computer equipment included in the preceding table, we have no off-balance sheet financing arrangements.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, or FIN 48. This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. Effective January 1, 2007, we adopted the provisions of FIN 48 and there was no material effect on our financial position, results of operations and cash flows as a result of adopting this standard.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157, which establishes a framework for measuring fair value and expands disclosures about the use of fair value measurements subsequent to initial recognition. Prior to the issuance of SFAS 157, which emphasizes that fair value is a market-based measurement and not an entity-specific measurement, there were different definitions of fair value and limited definitions for applying those definitions under GAAP. SFAS 157 is effective for us on a prospective basis for the reporting period beginning January 1, 2008. We are evaluating the impact of SFAS 157 on our financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159. SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure certain financial instruments at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We have not decided if we will early adopt SFAS 159 or if we will choose to measure any eligible financial assets and liabilities at fair value.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, or SFAS 141(R). SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141(R) are effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently assessing the financial impact of SFAS 141(R) on our consolidated financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51, or SFAS 160. SFAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” or ARB 51, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS 141(R). In addition, SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The provisions of SFAS 160 are effective for fiscal years beginning March 1, 2009. Earlier adoption is prohibited. We are currently assessing the financial impact of SFAS 160 on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

We had outstanding borrowings on our term loan of $100.0 million as of September 30, 2007. The term loan and revolving credit facility bear interest at LIBOR or the bank’s base rate plus an applicable margin. If the LIBOR or the bank’s base rate fluctuated by 10% as of September 30, 2007, interest expense would have fluctuated by approximately $0.8 million.

BUSINESS

Overview

We are a leading provider of proprietary internet-based solutions that achieve improved profitability for a broad range of healthcare providers, including hospitals and ancillary healthcare providers, by enabling them to more effectively manage the complexities of the patient registration, billing, collection and reimbursement process, which we refer to as revenue cycle management. By utilizing our Software as a Service, or SaaS, platform, our customers achieve appropriate and optimal reimbursement from payers, ensure complete and accurate pricing information, reduce bad debt, improve collections, improve regulatory compliance and more efficiently manage the overall revenue cycle process. Our solutions also provide our customers with timely and meaningful information and data analytics to enhance their ability to make informed decisions as our customers manage their businesses. We believe that our solutions offer a significant value proposition to our customers by generating an attractive return on investment. Specifically, a number of healthcare providers using our solutions have reported deriving a return on investment in excess of 400%, which we believe to be representative of the overall experiences of our customer base.

Increasing pressures from government administered insurance programs, managed care payers and employers, along with pressures resulting from the increased financial burden of healthcare costs on consumers, are negatively impacting reimbursement to hospitals and ancillary healthcare providers. In addition, the highly intricate and frequently changing rules and regulations governing the invoicing of healthcare payers have complicated the billing and collections processes for healthcare providers. These pressures and complexities are compounded because many healthcare providers lack the technological infrastructure and human resources to bill, collect and be fully reimbursed for their services, and instead rely on inefficient, labor intensive processes to perform these functions. As a result, these healthcare providers experience increased risk of noncompliance and deteriorating profitability due to decreasing reimbursement and increasing costs from the significant resources needed to manage these complex processes.

Our dynamic suite of SaaS solutions automates the primary and most challenging components of the revenue cycle and provides proven, clear and measurable results to address the reimbursement pressures affecting healthcare providers. We provide up-to-date content and integrated applications to address key areas of the revenue cycle, resulting in improved operating margins for our customers, streamlined processes, enhanced regulatory compliance and increased patient satisfaction. We periodically update our proprietary solutions based on the expertise of our employees, which is supplemented by our experiences gained from our large and diverse customer base. Because we centrally host our applications, we are able to rapidly deploy these updates simultaneously to all of our customers.

We believe our innovative solutions represent a superior alternative to other revenue cycle management offerings. We offer a number of advantages over traditional installed software offerings, including significantly lower upfront costs, reduced complexity, broader and more rapid deployment and more efficient integration with existing customer information systems. In addition, our centrally hosted software applications and data center render additional customer hardware and maintenance unnecessary and facilitate our customers’ access to current design and content. We differentiate ourselves from other providers of internet-based solutions through the breadth of our suite of solutions and services, the depth of our content and the knowledge and expertise of our dedicated team of over 400 employees.

The strength of our revenue cycle management solutions has driven substantial growth in our customer base and has allowed us to further penetrate our current customers with new and existing solutions. Our national, diversified customer base includes approximately 800 hospital customers operating over 1,400 for-profit and not-for-profit hospital facilities and approximately 360 ancillary healthcare providers, such as specialty hospitals and large physician groups. In exchange for access to our solutions, we charge our customers subscription fees on a recurring basis as well as other fees, such as implementation and consulting fees, on a case-by-case basis. As a result of our subscription-based revenue model and high levels of customer satisfaction, we have experienced a customer retention rate of at least 96% in 2006 and 2007 and have continued to grow our customer base and predictable, recurring revenue stream. During 2007, we added solutions to 312 healthcare facilities, which were comprised of 127 facilities for existing customers and 185 facilities for new customers. In addition, for the nine months ended September 30, 2007, we generated $50.4 million in revenue, an increase of approximately 24% over the $40.6 million in revenue we generated during the nine months ended September 30, 2006.

Industry

The United States spends more on healthcare per capita than any other nation, and the rate of healthcare spending is expected to exceed the growth rate of the country’s gross domestic product over the next 10 years. According to the U.S. Centers for Medicare & Medicaid Services, or CMS, spending on hospital care was $648.2 billion in 2006, representing the single largest component, or 31%, of the $2.1 trillion in total healthcare expenditures. This spending is expected to increase at an average annual rate of 7.1%, reaching $1.3 trillion, or 31.7%, of the $4.1 trillion in projected total healthcare expenditures in 2016. We expect this growth to be driven by a number of factors, including rising healthcare costs, an aging population and longer life expectancies. Spending at ancillary healthcare facilities is expected to grow at an even more rapid rate as a result of a number of factors, including advances in medical technology, increasing use of outpatient care, which is generally more convenient for patients, and the emergence of an increasing number of outpatient facilities, which typically offer patients more immediate and specialized attention.

The Reimbursement Environment for Hospitals and Ancillary Healthcare Providers

Budgetary pressures facing government administered insurance programs, such as Medicare and Medicaid, are leading to lower levels of reimbursement to healthcare providers. According to CMS, Medicare, which covers individuals age 65 and over or who meet certain other criteria, and Medicaid, which covers low income individuals and families, collectively accounted for approximately 47% of all healthcare reimbursement in 2007. Given their role in healthcare spending, these programs’ reimbursement policies significantly influence the financial results of hospitals and ancillary healthcare providers. However, with healthcare costs outpacing overall economic growth, an aging population, a declining number of taxpaying workers relative to program beneficiaries and other factors, these government administered insurance programs face growing budgetary constraints. Government administered insurance programs are also reducing their levels of reimbursement for many services provided by hospitals and ancillary healthcare providers. The impact of these reduced coverage levels on hospitals and ancillary healthcare providers has been and is expected to continue to be significant. According to the American Hospital Association, or AHA, the differences between costs incurred and reimbursement received from Medicare and Medicaid for services rendered rose from $4 billion in 2000 to nearly $30 billion in 2006.

Efforts by employers to manage healthcare costs are also reducing reimbursement to healthcare providers as well as changing the nature of insurance coverage in the United States. According to The Kaiser Family Foundation, 60% of U.S. employers subsidize a portion of their employees’ healthcare insurance coverage. Over 158 million individuals, or 52% of the U.S. population, receive these benefits. Typically, employers provide these benefits under group insurance plans arranged through one or more managed care companies. As healthcare costs have increased, employers have sought to manage expenses in a number of ways, including by pressuring managed care companies to limit reimbursement to healthcare providers and by reducing healthcare benefits they provide to their employees. Managed care companies have responded to these pressures by negotiating reduced levels of reimbursement to healthcare providers and offering group insurance plans with reduced patient coverage and higher deductibles and co-payments.

As healthcare coverage offered by employers has declined, consumer-directed healthcare plans sponsored by managed care companies have increased in prevalence, shifting more of the financial burden for healthcare costs to consumers. These plans typically combine a core contribution of funding by employers with increased choice and financial responsibility for employees. These plans require individuals to assume greater control over, and financial responsibility for, their healthcare expenditures. The increasing number of these plans means that a growing amount of fees for services by hospitals and ancillary healthcare providers are payable by patients. According to the CMS, consumer out-of-pocket payments for healthcare expenditures increased to $257 billion in 2006 from $193 billion in 2000. However, in cases where individuals cannot or do not pay for care, hospitals and ancillary healthcare providers forego reimbursement and classify the associated care expenses as uncompensated care. According to the AHA, uncompensated care rose from $22 billion in 2000 to over $31 billion in 2006.

Complexities of the Revenue Cycle

For many healthcare providers, the external pressures limiting available reimbursement are further complicated by their inability to manage revenue cycles effectively and efficiently. Complex billing requirements of government administered insurance programs and managed care payers, intricate and frequently changing operational invoicing processes imposed by these payers and the increased financial burden of healthcare costs on consumers are complicating and compromising the ability of these providers to bill, collect and be fully reimbursed for services. For example, we believe hospitals routinely lose five percent or more of revenue from inadequate revenue cycle management.

Complexities of Payer Requirements.    Government administered insurance programs and managed care companies require hospitals and ancillary healthcare providers to comply with highly detailed and frequently changing invoicing requirements. Examples of these requirements include:

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Government Regulations.    For reimbursement purposes, government administered insurance programs require healthcare providers to correspond each medical product and service to a specific billable code. For inpatient care, healthcare providers must classify each product and service within a specific severity-based, diagnosis-related group, or DRG. Similarly, for outpatient care, healthcare providers must assign an Ambulatory Payment Classification, or APC, to each product and service. In addition to being voluminous and highly complex, these codes are subject to frequent changes. As a result of these dynamics, it is critical for providers to maintain systems and processes that are able to comply with these regulations and have the flexibility to implement new codes as needed, in order to submit compliant invoices for government administered insurance programs and receive appropriate reimbursement. Additionally, with increased efforts by the U.S. government to address the problem of healthcare fraud and abuse through its introduction of Recovery Audit Contractors, a program which subjects providers to periodic audits of their coding and billing practices, the importance of proper coding has further increased.

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Managed Care Rules.    Healthcare providers must contend with a variety of managed care plans, including traditional indemnity, preferred provider organization, health maintenance organization, point-of-service and consumer-directed health plans. Each of these plans has individual network designs and pre-authorization requirements that are customized for each employer group as well as co-payment and deductible profiles that change frequently. Further, in response to new medical products and procedures and to address changing employer demands, managed care companies continuously update their reimbursement rules based on ongoing monitoring of consumption patterns. Because these plans are unique and dynamic, they are difficult to monitor and frequently result in the submission of invoices that do not comply with the then applicable payer requirements for a particular plan.

Upon receipt of an invoice from a healthcare provider, a payer verifies the accuracy and completeness of the invoice to determine the appropriateness and amount of the payment to the healthcare provider. If the payer denies payment partially or completely, the healthcare provider is responsible for determining the reason for the payment denials, amending the invoice and then resubmitting the claim to the payer. According to insurance industry studies, payers initially reject 30% to 40% of all hospital invoices in whole or in part.

Intricacies of Internal Invoicing Processes.    Before a hospital or ancillary healthcare provider can prepare a bill for a government administered insurance program or managed care company in compliance with its rules or directly for an individual, it must compile an internal invoice for the products and services it has provided to the particular patient. These invoices are typically highly detailed and complex because an individual patient’s care may include a large number and wide range of products and services and must comply with government administered insurance programs’ and managed care companies’ highly detailed and frequently changing invoicing requirements. Healthcare providers usually track these products and services through several clinical and financial information systems across various departments. For example, a hospital’s invoice for a common surgical procedure may reflect over 200 unique charges or supply items and other expenses. To invoice for these items, a healthcare provider must maintain a current, accurate charge description master, or CDM, file. A CDM file can consist of over 40,000 individual charge items. Because new or variations of existing products and services are regularly introduced, these CDMs must be updated frequently. A healthcare provider’s ability to properly manage its CDM changes and associated internal invoicing procedures significantly increases the likelihood that it will ultimately be fully reimbursed for its services.

Complexities Associated with Individual Payers.    The increased financial burden of healthcare costs on consumers has added a new layer of billing complexity for hospitals and ancillary healthcare providers. Traditionally, hospitals and ancillary healthcare providers have used billing and collection processes that interact with government administered insurance programs and managed care payers on a high-volume, scheduled basis. Consumer-directed healthcare and/or high-deductible health insurance plans require healthcare providers to invoice patients separately for the portion of the bill for which the patients are responsible. Many hospitals and ancillary healthcare providers do not have the operational or technological infrastructure to successfully manage a high volume of invoices to individual payers. Moreover, as individuals increasingly become more directly responsible for their healthcare costs, healthcare providers will need to provide defensible and transparent pricing of their services to their patients, which is another area where healthcare providers have traditionally not focused.

Market Opportunity

Overview

We believe that the persistent and growing complexities in the healthcare industry, particularly with respect to reimbursement, along with the ill-equipped manual processes or legacy installed software systems currently being used by many healthcare providers, present a compelling opportunity to enable healthcare providers to improve their financial performance by simplifying the complexities of the revenue cycle. The market for revenue cycle management solutions consists of for-profit and not-for-profit hospitals and certain ancillary healthcare providers, such as specialty hospitals and large physician groups, in the United States. We estimate that there are currently over 5,700 acute care hospitals and over 8,000 ancillary healthcare providers and that the market opportunity for revenue cycle management offerings to serve these providers is approximately $4 billion annually.

Because the overall financial and operational resources of hospitals and ancillary healthcare providers are limited, investments by providers in higher quality patient care have historically come at the expense of investments in financial infrastructure and human resources, including revenue cycle management solutions and personnel. As a result, existing healthcare provider financial and information systems and personnel often lack the resources to manage the increasing complexity and ongoing changes associated with revenue cycle management, and their financial and information systems often require labor intensive processes. However, due to lower levels of reimbursement and complex billing frameworks, healthcare providers increasingly are focused on automating, improving and simplifying their revenue cycle management infrastructure. According to a survey conducted by the Healthcare Financial Management Association, among near-term challenges, revenue cycle improvement was a primary concern most cited among healthcare provider chief financial officers, or CFOs. These CFOs also reported that they are seeking simplified charge systems and improved revenue cycle performance.

Traditional Installed Software Versus Internet-Based Revenue Cycle Management Offerings

Currently, revenue cycle management software offerings available to hospitals and ancillary healthcare providers can be broadly categorized into two groups: traditional installed software or internet-based solutions. Traditional installed software are applications that must be installed, hosted and maintained at the end-user’s facilities. These software applications are typically offered in exchange for large upfront licensing costs and annual ongoing support costs that cover a specific package of functionality and fixed number of users. Important functions of the installed software package are usually selected as options in a front-loaded licensing agreement with annual renewal for upgrades and support. Increasing the number of users of installed software typically raises the cost of use due to the need for additional licenses, customer provided hardware, including desktop computers, servers, networking components and mobile access devices, and internal information technology, or IT, human resources to ensure the continued operation and performance of the system.

Internet-based revenue cycle management solutions represent an emerging technology available to hospitals and ancillary healthcare providers and offer several advantages to traditional installed software offerings. The proliferation of high-speed, broadband internet connectivity, open standards for application integration and advances in network availability and security have created opportunities to deliver software applications directly to users over the internet in a subscription-based, “pay-as-you-go” business model commonly known as Software as a Service, or SaaS. A SaaS provider can deliver software applications over the internet via a secure, multi-tenant, scalable application and system architecture, which allows the SaaS provider to serve a large number of customers concurrently and to distribute the workload efficiently across a network of servers. For hospitals and ancillary healthcare providers, internet-based revenue cycle management offerings significantly reduce the need for expensive hardware, software and internal IT support, especially as compared to traditional installed software. In addition, the vendor-hosted architecture helps ensure that the software and vendor-supplied content is kept current and secure without customer IT personnel or user involvement. Additional benefits typically include broader and more rapid deployment and training for new applications, resulting in faster product adoption and increased productivity. All of these factors typically result in a lower total cost of ownership and a higher return on investment as compared to traditional installed software offerings.

From the vendor’s perspective, the internet-based model also provides operational efficiencies in the areas of development and customer support. Traditional installed software vendors usually develop, maintain and support multiple versions of their software on multiple hardware, operating system and database platforms. Vendors providing their offerings over the internet, by contrast, support and maintain a single version of software for all customers that is developed, maintained and supported on a single technology platform. This typically results in lower development and support costs and allows the vendor to more rapidly develop and release new versions of the software and more efficiently support existing customers. Internet-based solutions are designed to provide a level of efficiency that allows for security and redundancy features that would be impractical or cost prohibitive across multiple installed software applications.

The Accuro Solution

We offer a broad and comprehensive suite of internet-based revenue cycle management solutions to hospitals and ancillary healthcare providers. Our dynamic suite of SaaS solutions automates the primary and most challenging components of the revenue cycle and provides proven, clear and measurable results to address the reimbursement pressures affecting healthcare providers. We provide up-to-date content and integrated applications to address key areas of the revenue cycle, resulting in improved operating margins for our customers, streamlined processes, enhanced regulatory compliance and increased patient satisfaction. We categorize our solutions as follows: Performance, Intelligence, Access and Analytics.

Accuro Performance

Our suite of Performance solutions enables hospitals and ancillary healthcare providers to more easily identify and collect revenue owed to them based on negotiated managed care payer contracts and government administered insurance programs, such as Medicare and Medicaid. These solutions also enable our customers to monitor and evaluate payer performance, which assists them in future negotiations with payers. Our suite of Performance solutions is supported by our highly experienced team of professionals who interpret our customers’ contracts with payers by leveraging their knowledge of the contracts across various facility types, regions and specific payers. These solutions simplify our customers’ reimbursement process by accurately calculating expected payments and discounts pursuant to payer contracts, identifying underpayments and helping to ensure compliance with financial reporting requirements by accurately reflecting the expected reimbursement in their accounts receivable. Our customers may expand the functionality of these solutions to include automation of accurate recognition of contractual allowances and evaluation of the cause and potential solutions for denied claims. Customers utilizing our Performance solutions have reported that they derive a return on investment in excess of 400%, increasing their annual revenue an average of $900,000 per 100 beds while simultaneously increasing productivity through the automation of many labor intensive tasks.

Accuro Intelligence

Our suite of Intelligence solutions helps healthcare providers improve revenue cycle integrity and ensure the accuracy of their CDMs through the effective application of timely and relevant coding and billing information. In order to receive appropriate reimbursement for services rendered, hospitals and ancillary healthcare providers must submit their healthcare claims with properly coded and formatted information as specifically required by each healthcare payer. Because these requirements are frequently updated, it is imperative that provider CDMs remain accurate and up-to-date. If a provider uses a wrong billing code or submits an incorrectly formatted claim for services, payment can be delayed, reduced or entirely denied, regardless of the reason for the error. Moreover, providers who inadvertently submit claims with coding errors that reflect services beyond those actually provided may expose themselves to risks that could negatively impact their reputation and financial results. Our Intelligence solutions help providers enhance compliance with dynamic payer policies and requirements by giving them a means to both identify and resolve coding and billing issues. In addition, our Intelligence customers are given access to our proprietary databases and intelligent workflow tools which update their CDMs and other charging instruments as necessary to keep pace with changing payer requirements. These solutions also update and accurately maintain essential billing tools because our databases are compiled and continuously updated using the knowledge and expertise of our coding staff which is supplemented by the experiences gained from our large and diverse customer base. Customers utilizing our Intelligence solutions realize demonstrable financial benefits from a combination of revenue improvement and cost savings as a result of improved operational efficiency. A common example of revenue improvement is the recovery of revenue lost due to billable items missing from a customer’s CDM. During 2007, there were over 54,000 changes to the approximately 533,000 active codes, policies and regulations that affect healthcare provider reimbursement. If a healthcare provider were to miss or improperly capture these changes, it could lose significant revenue or experience compliance issues. Upon implementation of our Intelligence solutions, our customers quickly and easily identify these issues, enabling them not only to recover lost revenue and reduce the risk of noncompliance but also to prevent such losses going forward.

Accuro Access

Our suite of Access solutions focuses on the revenue cycle at the point of patient access, offering our customers transparent pricing and medical necessity verification tools to reduce bad debt, increase operating efficiencies and strengthen patient relationships. With respect to this component of the revenue cycle, we have initially used these solutions to enable our customers to educate patients about their anticipated out-of-pocket expenses and for medical necessity verification of proposed services. These solutions enable our customers to provide more precise pricing estimates to their patients prior to rendering services and to determine medical necessity based on our proprietary databases of government reimbursement rules and regulations. Our customers may combine the price estimation capabilities of our Access solutions with our Intelligence and Performance solutions to generate more precise estimates based on the integration of historical claims data, contracts and statistical analysis of services and the terms of a patient’s healthcare coverage. In our customers’ experience, patients are more inclined to pay their out-of-pocket costs if they are properly informed of their estimated financial responsibility for such costs in advance of receiving healthcare services as opposed to learning of their payment obligation after the service has been provided. We believe that validation of proposed services and related payer policies ensures patients have a complete understanding of their coverage and minimizes the incurrence of unnecessary expenses for which patients would be less likely to reimburse the provider. Customers utilizing certain Access solutions have reported that they have experienced a return on investment of 500% over a three-year period and increased average patient liability collections by more than 30%.

Accuro Analytics

Our suite of Analytics solutions provides hospitals and ancillary healthcare providers with information to facilitate more effective negotiations with managed care payers, develop strategic pricing initiatives, drive more informed decisions and forecast new market opportunities, resulting in improved profitability. This suite of solutions primarily assists customers with modeling and forecasting contractual revenue from managed care companies as well as determining prices based on costs, market rates, contract terms or a combination of these factors, which we maintain and continually update in our proprietary databases. This information assists our customers with contract negotiations and renewals and enables our customers to determine appropriate pricing that is transparent and defensible to both patients and payers. In addition, our Analytics solutions provide our customers with information to analyze market trends so that they can be proactive rather than reactive in determining pricing and planning service offerings. This information also identifies potential coding and charge capture errors. As a result, customers utilizing our Analytics solutions are able to generate significant value through the optimization of reimbursement from managed care payers, the establishment of defensible pricing and the reduction of charge capture errors.

Our Competitive Strengths

Our competitive strengths include:

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Demonstrable value proposition.    We believe the breadth, depth and design of our solutions present a compelling value proposition for hospitals and ancillary healthcare providers. By utilizing our solutions, our customers achieve appropriate and optimal reimbursement from payers, ensure complete and accurate pricing information, reduce bad debt, improve collections, improve regulatory compliance and more efficiently manage the overall revenue cycle process. Our solutions also provide our customers with timely and meaningful information and data analytics to enhance their ability to make informed decisions as our customers manage their businesses. To maximize these benefits, each of our solutions focuses on our end-users’ need for simple tools to approach the complex nature of revenue collection and reimbursement. We believe that our customers derive an attractive return on investment by employing our suite of solutions. Specifically, a number of healthcare providers using our solutions have reported deriving a return on investment in excess of 400%, which we believe to be representative of the overall experiences of our customer base.

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Unmatched scope and functionality.    We believe our integrated suite of solutions represents the broadest and most functional of all internet-based revenue cycle management offerings. Our solutions improve the profitability of hospitals and ancillary healthcare providers by automating the primary and most challenging components of the revenue cycle. We believe that none of our competitors offers product suites capable of managing the range of revenue cycle components that we address. We offer up-to-date content and integrated applications to address key areas of the revenue cycle, resulting in improved operating margins for our customers, streamlined processes, enhanced regulatory compliance and increased patient satisfaction. We periodically update our proprietary solutions based on the expertise of our employees, which is supplemented by our experiences gained from our large and diverse customer base. Because we centrally host our applications, we are able to rapidly deploy these updates simultaneously to all of our customers. KLAS Enterprises LLC, an independent organization that measures and reports healthcare technology vendor performance, has recently recognized the high quality and content of our solutions in its Best in KLAS Vendor Performance Report, which ranked our Accuro

Contract Manager solution first in its category of revenue cycle-contract management and our CodeCorrect CDM solution second in its category of revenue cycle-chargemaster management. These two solutions represent our two primary offerings.

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Powerful Software as a Service platform.    We believe that none of our competitors offers as comprehensive a suite of revenue cycle solutions over the internet as we do. As such, we believe our SaaS platform represents a superior solution to other revenue cycle management alternatives, offering a number of advantages over installed software offerings and other providers whose suite of services is only partially internet-based. Public and private payer codes and billing requirements frequently change, requiring revenue cycle management solutions to be updated frequently in order to remain accurate. By not being linked to a centrally-hosted, continuously updated knowledge base of payer rules, traditional installed software typically cannot reflect these changes on a timely basis. We offer a number of other advantages over traditional installed software offerings, including significantly lower upfront costs, reduced complexity, broader and more rapid deployment and more efficient integration with existing customer information systems. In addition, our centrally hosted software applications and data center render additional customer hardware and maintenance unnecessary and facilitate our customers’ access to current design and content. We differentiate ourselves from other vendors of internet-based solutions through the breadth of our suite of solutions and services, the depth of our content, and the knowledge and expertise of our dedicated team of over 400 employees.

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Subscription-based revenue model.    We believe our subscription-based fee model generates significant and predictable, recurring revenue. Our customers typically execute contracts with one to three-year terms. In exchange for access to our solutions, we charge our customers subscription fees on a recurring basis as well as other fees, such as implementation and consulting fees, on a case-by-case basis. This model prevents our customers from incurring large upfront costs, such as software licenses or hardware purchases. As a result of our subscription-based revenue model and high levels of customer satisfaction, we have experienced a customer retention rate of at least 96% in 2006 and 2007 and a predictable, recurring revenue stream.

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Scalable business model.    We believe our business model is designed to meet the requirements of our growing customer base, without requiring a significant expansion of our existing infrastructure and organization. By offering our solutions through a centrally-hosted, multi-tenant SaaS platform, we are able to periodically update our software for, and simultaneously deliver our solutions to, a large number customers. As a result, as we add new solutions and customers to our business, we are able to leverage our current platform to increase our operating efficiencies.

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Established national market presence and diversified customer base.    We believe that the strength of our revenue cycle management solutions has driven substantial growth in our customer base. Our national, diversified customer base includes approximately 800 hospital customers operating over 1,400 for-profit and not-for-profit hospital facilities and approximately 360 ancillary healthcare providers, such as specialty hospitals and large physician groups. Facilities using our solutions are located in 50 states and range in size from six beds to over 1,500 beds. Additionally, our customers are diverse in terms of their contribution to our revenue stream. During the nine months ended September 30, 2007, our top ten customers, accounting for approximately 155 customer facilities, represented approximately 23% of our subscription fee revenue.

Our Strategy

Our goal is to continue to enhance our position as a leading provider of internet-based revenue cycle management solutions for the healthcare industry. The key elements of our strategy to achieve this objective include:

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Continuously evaluating and addressing our customers’ needs.    The strength of our business is directly linked to the satisfaction and goals of our customers. We are focused on our customers’ revenue cycle management needs and strive to provide them with high-quality solutions. Our product development team works closely with our sales and marketing team to solicit and apply customer feedback to continuously improve and expand our suite of solutions. Further, we have established dedicated teams to monitor, evaluate and encourage existing customers’ utilization of our products with the intent of maintaining our high customer retention rates and identifying opportunities for further penetration of our other solutions.

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Continuously improving and expanding our revenue cycle management solutions.    Continuously improving and expanding our solutions through internal efforts as well as strategic partnerships is pivotal to our strategy of remaining a leading provider of revenue cycle management solutions for the healthcare industry. We intend to continue leveraging our research and development capabilities and industry knowledge to further enhance our existing solutions and services and to develop new solutions and services. Additionally, we are continually updating our internet-based solutions to enable our customers to use new rules and features without service disruptions.

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Further penetrating our existing customer base.    We believe that there is a significant opportunity to leverage our long-standing customer relationships and our large and experienced sales team to increase the penetration rate for our comprehensive suite of solutions with our customer base of approximately 800 hospital customers, which operate over 1,400 for-profit and not-for-profit hospital facilities, and approximately 360 ancillary healthcare providers. We intend to leverage our long-standing customer relationships and large and experienced sales team to increase the penetration rate for our comprehensive suite of solutions with our existing customers. While we offer solutions that cover many aspects of revenue cycle management, less than 17% of our customers’ facilities utilize more than one of our solutions. As a result, we believe that there is significant opportunity to generate incremental annual revenue of approximately $340 million if our current customers adopted our existing internet-based solutions that they do not currently employ. We have established several initiatives to capitalize on this opportunity, including a recent realignment of our sales force to make our sales function more effective, development of focused marketing programs to increase awareness of our entire range of solutions and the addition of features to existing solutions that enhance the benefits of using our other solutions.

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Attracting new customers.    We believe that there is a significant opportunity to grow our customer base. While our existing customer base is large and diverse, we believe there are approximately 4,300 hospitals and an even larger number ancillary healthcare providers that do not currently use our solutions. In addition, we believe that many of these providers do not currently employ internet-based revenue cycle software solutions. We intend to utilize our large and experienced sales team to aggressively seek new customers, emphasizing our compelling value proposition to hospitals and ancillary health providers and the breadth of our suite of revenue cycle management solutions. We believe that our broad suite of solutions together with our ability to demonstrate the positive financial impact of our offerings differentiates us from our competitors. Our highly-consultative sales process reinforces these differentiating factors.

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Opportunistically pursuing strategic acquisitions.    In addition to our internal research and development efforts, we evaluate opportunities to improve and expand our solutions through opportunistic, strategic acquisitions on an ongoing basis. Since 2004, we have successfully acquired and integrated several companies. Our acquisition strategy focuses on identifying revenue cycle management functionality that will either expand or strengthen our existing solutions. We believe our management team’s ability to successfully identify acquisition opportunities that are complementary to our business and to integrate them into our existing operations with minimal disruption has played, and will continue to play, an important role in the expansion of our solutions and in our growth.

Our Solutions and Services

The following is a list and brief description of our core solutions and services.

Key Solution Offerings

Accuro Performance.

•	Accuro Contract Manager: Leveraging our highly experienced team of contract consultants and proprietary software, Accuro Contract Manager helps to ensure correct payment of claims from managed care and other payers. Our highly experienced team of professionals interprets our customers’ contracts with payers by leveraging their knowledge of the contracts across various facility types, regions and specific payers. Our proprietary software incorporates this information and calculates the expected payment for each claim based on the claim, payment and adjustment data transmitted to us, while maintaining an on-demand library of a provider’s managed care contracts. This solution also provides reports and tools to identify underpaid claims and to document and communicate the underpayment to the payer in order to recover the underpayment. Additionally, this solution automates the process of reflecting accounts receivable (i.e., the expected payment amount for each claim) on their financial statements, significantly improving efficiency and accuracy.

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Accuro Denial Manager:    Accuro Denial Manager helps our customers manage and prevent payer claim denials by identifying the deficiencies of denied claims. Based on the review of these identified deficiencies, our customers are able to better understand why claims are being denied, identify operational remedies for claims being denied and resubmit required documentation when a denial can be rectified.

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Accuro Receivables Manager:    Accuro Receivables Manager allows our customers to monitor the status of outstanding receivables on a daily basis and more effectively manage collector performance and workflow. Through this solution, our customers can monitor all areas within the receivables function including unbilled receivables, credit balances, outsourced receivables management and pending bad debt. In addition, this solution enables customers to set targets for their employees and analyze their performance against these objectives.

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Accuro Rapid Reserves:    Accuro Rapid Reserves is an automated accrual application, utilized in the month-end closing process, which leverages data within Accuro Contract Manager. This solution enables our customers to identify actual revenue discounts based on specific contract terms and historical performance as well as customer policies. Our solution automates the manual processes utilized by many providers, significantly reducing the time and resources required.

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MyMentor:    MyMentor is an application that works with Accuro Receivables Manager and Accuro Denial Manager to create individual employee accountability, focus on results and provide real-time employee performance feedback to our customers’ billings and collections staff.

Accuro Intelligence.

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CodeCorrect Knowledge:    CodeCorrect Knowledge provides a single and complete reference tool of current medical coding, compliance and payment information that replaces the numerous disparate regulatory manuals providers typically reference for this information. In addition, it delivers continuous updates and timely e-mail notifications that advise our customers of regulatory changes when they occur. This solution reduces the time spent seeking codes and improves billing accuracy, resulting in improved revenue capture.

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CodeCorrect CDM:    CodeCorrect CDM assists our customers with analysis and maintenance of their CDM on a continuous basis. As the chief source of individual charges that appear on patient bills, it is imperative that the CDM remain accurate, comprehensive and up-to-date. Our CDM solution supports the day-to-day activities necessary to ensure this objective is met. These activities include analyzing tens of thousands of items and services for description and coding accuracy as well as pricing integrity, adding new items and services, and deactivating items or services as changes in care processes or payment regulations dictate. Through these activities, our CodeCorrect CDM solution helps reduce payment delays caused by CDM-generated coding errors. This solution also helps improve revenue by identifying billable opportunities that should be added to the CDM and then facilitating the addition of these services so that, when rendered, they may be accurately represented on patient bills. CodeCorrect CDM is also offered with an enterprise version that enables large healthcare providers to achieve significant operational efficiencies and associated cost savings by simultaneously managing multiple CDMs with a single CDM solution.

Accuro Access.

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Accuro CarePricer:    Accuro CarePricer enables our customers to accurately determine the out-of-pocket expense a patient will incur for services before they are rendered. It combines the proposed services with the insurance coverage maintained by the patient and educates the patient on the costs of a procedure upfront, making pricing significantly more transparent. Providing a patient an estimate of the patient’s payment obligation in advance of delivering care enhances the probability of collecting more of the patient’s payment obligation, thereby reducing bad debt.

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Accuro ABN:    Accuro ABN helps our customers comply with the numerous coding requirements that are in place to ensure Medicare payments are consistent with medical necessity coverage guidelines. This solution offers an up-to-date database of national and local Medicare coverage rules, enabling our customers to evaluate treatment regimens in relation to these rules. Accurately identifying the potential for non-coverage in advance of delivering or billing for services reduces the financial impact of denials, write-offs and other associated costs of our customers.

Accuro Analytics.

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Accuro Pricing:    Accuro Pricing assists our customers in the development of transparent and fair pricing based on costs, market rates, and contract terms. By establishing a defensible and rational pricing methodology utilizing this solution, our customers will be able to meet the increasing focus of regulators and patients on transparent pricing.

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Accuro Contract Modeler:    Accuro Contract Modeler, which works with Accuro Contract Manager, allows our customers to perform scenario analysis, using historical claim information, to evaluate the impact on net revenue of proposed managed care contract changes based on numerous variables including contract terms, pricing and projected patient volume. By understanding the impact of proposed contract changes, our customers are able to negotiate more effectively with payers and ensure proposed terms are financially attractive.

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Accuro RevenueDashboard:    Accuro RevenueDashboard analyzes the charges and reimbursement of the outpatient departments within a customer’s organization using the customer’s outpatient claims, comparative outpatient claim data and Medicare payment rates. Through a structured data mining process, this solution also facilitates the identification of potential coding and charge capture errors that, if corrected, can help the customer increase its overall revenue capture.

Consulting Services

We provide consulting services on a fixed-fee or hourly basis for customers. These services may include CDM reviews and billing and charge capture assessments. While these services are available to all of our customers, they are primarily used by customers of our Intelligence solutions. A customer typically uses these services, which augment the benefits of our Intelligence solution that identifies issues with a customer’s CDM, in instances where the customer lacks the technological infrastructure or human resources necessary to adequately maintain a consistent and accurate CDM.

SaaS Operations and Infrastructure

Because our customers rely on our solutions as a critical tool to improve profitability and enhance operational efficiencies, we need to ensure the high quality and consistent delivery of our service. Accordingly, we maintain a robust operations organization and infrastructure that is responsible for delivering our software as a service to our customers, which includes solutions development, update deployment, quality assurance, database management, systems monitoring, and customer support.

Technology

Our revenue cycle applications utilize a highly scalable, on-demand, multi-tenant architecture. We incorporate proprietary developed source code with commercial hardware, operating system and databases to create a flexible architecture. This infrastructure allows system components to be replaced or added without service interruption, helping to ensure that the replacement and/or upgrade of any feature or device will not cause a service outage.

Our architecture allows us to provide our customers with robust capabilities, high quality of service, scalability and security. Additionally, the solution is designed to work on industry-standard hardware, thereby providing us a significant cost advantage that is reflected in the pricing we are able to offer our customers.

Development

Under our SaaS model, we continuously update our solutions to reflect the latest regulatory changes and enhance capabilities for our customers. In developing our solutions, we rely on customer feedback and spend significant time engaging our customers to more effectively tailor these updates to respond to the changing dynamics within the healthcare industry and increasing requirements of our customer base. Because of our centrally hosted applications, we are able to deploy these updates simultaneously to all of our customers in a rapid manner. Prior to deployment, each update undergoes multi-stage testing and substantial quality assurance to ensure accuracy and functionality.

Data Center

All of our production servers are located at our primary data center in Richardson, Texas. Our data center was designed with security, information technology and disaster recovery best practices in mind. For example, our servers utilize advanced storage technology, enabling hot recovery in the event of disk failure, and our network has redundant firewalls on its perimeter and antivirus software for security. We also maintain a secondary data center for disaster recovery, which can sustain our customer data in the event of cataclysmic damage to our primary facility.

We have implemented a comprehensive information security management program. As part of this program, our processes and procedures include: logical access controls such as certificate authentication, role-based authorization and detailed system logging; vulnerability management assessment and remediation; network security measures including encryption, firewalls and monitoring; strict data and software back-up procedures with replication to our secondary site and regular tape rotation to a secure, offsite storage location; and network and system redundancy to provide application resiliency.

In October 2007, an independent accounting and auditing firm completed an audit of our controls over information technology and processes in accordance with Statement on Auditing Standards No. 70, or SAS 70. This firm issued a SAS 70 Type II report confirming that suitably-designed controls were in place and operating effectively.

Customer Support

We believe that our superior customer support group of over 220 individuals is critical to retaining and expanding our customer base. Our customer support group is responsible for new customer implementations, training, and general help desk services, including identifying, analyzing and solving any problems. Each customer facility is assigned an account manager who is its primary point of contact. The account manager is assigned upon contract signing and is a participant in the implementation process. Our customer support group monitors the utilization of our applications and proactively works with our customers to ensure that they are maximizing the value of our solutions. Since we manage our software for our customers, we often are able to detect and resolve delivery problems or needs well in advance of when a customer might actually notice a problem. In instances where this is not possible, support services are available to customers on-site or by telephone or email. We also offer basic and advanced training classes either on-site or via the internet through live or pre-recorded web-based classes.

Customers

As of December 31, 2007, our customer base included approximately 800 hospital customers operating over 1,400 for-profit and not-for-profit hospital facilities and approximately 360 ancillary healthcare providers, such as specialty hospitals and large physician groups.

During the nine months ended September 30, 2007, our top ten customers, accounting for approximately 155 customer facilities, represented approximately 23% of our subscription fee revenue. During the year ended December 31, 2006, no single customer accounted for more than 15% of our revenues.

Sales and Marketing

We market and sell our solutions in the United States through our direct sales and marketing organization and through our strategic partners.

Direct Sales and Marketing

As of December 31, 2007, our sales and marketing team was comprised of 37 employees, providing national sales coverage for establishing initial customer relationships and managing existing customer relationships. Of these employees, 26 were engaged in sales activities while 11 were engaged in marketing activities. Our direct sales force maintains a broad calling effort on healthcare providers across the United States and employs a targeted approach in soliciting new business. More specifically, our direct sales personnel work to understand the individual needs of organizations during sales calls and work collaboratively with these organizations to determine the appropriate solutions to address their needs. To support our direct sales activities we undertake marketing activities, including a variety of programs to increase awareness of our solutions, such as a national advertising campaign directed at potential decision makers in hospitals through various healthcare publications, e-mail and direct mail campaigns, co-marketing strategies designed to leverage existing strategic relationships, website marketing, seminars and “webinars,” public relationship campaigns, speaking engagements and forums and industry trade shows.

Strategic Partners

In addition to our direct sales force, we have established strategic business relationships with organizations whose products and services are complementary to our solutions and who are well positioned to promote or support our solutions. These strategic partners are generally compensated for providing us with information or referrals that result in sales. In general, these strategic partners do not make sales but instead provide us with leads that we use to develop new business through our direct sales force. An example of a key strategic relationship is VHA, Inc., or VHA, a national healthcare provider alliance that offers industry-leading supply chain management services to more than 2,400 not-for-profit, community-based healthcare providers. We are the preferred provider of revenue cycle management solutions to healthcare providers that belong to VHA. Our exclusive arrangement with VHA has also enabled us to develop complementary revenue cycle solutions that will link with VHA’s supply chain analytics to help members improve their operating income.

Research and Development

As of December 31, 2007, we had 108 research and development employees, including 69 developers, 21 analysts and quality assurance professionals and 18 managers. Our research and development expenditures primarily consist of our investment in our internet-based suite of solutions. We expended $7.1 million, $2.8 million and $3.3 million for research and development activities in 2006, 2005 and 2004, respectively, and we capitalized 34.3%, 28.3% and 42.4% of these expenses, respectively.

Competition

The market for our solutions and services is fragmented, intensely competitive and characterized by the frequent introduction of new solutions and services, and by rapidly evolving industry standards, technology and customer needs. We have experienced and expect to continue to experience intense competition from a number of companies.

Our revenue cycle management solutions compete with products and services provided by large, well-financed and technologically-sophisticated entities, including information technology providers, such as McKesson Corporation, Siemens Corporation, 3M Company, Medical Information Technology, Inc. and Eclipsys Corporation, and providers of niche products and services, such as MedAssets, Inc., Craneware, Inc., Concuity, Inc., CareMedic Systems, Inc. and Passport Health Communications, Inc. We also compete with many smaller niche companies. We compete on the basis of several factors, including:

•	breadth, depth and quality of our offerings;

•	ability to deliver financial improvement through the use of solutions and services;

•	quality and reliability of services;

•	ease of use and convenience;

•	brand recognition;

•	ability to integrate services with existing technologies; and

•	price.

Government Regulation

General

The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences. Existing and new federal and state laws and regulations affecting the healthcare industry could create unexpected liabilities for us, could cause us or our customers to incur additional costs and could restrict our or our customer’s operations. Many healthcare laws are complex, and their application to us, our customers or the specific services and relationships we have with our customers are not always clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the comprehensive products and revenue cycle management solutions that we provide, and these laws and regulations may be applied to our solutions in ways that we do not anticipate. Our failure to accurately anticipate the application of these laws and regulations, or our otherwise failure to comply, could create liability for us, result in adverse publicity and negatively affect our business.

Civil and Criminal Fraud and Abuse Laws

A number of federal and state laws, commonly known as fraud and abuse laws, are used to prosecute hospitals, physicians, healthcare providers and others that submit claims to federal or state healthcare program and, in some instances, private or commercial health plans for products or services that: are not provided; have been inadequately provided; are billed in an incorrect manner or other than as actually provided; are not medically necessary; are provided by an improper person; are accompanied by an illegal inducement to utilize or refrain from utilizing a product or service; or are billed or coded in a manner that does not otherwise comply with applicable governmental requirements. Federal and state governments have a range of criminal, civil and administrative sanctions available to penalize and remediate healthcare fraud and abuse, including exclusion of the provider from participation in the Medicare and Medicaid programs, fines, criminal and civil monetary penalties and suspension of payments and, in the case of individuals, imprisonment. Given the breadth of these laws and regulations, they are applicable to our customers and potentially applicable to our business and to the financial arrangements through which we market, sell and distribute our solutions. These laws and regulations include:

Anti-Kickback Laws.    Provisions in Title XI of the Social Security Act, commonly referred to as the Anti-Kickback Statute, prohibit the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. Violation of the Anti-Kickback Statute is a felony, and sanctions for each violation include imprisonment of up to five years, criminal fines of up to $25,000, civil monetary penalties of up to $50,000 per act plus three times the amount claimed or three times the remuneration offered, and exclusion from federal healthcare programs (including Medicare and Medicaid). Many states have adopted similar prohibitions against kickbacks and other practices that are intended to induce referrals which are applicable to all patients regardless of whether the patient is covered under a governmental health program or private health plan.

The U.S. Department of Health & Human Services, or HHS, created certain safe harbor regulations which, if fully complied with, ensure parties to a particular arrangement covered by the safe harbor that they will not be prosecuted under the Anti-Kickback Statute. We attempt to structure our sales of solutions to customers in a manner that meets the terms of the discount safe harbor set forth at 42 C.F.R. § 1001.952(h). Although full compliance with the provisions of a safe harbor ensures against prosecution under the Anti-Kickback Statute, failure of a transaction or arrangement to fit within a safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the Anti-Kickback Statute will be pursued.

We believe that our contracts and arrangements with our customers should not be found to violate the Anti-Kickback Statute or similar state laws. We cannot guarantee, however, that these laws will ultimately be enforced in a manner consistent with our interpretation. If we are found to be in violation of the Anti-Kickback Statute we could be subject to civil and criminal penalties, and we could be excluded from participating in federal and state healthcare programs such as Medicare and Medicaid.

False Claims and Fraud.    There are numerous federal and state laws that forbid submission or “causing the submission” of false or fraudulent information or the failure to disclose information in connection with the submission and payment of claims for reimbursement to Medicare, Medicaid, federal healthcare programs or private health plans. These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. For example, one federal false claim law forbids knowing submission or causing the submission to government programs of false claims for reimbursement for medical items or services. Under this law, knowledge may consist of willful ignorance or reckless disregard of falsity. How these concepts apply to products and services such as ours, which provide customers with certain automated processes for reporting costs and submitting claims, has not been well defined in the regulations or relevant case law. As a result, we could be subject to allegations that errors with respect to the formatting, preparation or transmission of such cost reports or claims due to our solutions caused our customers to submit a false claim. The submission or causing the submission of false claims to a federal or state healthcare program could lead to the imposition of civil monetary penalties, criminal fines and imprisonment, and/or exclusion from participation in state and federally funded healthcare programs, including the Medicare and Medicaid programs.

Under the Federal False Claims Act and many similar state false claims acts, an action can be initiated by the government or by a private party on behalf of the government. These private parties, qui tam relators or whistleblowers, are entitled to share in any amounts recovered by the government. Both direct enforcement activity by the government and qui tam actions have increased significantly in recent years. The use of private enforcement actions against healthcare providers has increased dramatically, in part because the relators are entitled to share in a portion of any settlement or judgment. This development has increased the risk that a healthcare company will have to defend a false claims action, pay fines or settlement amounts or be excluded from the Medicare and Medicaid programs and other federal and state healthcare programs as a result of an investigation arising out of false claims laws. Due to the complexity of regulations applicable to our industry, we cannot guarantee that we will not in the future be the subject of any actions under the Federal False Claims Act or similar state law.

HIPAA created two new federal crimes effective as of August 1996: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program, including private payers. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. HIPAA applies to any healthcare benefit plan, not just to entities submitting claims to Medicare and Medicaid. Additionally, HIPAA granted expanded enforcement authority to HHS and the U.S. Department of Justice, or DOJ, and provided enhanced resources to support the activities and responsibilities of the HHS Office of Inspector General and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to healthcare delivery and payment. In addition, HIPAA mandates the adoption of standards for the electronic exchange of health information, as described below in greater detail.

Privacy and Security Laws.    HIPAA contains substantial restrictions and requirements with respect to the use and disclosure of individuals’ protected health information. These are embodied in the Privacy Rule and Security Rule portions of HIPAA. The HIPAA Privacy Rule prohibits a covered entity from using or disclosing an individual’s protected health information unless the use or disclosure is authorized by the individual or is specifically required or permitted under the Privacy Rule. The Privacy Rule imposes a complex system of requirements on covered entities for complying with this basic standard. Under the HIPAA Security Rule, covered entities must establish administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic protected health information maintained or transmitted by them or by others on their behalf.

The HIPAA Privacy and Security Rules apply directly to covered entities, such as our customers who are healthcare providers that engage in HIPAA-defined standard electronic transactions. Because some of our customers disclose protected health information to us so that we may use that information to provide certain consulting or other services to those customers, we are business associates of those customers. In order to provide customers with services that involve the use or disclosure of protected health information, the HIPAA Privacy and Security Rules require us to enter into business associate agreements with our customers. Such agreements must, among other things, provide adequate written assurances:

•	as to how we will use and disclose the protected health information;

•	that we will implement reasonable administrative, physical and technical safeguards to protect such information from misuse;

•	that we will enter into similar agreements with our agents and subcontractors that have access to the information;

•	that we will report security incidents and other inappropriate uses or disclosures of the information; and

•	that we will assist the covered entity with certain of its duties under the Privacy Rule.

Transaction Requirements.    In addition to the Privacy and Security Rules, HIPAA also requires that certain electronic transactions related to healthcare billing be conducted using prescribed electronic formats. For example, claims for reimbursement that are transmitted electronically to payers must comply with specific formatting standards, and these standards apply whether the payer is a government or a private entity. As covered entities subject to HIPAA, our customers must meet these requirements, and therefore, we must structure and provide our services in a way that supports our customers’ HIPAA compliance obligations.

State Laws.    In addition to the HIPAA Privacy and Security Rules, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical information, and many states have adopted or are considering further legislation in this area, including privacy safeguards, security standards and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we must comply with them.

Compliance Department

We have developed a compliance program that is designed to ensure that our operations are conducted in compliance with applicable laws and regulations and, if violations occur, to promote early detection and prompt resolution. These objectives are achieved through education, monitoring, disciplinary action and other remedial measures we believe to be appropriate. We provide all of our employees with a compliance manual that has been developed to communicate our code of conduct, standards of conduct and compliance policies and procedures, as well as policies for monitoring, reporting and responding to compliance issues.

Intellectual Property

Our success depends upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights and trademarks, as well as customary contractual protections.

We strictly control access to, and the use of, our proprietary solutions and other confidential information. This is accomplished through a combination of internal and external controls, including contractual protections with employees, contractors, customers and partners and through a combination of U.S. and international copyright laws. We license some of our software pursuant to agreements that impose restrictions on our customers’ ability to use such software, such as prohibiting reverse engineering and limiting the use of copies. We also seek to avoid disclosure of our intellectual property by relying on non-disclosure and assignment of intellectual property agreements with our employees and consultants that acknowledge our exclusive ownership of all intellectual property developed by the individual during the course of his or her work with us. The agreements also require that each person maintain the confidentiality of all proprietary information disclosed to them.

We incorporate a number of third party software programs into certain of our software and information technology platforms pursuant to license agreements. Some of this software is proprietary and some is open source. We use third-party software to, among other things, maintain and enhance content generation and delivery, and support our technology infrastructure.

We have registered, or have pending applications for the registration of, many of our trademarks. We actively manage our trademark portfolio, maintain long standing trademarks that are in use, and file applications for trademark registrations for new brands in all relevant jurisdictions.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently involved in any legal proceedings, the outcome of which, if determined adversely to us, would have a material adverse affect on our business, financial condition or results of operations.

Employees

As of December 31, 2007, we had 415 full time employees, including 224 in direct operations, 37 in sales and marketing, 108 in research and development and 46 in general and administrative functions. Our workforce is non-unionized. We have had no work stoppages and we believe that relations with our employees are generally good.

Facilities and Property

We do not own any real property. We lease our existing facilities. Our principal executive offices are located at 14241 Dallas Parkway, Suite 800, Dallas, Texas, where we lease 55,420 square feet, which is under lease until August 31, 2013. We also lease 8,696 square feet in Billerica, Massachusetts, which is leased through September 30, 2008; 3,100 square feet in Red Bank, New Jersey, which is leased through December 31, 2008; 2,700 square feet in Raleigh, North Carolina, which is leased through May 31, 2011; 5,528 square feet in Bellevue, Washington, which is leased through June 30, 2008; and 10,000 square feet in Yakima, Washington, which is leased through August 31, 2008. Our primary servers are housed at our data center in Richardson, Texas, while our back-up servers are housed at our headquarters.

MANAGEMENT

Our executive officers, key employees and directors and their respective ages and positions as of the date of this prospectus are as follows:

Name	Age	Position
John K. Carlyle	52	Chairman and Chief Executive Officer
Brent C. McCarty	44	President and Chief Operating Officer
David D. Hagey	47	Senior Vice President, Chief Financial Officer and Treasurer
Robert S. Allday	43	Senior Vice President of Corporate Development and Secretary
Randal S. Dumas	38	Vice President and Chief Accounting Officer
D. Scott Mackesy(2), (3)	39	Director
Michael E. Donovan(2), (3)	31	Director
Douglas D. French(3)	54	Director
David L. Redmond(1), (3)	56	Director
Robert A. Lefton(1), (3)	51	Director
William F. Miller III(1), (2), (3)	58	Director

(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Member of nominating and governance committee.

John K. Carlyle has been our Chief Executive Officer and has served as a member of our board of directors since August 2004, including as Chairman since January 2008. From 2001 to August 2004, Mr. Carlyle served on various boards of directors. From 1997 to 2001, Mr. Carlyle served as President and Chief Executive Officer of Magella Healthcare Corporation, a company he founded. From 1990 to 1997, Mr. Carlyle held various management positions with Concentra, Inc., a company he co-founded, including President, Chief Executive Officer and Chairman. From 1986 to 1990, Mr. Carlyle held various management positions with Medical Care International, most recently as Chief Financial Officer. Mr. Carlyle currently serves on the board of directors of Odyssey HealthCare, Inc. and Concentra Inc.

Brent C. McCarty has been our President and Chief Operating Officer since January 2005. Prior to joining our company, Mr. McCarty was Executive Vice President and Chief Operating Officer for SemperCare, Inc., a long term acute care hospital development company, from 2003 to 2004. Prior to his tenure with SemperCare, Mr. McCarty served as Executive Vice President and Chief Operating Officer of MediSphere Health Partners, a health care services company, from 2001 to 2003. Mr. McCarty also served in various management positions, including Chief Operating Officer, of CareSelect Group, Inc., from 1994 to 2000, and as Chief Financial Officer of KeyStone HomeHealth Management, Inc. from 1991 to 1994.

David D. Hagey has been our Senior Vice President, Chief Financial Officer and Treasurer since November 2004. Prior to joining our company, Mr. Hagey served as Vice President and Controller for United Surgical Partners International Inc.’s U.S. Operations from 2001 to 2004. Prior to joining United Surgical Partners International, Inc., an ambulatory surgery centers company, Mr. Hagey served as Vice President and Controller for Magella Healthcare Corporation from 1998 to 2001.

Robert S. Allday has been our Senior Vice President of Corporate Development and Secretary since November 2004. Prior to joining our company, Mr. Allday served as Vice President of Corporate Development for United Surgical Partners International Inc., an ambulatory surgery centers company, from February 2003 to November 2004. Prior to joining United Surgical Partners International, Inc., Mr. Allday served in various management positions, including Vice President of Corporate Development and President, of various development subsidiaries for Concentra Inc. from 1993 to 2003.

Randal S. Dumas has been our Vice President and Chief Accounting Officer since January 2008. Prior to joining our company, Mr. Dumas served as Staff Vice President — Finance for MetroPCS, Inc., a wireless communications company, from September 2006 to January 2008. Prior to joining MetroPCS, Mr. Dumas served in various management positions, including Controller and Vice President, for Valor Communications Group, Inc., a provider of telecommunications services, from January 2001 to August 2006.

D. Scott Mackesy has served as a member of our board of directors since August 2004, including as Chairman from August 2004 to January 2008. Mr. Mackesy joined WCAS, a leading private equity firm focused on healthcare and information and business services with over $16 billion under management, in 1998 and is currently a general partner and a member of the Management Committee at WCAS. Prior to joining WCAS, Mr. Mackesy was most recently a Vice President in the Investment Research Department of Morgan Stanley Dean Witter, where he was responsible for coverage of healthcare services companies and employed from 1992 to 1997. Mr. Mackesy currently serves on the board of directors of several privately-held companies, including Ardent Health Services LLC, Bausch & Lomb, Inc., Renal Advantage, Inc. and United Surgical Partners International, Inc.

Michael E. Donovan has served as a member of our board of directors since August 2004. Mr. Donovan joined WCAS, a leading private equity firm focused on healthcare and information and business services with over $16 billion under management, in 2001 and is currently a principal at WCAS. Prior to joining WCAS, Mr. Donovan worked at Windward Capital Partners and the Investment Banking Division at Merrill Lynch. Mr. Donovan currently serves on the board of directors of several privately-held companies, including United Surgical Partners International, Inc. and Onward Healthcare, Inc.

Douglas D. French has served as a member of our board of directors since April 2005. Mr. French co-founded Santé Ventures, a venture capital firm specializing in the healthcare industry, in June 2007 and is currently the Managing Director of Santé Ventures. Prior to co-founding Santé Ventures, Mr. French was a Principal at JD Resources, LLC, a healthcare advisory firm, from May 2004 to May 2007. Prior to joining JD Resources, Mr. French held key management positions at Ascension Health, a large U.S. not-for-profit multi-hospital system, including as President and Chief Executive Officer from January 2000 to May 2004 and as President and Chief Operating Officer from 1998 to 2001. Mr. French currently serves on the board of directors of Herman Miller, Inc. and Emageon, Inc.

David L. Redmond has served as a member of our board of directors since April 2006. Mr. Redmond has been President and Chief Financial Officer of AmeriPath, Inc., an anatomic pathology laboratory company, since April 2006 and was Executive Vice President and Chief Financial Officer of AmeriPath from June 2003 to April 2006. Prior to joining AmeriPath, Mr. Redmond served as Chief Financial Officer of several companies, including Accentia BioPharmaceuticals, Inc., a biopharmaceutical company, from January 2002 to May 2003, MedHost, Inc. from January 2000 to December 2001 and PharMerica Corporation from July 1998 to December 1999. Mr. Redmond also worked for KPMG Peat Marwick from 1973 to 1988, including six years as a partner. Mr Redmond currently serves on the board of directors of two privately held companies.

Robert A. Lefton has served as a member of our board of directors since January 2008. Mr. Lefton has served as President, Chief Executive Officer and director of Odyssey Healthcare, Inc., a hospice company, since October 2005. Prior to joining Odyssey, Mr. Lefton served as Vice President of Select Medical Corporation, an operator of specialty hospitals and outpatient rehabilitation clinics, from January 2005 to October 2005. Mr. Lefton also co-founded and served as President and Chief Executive Officer of SemperCare, Inc., a long term acute care hospital development company, from March 1999 to January 2005. Prior to co-founding SemperCare, Mr. Lefton served in various management positions, including President and Chief Operating Officer, of Horizon Health Corporation from November 1991 to March 1999 and as a member of the board of directors of Horizon Health from 2005 to 2007. Mr. Lefton currently serves on the board of directors of Solis Women’s Health and Signature Hospital Corporation.

William F. Miller III has served as a member of our board of directors since January 2008. Mr. Miller served as Chief Executive Officer of HMS Holdings Corp., a service provider for government healthcare programs, from October 2000 to April 2005. Prior to joining HMS Holdings, Mr. Miller served as President and Chief Operating Officer of EmCare Holdings, Inc. from 1983 to 1999. Prior to joining EmCare Holdings,

Mr. Miller served as Chief Operating Officer of Vail Mountain Medical Clinics from 1980 to 1983. Prior to Vail Mountain Medical Clinics, Mr. Miller served as Chief Executive Officer and Chief Financial Officer of various investor owned hospital facilities in Northern California. Mr. Miller currently serves on the board of directors of HMS Holdings Corp., Lincare Holdings, Inc., AMN Healthcare, Inc. and various private companies.

Board Composition

In accordance with the terms of our amended and restated certificate of incorporation, upon completion of this offering our board of directors will be divided into staggered classes of directors of, as nearly as possible, the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

•	The Class I directors’ term will expire at the annual meeting of stockholders to be held in 2009 (our Class I directors are Messrs. Donovan, French and Redmond);

•	The Class II directors’ term will expire at the annual meeting of stockholders held in 2010 (our Class II directors are Messrs. Lefton and Miller);

•	The Class III directors’ term will expire at the annual meeting of stockholders held in 2011 (our Class III directors are Messrs. Carlyle and Mackesy).

Our amended and restated certificate of incorporation authorizes our board of directors to fix the number of directors from time to time by a resolution of the majority of our board of directors. Our amended and restated bylaws, which may be amended by our board of directors, provide that the number of directors will be not less than three nor more than 15. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, the rules of the Nasdaq Global Market and applicable federal securities rules and regulations.

Audit Committee

Messrs. Lefton, Miller and Redmond currently serve on the audit committee. Mr. Redmond is the chairman of our audit committee and qualifies as an “audit committee financial expert” as such term has been defined under Item 410(h)(2) of Regulation S-K. Messrs. Lefton, Miller and Redmond are independent within the meaning of the rules of the Nasdaq Global Market and applicable federal securities rules and regulations. The audit committee’s responsibilities include:

•	overseeing our regulatory compliance programs and procedures;

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement; and

•	conducting appropriate review of all related person transactions.

Compensation Committee

Messrs. Donovan, Mackesy and Miller currently serve on the compensation committee. Mr. Mackesy is the chairman of our compensation committee. Messrs. Donovan, Mackesy and Miller are independent within the meaning of the rules of the Nasdaq Global Market. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and approving the compensation of all our other officers;

•	overseeing and administering our employment agreements, severance arrangements, compensation, welfare, benefit and pension plans and similar plans;

•	reviewing and making recommendations to the board with respect to director compensation; and

•	providing the compensation committee report required by SEC rules to be included in our annual proxy statement.

Nominating and Governance Committee

Messrs. Donovan, French, Lefton, Mackesy, Miller and Redmond currently serve on the nominating and governance committee. Mr. French is the chairman of our nominating and governance committee. Messrs. Donovan, French, Lefton, Mackesy, Miller and Redmond are independent within the meaning of the rules of the Nasdaq Global Market. The nominating and governance committee’s responsibilities include:

•	developing and recommending to the board criteria for selecting board and committee membership;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board, its committees and management.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors. Prior to the creation of our compensation committee, the non-employee members of our board approved the compensation of our executive officers in reliance in part on the recommendations of our chief executive officer and other executive officers and the input of our largest equity holder. See “Executive Compensation and Director Compensation—Compensation Discussion and Analysis—Evolution of our Compensation Approach.”

Corporate Governance

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our internet site at www.accurohealth.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Executive Officers

Each of our executive officers has been elected by our board of directors and serves until his or her successor is duly elected and qualified.

EXECUTIVE COMPENSATION AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

Our named executive officers, or NEOs, are:

•	John K. Carlyle, Chairman and Chief Executive Officer;

•	Brent C. McCarty, President and Chief Operating Officer;

•	David D. Hagey, Senior Vice President, Chief Financial Officer and Treasurer; and

•	Robert S. Allday, Senior Vice President, Corporate Development and Secretary.

Evolution of our Compensation Approach

Our compensation approach is necessarily tied to our stage of development. Historically, the non-employee members of our board of managers approved the compensation of our executive officers in reliance in part on the recommendations of our chief executive officer and other executive officers and the input of our largest equity holder. We have recently formed a compensation committee that will review and approve the compensation of our NEOs and oversee and administer our executive compensation programs and initiatives. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. For example, over time we expect to reduce our reliance upon subjective determinations made by our board and chief executive officer in favor of a more empirically based approach that involves benchmarking against peer companies and the use of clearly defined, objective targets.

Principles of our Executive Compensation Program

We have sought to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in the competitive health care technology industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

Historically, the non-employee members of our board of managers approved the compensation of our executive officers in reliance in part on the recommendations of our chief executive officer and other executive officers and the input of our largest equity holder. We have recently formed a compensation committee that will review and approve the compensation of our NEOs and oversee and administer our executive compensation programs and initiatives. The compensation committee is composed entirely of non-employee directors, all of whom are independent within the meaning of the rules of the Nasdaq Global Market. See “Management — Board Committees — Compensation Committee.” The compensation committee meets outside the presence of all of our executive officers, including the NEOs, to consider appropriate compensation for our chief executive officer. For all other NEOs, the compensation committee meets outside the presence of all executive officers except our chief executive officer. Going forward, our chief executive officer will review annually each other NEO’s performance with the compensation committee and recommend appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers. Based on these recommendations from our chief executive officer and in consideration of the objectives described above and the principles described below, the compensation committee will approve the annual compensation packages of our executive officers other than our chief executive officer. The compensation committee also will annually analyze our chief executive officer’s performance and determine his base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of his performance with input from any consultants engaged by the compensation committee.

In determining the compensation of our executive officers, we are guided by the following key principles:

•	Competition. Compensation should reflect the competitive marketplace, so we can retain, attract and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied to our financial performance to hold executives accountable for their contributions to our performance as a whole.

•

Accountability for Individual Performance.    Compensation should be tied to the individual’s performance to encourage and reflect individual contributions. We consider individual performance as well as performance of the businesses and responsibility areas that an individual oversees, and we weigh these factors as we consider appropriate in assessing a particular individual’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied to our financial performance through equity awards to align executives’ interests with those of our stockholders.

•

Fair and Equitable Compensation.    The total compensation program should be fair and equitable to both our executive officers and our stockholders and should be fair relative to compensation paid to other professionals in our organization.

Components of our Executive Compensation Program

Our executive compensation program currently consists of three components:

•	base salary;

•	cash incentives linked to corporate and/or individual performance; and

•	periodic grants of long-term equity-based compensation, such as stock options and restricted stock.

Base Salary.    The primary component of compensation of our executives has historically been base salary. We believe that the base salary element is required in order to provide our executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. The base salary of our NEOs is reviewed on an annual basis. For 2007, our chief executive officer, with assistance from some members of our senior management and with input from our principal stockholder, made recommendations to the non-employee members of our board of managers as to the base salaries to be paid to our other NEOs. The base salary of each NEO for 2007 was based upon: (a) the individual’s particular background and circumstances, including experience and skills, (b) our knowledge of the competitive factors within the industry in which we operate, (c) the job responsibilities of the individual and (d) our expectations as to the performance and contribution of the individual and our judgment as to the individual’s potential future value to us. Historically we have not applied specific formulas to set base salaries or to determine increases to base salaries, nor have we sought to benchmark base salaries against similarly situated companies. Generally we adjust executive officer salaries effective the first quarter of each year. The base salaries paid to our NEOs are set forth below in the Summary Compensation Table. See “— Summary of Compensation.”

Cash Incentive Awards.    We believe that cash incentive awards focus our executive officers’ efforts and reward executive officers for annual results of operations that help create value for our stockholders.

For 2007, our cash incentive awards for our NEOs were tied to the achievement of goals set forth in our 2007 Bonus Plan. The 2007 Bonus Plan was adopted by the non-employee members of our board of managers in November 2006 and provided for the creation of a bonus pool for certain employees based on growth from 2006 to 2007 in our consolidated earnings before interest, taxes, depreciation and amortization, as adjusted to remove the effects of non-recurring items, or consolidated 2007 adjusted EBITDA. Pursuant to the 2007 Bonus Plan, the amount of the bonus pool for 2007 equaled ten percent of growth in consolidated 2007 adjusted EBITDA over 2006, provided that no bonus pool was to be established if consolidated 2007 adjusted EBITDA growth did not exceed 20%. In addition, the bonus pool in no event was to exceed $700,000. Based on preliminary estimates of our 2007 financial results, our chief executive officer, with input from other executive officers, made recommendations to the non-employee members of our board of managers regarding the allocation of the bonus pool to our executive officers and other employees, which the non-employee members of our board of managers approved. The allocations were based on the scope of each individual’s responsibilities, the discretionary determinations of the non-employee members of our board of managers with respect to each executive’s individual contributions to the achievement of the consolidated 2007 adjusted EBITDA growth and the importance of retaining each executive in a competitive market. In making the allocations, we did not employ any formula or specifically assign a particular weight to any factor. Approximately 81% of the bonus pool was allocated to the NEOs. The Summary Compensation Table includes the amounts allocated to the NEOs from the bonus pool. See “— Summary of Compensation.”

In addition to the payments pursuant to our 2007 Bonus Plan, the non-employee members of our board of managers approved discretionary bonuses for each of our NEOs in January 2008. The purpose of the discretionary bonuses was to compensate the NEOs for their individual contributions to our overall performance. The Summary Compensation Table includes the amounts of the discretionary bonuses. Based on its determinations of the individual contributions of our NEOs and its determination as to whether the NEOs are otherwise adequately compensated for those individual contributions, the compensation committee may choose to pay discretionary bonuses annually in the future.

For 2008, our cash incentive awards for Messrs. Carlyle, McCarty and Hagey will be tied to the achievement of goals set forth in our 2008 Bonus Plan. The 2008 Bonus Plan was adopted by the non-employee members of our board of managers in January 2008 and provides for the creation of a bonus pool for Messrs. Carlyle, McCarty and Hagey based on growth from 2007 to 2008 in our earnings before interest, taxes, depreciation and amortization, as adjusted to remove the effects of equity-based compensation and other non-recurring items, or 2008 adjusted EBITDA. The amount of the bonus pool for 2008 will be equal to 8.5% of growth in adjusted EBITDA over 2007, provided that no bonus pool will be established if 2008 adjusted EBITDA growth does not exceed 15%. In addition, the bonus pool will in no event exceed $700,000. After we complete our 2008 financial statements and calculate our 2008 adjusted EBITDA growth, we will determine the amount of the bonus pool. Our compensation committee will allocate the bonus pool among Messrs. Carlyle, McCarty and Hagey based on the scope of each individual’s responsibilities, the compensation committee’s discretionary determinations with respect to each executive’s individual contributions to the achievement of the 2008 adjusted EBITDA growth and the importance of retaining each executive in a competitive market. In making the allocations, we will not employ any formula or specifically assign a particular weight to any factor.

Long-Term Equity Based Compensation.    We believe that our long-term performance is fostered by a compensation methodology that compensates executive officers through the use of equity-based awards, such as stock options, restricted stock awards and other rights to receive compensation based on the value of our equity. We also believe that, when our executive officers possess an ownership interest in us, they have a continuing stake in our long-term success.

Prior to this offering, we have granted equity awards pursuant to our 2004 Restricted Unit and Option Plan, which permits the grant of options and restricted units to our employees, consultants, advisors and members of our board of managers. Our board of managers administers the 2004 Restricted Unit and Option Plan. In connection with this offering and our corporate reorganization, we intend to amend and restate the 2004 Restricted Unit and Option Plan to reflect that options issued under that plan will be exercisable for shares of our common stock after our corporate reorganization. In addition, in connection with this offering, our board of directors has adopted a new equity benefit plan as described under “2008 Long-Term Equity Incentive Plan.” A total of              shares of our common stock are currently authorized for issuance under the amended and restated 2004 Plan. Shares subject to awards that expire or are cancelled or forfeited, or that are repurchased by us pursuant to the terms of the amended and restated 2004 Plan, will again become available for issuance under the plan. As of             , there were             shares of our common stock reserved for issuance upon the exercise of outstanding options and             shares of our common stock available for future awards.

Options to Purchase Common Units.    Our board of managers has awarded options to purchase common units periodically to our employees. The options typically vest in equal installments over a period of four years. The exercise price of an option to purchase common units granted under the 2004 Restricted Unit and Option Plan was not less than the fair market value of a common unit on the date of the grant. In the absence of a public trading market for our common units, our board of managers determined the fair market value of our common units in good faith based on a number of relevant factors including our results of operations, market position and operating achievements at the time of the grant. In 2007, our NEOs were not awarded options to purchase common units, but certain NEOs received option awards in January 2008.

Restricted Common Units.    Restricted common units are awards of our common units that vest in accordance with the terms and conditions established by our board of managers. Holders of restricted common units have all of the rights of holders of our common units.

Benefits

We provide the following benefits to our executive officers on the same basis as the benefits provided to all employees:

•	health and dental insurance;

•	life insurance;

•	long-term disability; and

•	a 401(k) plan.

We provide a qualified matching contribution to each employee, including our executive officers, who participates in our 401(k) plan. This matching policy provides a match of 30% of contributions up to six percent of eligible compensation deferrals.

Employment Agreements

John K. Carlyle.    John K. Carlyle is a party to an employment agreement dated November 14, 2004 with us, pursuant to which he serves as our chief executive officer. The agreement provides for a two-year term with automatic one-year extensions thereafter unless either party gives notice to the other party at least 30 days prior to the anniversary of the effective date of the agreement that such party does not wish to extend the agreement. Mr. Carlyle currently receives a base salary of $415,000 and is entitled to participate in our bonus programs.

Mr. Carlyle is also eligible to participate in our employee benefit plans. In the event that Mr. Carlyle’s employment is terminated by us without “cause” or by Mr. Carlyle for “good reason,” in each case as defined in the employment agreement, or if we give notice to Mr. Carlyle prior to an anniversary of the effective date of the agreement that the term of the agreement will not automatically be extended for an additional year on any such anniversary date, then we are required to pay Mr. Carlyle a cash amount equal to two times his full annual base salary then in effect, payable in monthly installments during the 24-month period following such termination, and to provide insurance coverage for him and his family for one year after the date of termination. The employment agreement also contains standard confidentiality provisions and subjects Mr. Carlyle to non-competition and non-solicitation obligations for two years following the termination of Mr. Carlyle’s employment.

Brent C. McCarty.    Brent C. McCarty is a party to an employment agreement dated January 17, 2005 with us, pursuant to which he serves as our president and chief operating officer. The agreement provides for a three-year term with automatic one-year extensions thereafter unless either party gives notice to the other party at least 60 days prior to the anniversary of the effective date of the agreement that such party does not wish to extend the agreement. Mr. McCarty currently receives a base salary of $315,000 and is entitled to participate in our bonus programs. Mr. McCarty is also eligible to participate in our employee benefit plans. In the event that Mr. McCarty’s employment is terminated by us without “cause” or by Mr. McCarty for “good reason,” in each case as defined in the employment agreement, or if we give notice to Mr. McCarty prior to an anniversary of the effective date of the agreement that the term of the agreement will not automatically be extended for an additional year on any such anniversary date, then we are required to continue to pay Mr. McCarty his annual base salary at the rate then in effect for a period of twelve months following such termination. The employment agreement also contains standard confidentiality provisions and subjects Mr. McCarty to non-competition and non-solicitation obligations for one year following the termination of Mr. McCarty’s employment.

David D. Hagey.    David D. Hagey is a party to an employment agreement dated November 22, 2004 with us, pursuant to which he serves as our senior vice president, chief financial officer and treasurer. The agreement provides for a three-year term with automatic one-year extensions thereafter unless either party gives notice to the other party at least 60 days prior to the anniversary of the effective date of the agreement that such party does not wish to extend the agreement. Mr. Hagey currently receives a base salary of $205,000 and is entitled to participate in our bonus programs. Mr. Hagey is also eligible to participate in our employee benefit plans. In the event that Mr. Hagey’s employment is terminated by us without “cause” or by Mr. Hagey for “good reason,” in each case as defined in the employment agreement, or if we give notice to Mr. Hagey prior to an anniversary of the effective date of the agreement that the term of the agreement will not automatically be extended for an additional year on any such anniversary date, then we are required to continue to pay Mr. Hagey his annual base salary at the rate then in effect for a period of twelve months following such termination. The employment agreement also contains standard confidentiality provisions and subjects Mr. Hagey to non-competition and non-solicitation obligations for one year following the termination of Mr. Hagey’s employment.

Robert S. Allday.    Robert S. Allday is a party to an employment agreement dated October 27, 2004 with us, pursuant to which he serves as our senior vice president of corporate development. The agreement provides for a three-year term with automatic one-year extensions thereafter unless either party gives notice to the other party at least 60 days prior to the anniversary of the effective date of the agreement that such party does not wish to extend the agreement. Mr. Allday currently receives a base salary of $200,000 and is entitled to participate in our bonus programs. Mr. Allday is also eligible to participate in our employee benefit plans. In the event that Mr. Allday’s employment is terminated by us without “cause” or by Mr. Allday for “good reason,” in each case as defined in the employment agreement, or if we give notice to Mr. Allday prior to an anniversary of the effective date of the agreement that the term of the agreement will not automatically be extended for an additional year on any such anniversary date, then we are required to continue to pay Mr. Allday his annual base salary at the rate then in effect for a period of six months following such termination. The employment agreement also contains standard confidentiality provisions and subjects Mr. Allday to non-competition and non-solicitation obligations for one year following the termination of Mr. Allday’s employment.

Equity Benefit Plans

2008 Long-Term Equity Incentive Plan

Prior to the completion of this offering, we anticipate adopting our 2008 Long-Term Incentive Plan. The 2008 Long-Term Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. Our directors, officers and other employees and those of our subsidiaries, as well as others performing services for us or our subsidiaries, will be eligible for grants under the plan. The purpose of the 2008 Long-Term Incentive Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility. The following is a summary of the material terms of the 2008 Long-Term Incentive Plan, but does not include all of the provisions of the plan. For further information about the plan, we refer you to the complete copy of the 2008 Long-Term Incentive Plan, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Administration.    Our compensation committee will administer the 2008 Long-Term Incentive Plan. Our board of directors also has the authority to administer the plan and to take all actions that the compensation committee is otherwise authorized to take under the plan.

Available Shares.    A total of             shares of our common stock, representing approximately     % of our outstanding common stock after the offering, will be available for issuance under the 2008 Long-Term Incentive Plan. The number of shares available for issuance under the 2008 Long-Term Incentive Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of our common stock. In the event of any of these occurrences, we may make any adjustment we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, authorized and unissued or held as treasury shares.

Eligibility.    Our directors, officers and employees and those of our subsidiaries, as well as other individuals performing services for us or our subsidiaries, will be eligible to receive grants under the 2008 Long-Term Incentive Plan. However, only employees may receive grants of incentive stock options. In each case, the compensation committee will select the actual grantees.

Stock Options.    Under the 2008 Long-Term Incentive Plan, the compensation committee or the board of directors may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The compensation committee may not, however, award incentive options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the plan may not be less than 100% of the fair market value of a share of our common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than ten percent of our voting power may not be less than 110% of such fair market value on such date.

Unless the compensation committee determines otherwise, the exercise price of any option may be paid in any of the following ways:

•	in cash;

•	by delivery of shares of our common stock with a fair market value equal to the exercise price; and/or

•	through a cash-less exercise, which may include the net-settlement of the option.

The compensation committee will determine the term of each option in its discretion, including vesting provisions. However, no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than ten percent of the voting power of us, five years from the date of grant. In addition, all options under the 2008 Long-Term Incentive Plan, whether or not then exercisable, generally cease vesting when a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries. Options will be exercisable following termination of service as determined by the compensation committee set forth in an option agreement.

Stock Appreciation Rights.    Under the 2008 Long-Term Incentive Plan, the compensation committee may award stock appreciation rights subject to the conditions and restrictions, including vesting provisions and limitations on exercise, and for the duration that it determines in its discretion. Stock appreciation rights may be awarded in connection with or separate from an option. A stock appreciation right is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the stock appreciation right. Stock appreciation rights awarded in connection with an option will entitle the holder, upon exercise, to surrender the related option or portion thereof relating to the number of shares for which the stock appreciation right is exercised, which option or portion thereof will then cease to be exercisable. Such stock appreciation right is exercisable or transferable only to the extent that the related option is exercisable or transferable. Stock appreciation rights granted independently of an option will be exercisable as the compensation committee determines. The term of a stock appreciation right will be for a period determined by the compensation committee but will not exceed ten years. Stock appreciation rights may be paid in cash, common stock or a combination of cash and stock, as provided for by the compensation committee in the associated award agreement.

Restricted Stock.    Under the 2008 Long-Term Incentive Plan, the compensation committee may award restricted stock subject to the conditions and restrictions, including vesting provisions, and for the duration that it determines in its discretion. In addition, the compensation committee has the authority to award shares of restricted stock with respect to which all restrictions shall lapse automatically upon a change in control of our company, whether or not the participant is subsequently terminated.

Restricted Stock Units.    Under the 2008 Long-Term Incentive Plan, the compensation committee may award restricted stock units subject to the conditions and restrictions, including vesting provisions, and for the duration that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of our common stock and entitles the grantee to receive one share of our common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit.

Other Awards.    Under the 2008 Long-Term Incentive Plan, the compensation committee may grant other awards related to our common stock, subject to applicable legal limitations and the terms of the 2008 Long-Term Incentive Plan and its purposes. Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for our common stock, awards with value and payment contingent upon our performance or any other factors designed by the compensation committee, and awards valued by reference to the book value of our common stock or the value of securities or the performance of specified subsidiaries. The compensation committee will determine terms and conditions of all such awards. Cash awards may be granted as an element of or a supplement to any awards permitted under the 2008 Long-Term Incentive Plan. Awards may also be granted in lieu of obligations to pay cash or deliver other property under the 2008 Long-Term Incentive Plan or under other plans or compensatory arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Performance Awards.    Under the 2008 Long-Term Incentive Plan, the compensation committee may grant performance awards contingent upon achievement by the participant, us and/or our subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as, for example, return on equity over a specified performance cycle, as designated by the compensation committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the compensation committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of our common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of our common stock or other securities.

Unless the compensation committee determines otherwise, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries prior to completion of a performance cycle due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If termination of employment of service occurs for any other reason prior to completion of a performance cycle, the participant will become ineligible to receive any portion of a performance award. If we undergo a change in control, a participant will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change in control.

Award Agreements and Withholding Taxes.    The terms and conditions of each award made under the 2008 Long-Term Incentive Plan, including vesting requirements, will be set forth consistent with the plan in a written agreement with the participant.

Unless the compensation committee determines otherwise, a participant may elect to deliver shares of our common stock, or to have us withhold shares of our common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Amendment and Termination of the 2008 Long-Term Incentive Plan.    The board of directors may amend or terminate the 2008 Long-Term Incentive Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with listing requirements of the Nasdaq Global Market. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 2008 Long-Term Incentive Plan without the affected participant’s consent. If not previously terminated by the board of directors, the 2008 Long-Term Incentive Plan will terminate on the tenth anniversary of its adoption.

Employee Stock Purchase Plan

General.    Prior to the completion of this offering, we anticipate adopting our Employee Stock Purchase Plan, or the ESPP, effective as of the date immediately prior to the closing of this offering. The ESPP provides for the grant of stock options to eligible employees. The purpose of the ESPP is to provide eligible employees with an incentive to advance our interests by providing an opportunity to purchase our stock at a favorable price. The ESPP is designed to comply with Section 423 of the Code and thus is eligible for the favorable tax treatment afforded by Section 423. The ESPP is not subject to the Employee Retirement Income Security Act of 1974, as amended.

Shares Available, Eligibility, and Administration.    A total of             shares of our common stock are authorized for issuance under the ESPP. Eligible employees include all of our employees (or any employees of our parent or subsidiary corporations, within the meaning of Sections 424(e) and (f) of the Code) who are employed for at least 180 days as of the applicable date of grant and who are customarily employed for at least 20 hours per week and at least five months per year, except that any employee who owns five percent or more of our common stock will be ineligible to participate in the ESPP. The ESPP is administered by our compensation committee.

Purchase of Shares.    There are typically two six-month offering periods under the ESPP in each calendar year. The date of grant and the date of exercise for the first annual option period are January 1 and June 30, respectively, and the date of grant and the date of exercise for the second annual option period are July 1 and December 31, respectively. The first offering period under the ESPP will commence on the date of closing of this offering, and will conclude on June 30, 2008. The exercise price of options granted under the ESPP will be an amount equal to 85% of the closing price of our common stock on the date of exercise.

Any eligible employee may elect to participate in the ESPP by authorizing our compensation committee to make payroll deductions to pay the exercise price for options at the time and in the manner prescribed by the committee. This payroll deduction may be a specific amount (not less than $20.00) or a designated whole percentage (not more than 20%) of “eligible compensation,” as defined in the ESPP, to be determined by the employee. In no event will an employee be granted an option under the ESPP that would permit the purchase of stock with a fair market value, at the time the option is granted, in excess of $25,000 in any calendar year.

IPO Payments

Our NEOs will be entitled to receive cash payments upon completion of this offering in the amounts set forth below.

Name	Payment Amount
John K. Carlyle	$615,000
Brent C. McCarty	$444,000
David D. Hagey	$289,000
Robert S. Allday	$114,000

Summary of Compensation

The following table sets forth certain information with respect to compensation for the year ended December 31, 2007 earned by or paid to our NEOs.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total

John K. Carlyle	2007	$415,000	$70,000	—		—		$205,000	—		$690,000
Chairman and Chief Executive Officer

Brent C. McCarty	2007	$315,000	$85,000	$125,000	(4)	$47,099	(7)	$155,000	$226,830	(9)	$953,929
President and Chief Operating Officer

David D. Hagey	2007	$205,000	$25,000	$62,500	(5)	$28,259	(8)	$100,000	$114,780	(10)	$535,539
Senior Vice President, Chief Financial Officer and Treasurer

Robert S. Allday	2007	$200,000	$20,000	$62,500	(6)	—		$40,000	$74,986	(11)	$397,486
Senior Vice President, Corporate Development and Secretary

(1)	These amounts consist entirely of discretionary bonus payments approved by non-employee board members in January 2008.
(2)

These amounts represent equity-based compensation for awards granted to each of Messrs. McCarty, Hagey and Allday as described in (4), (5), (6), (7) and (8) below. Equity-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing equity-based compensation expense for financial statement reporting purposes in fiscal 2007. For a discussion of the valuation assumptions see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation.”

(3)	Represents amounts allocated pursuant to the 2007 Bonus Plan. See “— Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Cash Incentive Awards.”
(4)	Represents equity-based compensation expenses recognized as described in (2) above for an award of 100,000 restricted common units granted to Mr. McCarty on February 14, 2005. The award of restricted common units is subject to vesting at the rate of 25% on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date. At December 31, 2007, there was approximately $135,417 unamortized equity-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(5)	Represents equity-based compensation expenses recognized as described in (2) above for an award of 50,000 restricted common units granted to Mr. Hagey on January 3, 2005. The award of restricted common units is subject to vesting at the rate of 25% on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date. At December 31, 2007, there was approximately $62,500 unamortized equity-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(6)	Represents equity-based compensation expenses recognized as described in (2) above for an award of 50,000 restricted common units granted to Mr. Allday on January 3, 2005. The award of restricted common units is subject to vesting at the rate of 25% on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date. At December 31, 2007, there was approximately $62,500 unamortized equity-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(7)	Represents equity-based compensation expenses recognized as described in (2) above for an option to purchase 50,000 common units at an exercise price of $6.80 per common unit, granted to Mr. McCarty on November 29, 2006. The option award is subject to vesting at the rate of 25% on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date. At December 31, 2007, there was approximately $137,372 unamortized equity-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(8)	Represents equity-based compensation expenses recognized as described in (2) above for an option to purchase 30,000 common units at an exercise price of $6.80 per common unit, granted to Mr. Hagey on November 29, 2006. The option award is subject to vesting at the rate of 25% on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date. At December 31, 2007, there was approximately $82,424 unamortized equity-based compensation expense related to this award excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the award.
(9)	Amount consists of $222,180 paid as a bonus to option holders in connection with our 2007 Recapitalization and $4,650 in matching contributions to our 401(k) plan.
(10)	Amount consists of $111,090 paid as a bonus to option holders in connection with our 2007 Recapitalization and $3,690 in matching contributions to our 401(k) plan.
(11)	Amount consists of bonus paid to option holders in connection with our 2007 Recapitalization.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2007.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards:
Name	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
John K. Carlyle	N/A	—	$205,000	—	—	—	—	—	—	—
Brent C. McCarty	N/A	—	$155,000	—	—	—	—	—	—	—
David D. Hagey	N/A	—	$100,000	—	—	—	—	—	—	—
Robert S. Allday	N/A	—	$40,000	—	—	—	—	—	—	—

(1)	The 2007 Bonus Plan, which is applicable to Messrs. Caryle, McCarty, Hagey and Allday, is described under “Executive Compensation and Director Compensation — Compensation Discussion and Analysis — Components of our Executive Compensation Program — Cash Incentive Awards.”

(2)	Amounts listed are actual amounts allocated to the NEOs under the 2007 Bonus Plan. The amounts listed are consistent with our expectations for payment at the time of adoption of the 2007 Bonus Plan. As described under “Executive Compensation and Director Compensation — Compensation Discussion and Analysis — Components of our Executive Compensation Program — Cash Incentive Awards,” there are no individual threshold, target or maximum pay-outs under the 2007 Bonus Plan.

Salary and Cash Bonus Awards in Proportion to Total Compensation

The following table sets forth the percentage of each NEO’s total compensation for the year ended December 31, 2007 that we paid in the form of base salary and cash bonus awards (other than non-equity incentive plan compensation or the bonus paid in connection with the 2007 Recapitalization).

Name	Percentage of Total Compensation
John K. Carlyle	70.3%
Brent C. McCarty	41.9%
David D. Hagey	43.0%
Robert S. Allday	55.4%

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards of our NEOs at December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units that Have Not Vested(2)	Market Value of Units that Have Not Vested(3)
John K. Carlyle	—	—	—	—	—	—

Brent C. McCarty	75,000	75,000	$5.00	01/17/2015	50,000	$410,000
	25,000	25,000	$5.00	10/25/2015
	25,000	25,000	$5.30	12/31/2015
	12,500	37,500	$6.80	11/29/2016

David D. Hagey	37,500	12,500	$5.00	12/06/2014	25,000	$205,000
	50,000	50,000	$5.30	12/31/2015
	7,500	22,500	$6.80	11/29/2016

Robert S. Allday	37,500	12,500	$5.00	12/06/2014	25,000	$205,000
	17,500	17,500	$5.30	12/31/2015

(1)	Each option award is subject to vesting at the rate of 25% on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date.
(2)	Each award of restricted common units is subject to vesting at the rate of 25% on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date.
(3)	Market value of restricted common units that have not vested is determined by multiplying the fair market value of a common unit as of December 31, 2007 ($8.20) by the number of restricted common units that have not vested as of December 31, 2007.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to option exercises and restricted common unit vesting during the year ended December 31, 2007 with respect to the NEOs.

	Option Awards		Common Unit Awards
Name	Number of Units Acquired on Exercise	Value Realized on Exercise	Number of Units Acquired on Vesting	Value Realized on Vesting(1)
John K. Carlyle	—	—	—	—
Brent C. McCarty	—	—	25,000	$170,000
David D. Hagey	—	—	12,500	$85,000
Robert S. Allday	—	—	12,500	$85,000

(1)	Value realized on vesting is determined by multiplying the fair market value of a common unit as of the date of vesting ($6.80 in each case) by the number of common units delivered upon vesting.

Pension Benefits

None of our NEOs participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-qualified Deferred Compensation

None of our NEOs participates in or has account balances in non-qualified defined contribution plans maintained by us.

Potential Payments Upon Termination or Change in Control

The following table sets forth, for each NEO, the potential post-employment payments and payments on a change in control and assumes that the triggering event took place on December 31, 2007.

Name	Benefit	Change in Control(1)	Termination Without Cause, for Good Reason or Upon Non-Renewal(2)
John K. Carlyle	Severance(3)	—	$830,000
	Insurance Coverage(3)		$11,592

Brent C. McCarty	Severance(4)	—	$315,000
	Restricted Units and Options	$855,000	—

David D. Hagey	Severance(5)	—	$205,000
	Restricted Units and Options	$421,500	—

Robert S. Allday	Severance(6)	—	$100,000
	Restricted Units and Options	$295,750	—

(1)

The restricted unit award agreements and option award agreements for Messrs. McCarty, Hagey and Allday provide that all of their unvested restricted common units and all of their unvested options will automatically become vested in full upon the occurrence of a change in control, which is defined as (a) our consolidation or merger with or into another corporation (other than a merger in which we are the surviving corporation and which does not result in more than 50% of our capital stock outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), (b) a sale of all or substantially all of our properties and assets as an entirety to any person (other than to an investment partnership affiliated with WCAS), or (c) the sale of more than 50% of our capital stock to any person other than WCAS. The benefit described is the value of the acceleration of the vesting of the restricted common units and options. The value of the acceleration of the vesting of the restricted common units is determined by multiplying the fair market value of a common unit as of December 31, 2007 ($8.20) by the number of common units that would be delivered upon vesting. The value of the acceleration of the vesting of the unvested options is determined by calculating the fair market value of a common unit as of December 31, 2007 ($8.20) minus the related exercise price of each option, multiplied by the number of options. For Mr. McCarty, the value of the vesting of the restricted common units is $410,000 and the value of the vesting of the unvested options is $445,000. For Mr. Hagey, the value of the vesting of the restricted common units is $205,000 and the value of the vesting of the unvested options is $216,500. For Mr. Allday, the value of the vesting of the restricted common units is $200,000 and the value of the vesting of the unvested options is $95,750.

(2)	The benefit described is the amount that the NEO would receive in the event the NEO’s employment is terminated by us without “cause” or by the NEO for “good reason,” in each case as defined in the NEO’s employment agreement, or if we give notice to the NEO prior to an anniversary of the effective date of the NEO’s employment agreement that the term of the employment agreement will not automatically be extended for an additional year on any such anniversary date.
(3)	Pursuant to his employment agreement, in the event Mr. Carlyle’s employment is terminated under the circumstances described in (2) above, then we are required to pay Mr. Carlyle a cash amount equal to two times his full annual base salary then in effect, payable in monthly installments during the 24-month period following such termination, and to provide insurance coverage for him and his family for one year after the date of termination.
(4)	Pursuant to his employment agreement, in the event that Mr. McCarty’s employment is terminated under the circumstances described in (2) above, then we are required to pay Mr. McCarty his annual base salary at the rate then in effect for a period of twelve months following such termination.
(5)	Pursuant to his employment agreement, in the event that Mr. Hagey’s employment is terminated under the circumstances described in (2) above, then we are required to pay Mr. Hagey his annual base salary at the rate then in effect for a period of twelve months following such termination.
(6)	Pursuant to his employment agreement, in the event that Mr. Allday’s employment is terminated under the circumstances described in (2) above, then we are required to pay Mr. Allday his annual base salary at the rate then in effect for a period of six months following such termination.

Director Compensation

Messrs. Mackesy, Donovan, Redmond, Lefton and Miller each received a grant of 30,000 options in connection with their election to the board, and Mr. French received a grant of 20,000 restricted common units in connection with his election to the board. In addition, upon completion of this offering, the following members of our board of managers will receive cash payments in the following amounts:

Name	Payment Amount
D. Scott Mackesy	$53,000
Michael E. Donovan	$53,000
Douglas D. French	$22,000
David L. Redmond	$61,000

Upon completion of this offering, each member of our board of directors who is not an employee will receive an annual retainer of $15,000, paid quarterly, for the directors’ services on our board of directors. Each non-employee member of our board of directors who serves as chairman of the audit committee will receive an additional annual retainer of $10,000, paid quarterly. Newly elected non-employee members of our board of directors will receive a grant of 30,000 options, which will vest in three equal installments each year over three years, after their initial election to the board of directors. After any non-employee member of our board of directors has completed one year of service on our board of directors, such director will receive an additional annual grant of 5,000 options at each annual stockholders’ meeting after which they continue to serve. The annual grant of options to directors vests equally each year over two years. Directors will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or committees and for other reasonable expenses related to the performance of their duties as directors.

The following table sets forth a summary of the compensation earned by members of our board of managers and/or paid to the members of our board of managers in the year ended December 31, 2007, other than Mr. Carlyle. Mr. Carlyle receives no additional compensation for his services as a member of our board of managers. Messrs. Lefton and Miller joined our board of managers in January 2008, so they did not earn or receive any compensation from us in 2007.

Board of Managers Compensation Table

Name	Unit Awards(1)	Option Awards(2)	All Other Compensation
D. Scott Mackesy	—	$19,650	$36,104	(3)
Michael E. Donovan	—	$19,650	$36,104	(3)
Douglas D. French	$33,330	$19,650	—
David L. Redmond	—	$19,650	$16,664	(3)
Gary Cohen(4)	—	$9,306	$494,876
Harriett Flowers(5)	—	$9,306	$254,514

(1)	No awards of restricted common units were granted to our board members in 2007. This column represents the equity-based compensation expense calculated in accordance with SFAS No. 123(R) for awards granted to each board member in prior fiscal years. The amounts reflected in this column exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing equity-based compensation expense for financial statement reporting purposes in fiscal 2007. For a discussion of the valuation assumptions see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Equity Based Compensation.” As of December 31, 2007, Mr. French owned 6,666 restricted common units.
(2)	In 2007, each non-management board member was granted an award of 5,000 options to purchase common units. Each option award has an exercise price of $7.00 and is subject to vesting at a rate of 25% on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date. The grant date fair value of each option computed in accordance with SFAS No. 123(R) is $3.93, resulting in a grant date fair value of each award equal to $19,650. This column represents the equity-based compensation expense calculated in accordance with SFAS No. 123(R) for awards granted to each board member in 2007 as well as other prior fiscal years. The amounts reflected in this column exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing equity-based compensation expense for financial statement reporting purposes in fiscal 2007. For a discussion of the valuation assumptions see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Equity Based Compensation.” The number of unexercised options outstanding as of December 31, 2007, for each of the individuals set forth in the table above is: Mr. Mackesy, 40,000; Mr. Donovan, 40,000; Mr. French, 10,000; and Mr. Redmond, 27,500.
(3)	Amount consists of bonus paid to option holders in connection with our 2007 Recapitalization.
(4)	Gary Cohen resigned from our board of managers in November 2007. During 2007, Mr. Cohen also served as Chief Operating Officer of Innovative Managed Care Systems, Ltd., one of our subsidiaries. The amount disclosed for Mr. Cohen under “All Other Compensation” consists of $144,417 paid as a bonus to option holders in connection with our 2007 Recapitalization and the amounts earned by Mr. Cohen in 2007 in his capacity as our employee, which consist of $345,809 in salary and $4,650 in matching contributions to our 401(k) plan.
(5)	Harriett Flowers resigned from our board of managers in November 2007. During 2007, Mr. Flowers also served as Chief Executive Officer of Innovative Managed Care Systems, Ltd., one of our subsidiaries. The amount disclosed for Ms. Flowers under “All Other Compensation” consists of $144,417 paid as a bonus to option holders in connection with our 2007 Recapitalization and the amounts earned by Ms. Flowers in 2007 in her capacity as our employee, which consist of $108,150 in salary and $1,947 in matching contributions to our 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Registration Rights Agreement

Holders of approximately             shares of our common stock will have rights to require or participate in the registration of shares under the Securities Act at various times after completion of this offering. For a description of these registration rights, see “Shares Eligible for Future Sale — Registration Rights Agreement.”

Equity Issuances

From September 2004 through May 2006, we issued Series A preferred units in private placements as follows:

•

In September 2004, in connection with our 2004 Recapitalization, we issued an aggregate of 33,600 Series A preferred units at a price of $1,000 per unit to WCAS and certain related investors in exchange for aggregate consideration of $33,600,000.

•

In December 2004 and January 2005, we issued an aggregate of 817.3 Series A preferred units at a price of $1,000 per unit to certain of our executive officers and one affiliate of an executive officer in exchange for aggregate consideration of $817,300.

•

In April 2005, we issued an aggregate of 200 Series A preferred units to one of the individuals on our board of managers and one of our executive officers in exchange for aggregate consideration of $200,000.

•

In October 2005, in connection with our acquisition of IHH, we issued 15,000 Series A preferred units at a price of $1,000 per unit to WCAS and certain related investors in exchange for aggregate consideration of $15,000,000.

•	In October 2005, we issued 409 Series A preferred units at a price of $1,000 per unit to certain of our executive officers in exchange for aggregate consideration of $409,000.

•

In January 2006, in connection with our acquisition of CodeCorrect, we issued 46,415.09 Series A preferred units at a price of $1,060 per unit to WCAS and certain related investors in exchange for aggregate consideration of $49,200,000.

•

In January 2006, we issued 291.23 Series A preferred units at a price of $1,060 per unit to certain of our executive officers and one affiliate of an executive officer in exchange for aggregate consideration of $308,700.

The following tables sets forth the number of these securities acquired by the listed directors, executive officers or holders of more than five percent of our capital stock, or their affiliates:

Investor	Series A Preferred Units	Number of Shares of Common Stock(1)
Welsh, Carson, Anderson & Stowe IX, L.P.(2)	94,219.580
D. Scott Mackesy(3)	75.680
Michael E. Donovan	49.040
David L. Redmond(4)	94.340
John K. Carlyle(5)	985.360
Brent C. McCarty	160.000
David D. Hagey	197.170
Robert S. Allday	125.000

(1)	Represents the number of shares of our common stock into which the Series A preferred units have been converted as a result of (i) our corporate reorganization and (ii) a -for-1 stock split of our common stock, both as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Considerations — Corporate Reorganization.”

(2)	Number of Series A preferred units represents (i) 91,613.470 Series A preferred units owned directly by Welsh, Carson, Anderson & Stowe IX, L.P., (ii) 16.660 Series A preferred units owned directly by WCAS Management Corp., an entity affiliated with Welsh, Carson, Anderson & Stowe IX, L.P., and (iii) an aggregate of 2,589.450 Series A preferred units held directly or indirectly by individuals who are either managing members of the sole general partner of Welsh, Carson, Anderson & Stowe IX, L.P. or employees, including former employees, of WCAS Management Corp.
(3)	Excludes 93,979.91 Series A preferred units beneficially owned by Welsh, Carson, Anderson & Stowe IX, L.P. that Mr. Mackesy may be deemed to beneficially own as a managing member of WCAS IX Associates, LLC, the sole general partner of Welsh, Carson, Anderson & Stowe IX, L.P. Includes 27 Series A preferred units held by D. Scott Mackesy — IRA.
(4)	These 94.340 Series A preferred units are held by Redmond Family Investments, LLLP, which Mr. Redmond may be deemed to beneficially own.
(5)	Includes 391.940 Series A preferred units owned by Cordillera Interest, Ltd. that Mr. Carlyle may be deemed to beneficially own as a result of his interest in the general partner of Cordillera Interest, Ltd.

Corporate Reorganization

We are currently organized as a wholly-owned subsidiary of our holding company, Accuro, L.L.C. Immediately prior to the consummation of this offering, Accuro, L.L.C. will merge with and into Accuro Healthcare Solutions, Inc., with Accuro Healthcare Solutions, Inc. surviving the merger. As a result of the merger, all of Accuro, L.L.C.’s outstanding common units and options to purchase its common units will be converted into shares of our common stock and options to purchase shares of our common stock, respectively. In addition, all of Accuro, L.L.C.’s outstanding Series A preferred units will be converted into shares of our common stock. All of the shares of our common stock held by Accuro, L.L.C. prior to the merger will be cancelled. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Considerations — Corporate Reorganization.”

Board Compensation

We pay non-employee members of our board of directors for board service, and the non-employee members of our board of directors have received options to purchase shares of our common stock. Also, one of our directors received restricted share units upon his election to the board of directors. For more information regarding these arrangements, see “Executive Compensation and Director Compensation — Director Compensation.”

Employment Agreements

We have entered into employment agreements with each of Messrs. Carlyle, McCarty, Hagey and Allday. For more information regarding these arrangements, see “Executive Compensation and Director Compensation — Employment Agreements.”

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Stock Option Grants

We have granted options to purchase shares of our common stock to our directors and executive officers. See “Executive Compensation and Director Compensation — Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Equity-Based Compensation.”

Policies for Approval of Related Person Transactions

From time to time we engage in transactions with a related person. Prior to this offering, these interested transactions were reviewed and approved or ratified by our board of directors and no policies and procedures were in place to assist the board of directors in its review, approval or ratification. Upon the listing of our common stock on the Nasdaq Global Market, the review of certain interested transactions will be governed by the policies and procedures contained in our Related-Person Transaction Policy, or Related-Person Policy, and the audit committee charter.

A “related person” is a director, executive officer, an immediate family member of a director or executive officer, stockholder owning more than five percent of our common stock, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest. The audit committee is responsible for reviewing certain interested transactions with related parties. An interested transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) we are a participant and (iii) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

In the course of its review and approval or ratification of such interested transactions, the audit committee will consider various aspects of the transaction it deems appropriate, which will include:

•	whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; and

•	the extent of the related person’s interest in the transaction.

We have various processes for identifying, reporting and reviewing conflicts of interests, including related person transactions. Our Proper Business Practices and Ethics Policy, or Ethics Policy, provides that no director, officer or other employee shall engage in business or conduct, or enter into agreements or arrangements, which would give rise to actual, potential or the appearance of conflicts of interest. Our Ethics Policy also provides procedures for reporting any actual or potential conflicts of interest. In addition, we annually distribute and review a questionnaire to our executive officers and directors requesting certain information regarding, among other things, certain transactions with us in which they or their family members have an interest.

No director will participate in any discussion or approval of an interested transaction for which he or she is a related person, except that the director shall provide all material information concerning the interested transaction to the audit committee.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information known to us regarding beneficial ownership of our common stock for:

•	each beneficial owner of more than five percent of our common stock;

•	each of our NEOs;

•	each of our directors;

•	all executive officers and directors as a group; and

•	each selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes all shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 23,847,664 shares of our common stock outstanding as of January 22, 2008, giving effect to (i) our corporate reorganization and (ii) a         -for-1 stock split of our common stock, and also lists applicable percentage ownership based on             shares of our common stock to be outstanding after giving effect to this offering. Options to purchase shares of our common stock that are exercisable within 60 days of January 22, 2008, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Shares of our restricted stock that will vest within 60 days of January 22, 2008, are deemed to be beneficially owned by the persons holding these shares. All shares of our restricted stock are subject to transfer and forfeiture restrictions, are voted by us, and are treated as outstanding shares of our common stock.

To the extent that the underwriters sell more than             shares of our common stock in this offering, the underwriters have the option to purchase up to an additional             shares from us and an additional              shares from the selling stockholders, in each case at the initial public offering price less the underwriting discount. To our knowledge, each selling stockholder purchased the shares of our stock in the ordinary course of business and, at the time of acquiring the securities to be resold, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Except as set forth in the footnotes below, no selling stockholder has had a material relationship with us in the past three years or is a broker-dealer or an affiliate of a broker-dealer.

	Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After this Offering(1)
Name and Address of Beneficial Owner(2)	Number	Percent	Shares Offered(3)	Number	Percent
5% Stockholders
Welsh, Carson, Anderson & Stowe IX, L.P.(4)	19,076,416	79.94%

Executive Officers and Directors
John K. Carlyle(5)	1,497,072	6.28%
Brent C. McCarty(6)	282,000	1.17%
David D. Hagey(7)	171,934	*
Robert S. Allday(8)	117,500	*
Douglas French(9)	40,000	*
David L. Redmond(10)	33,868	*
D. Scott Mackesy(11)	31,386	*
Michael E. Donovan(12)	26,058	*
Robert A. Lefton	0	*
William F. Miller III	0	*
Randal S. Dumas	0	*
All executive officers and directors as a group (11 persons)(13)	2,199,818	9.09%
Other Selling Stockholders

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Beneficial ownership after this offering assumes no exercise of the underwriters’ option to purchase additional shares of our common stock to cover over-allotments, and does not include shares that may be purchased in this offering, including in the directed share program. See “Underwriting.”
(2)	Unless otherwise indicated, the address for each beneficial owner is c/o Accuro Healthcare Solutions, Inc., 14241 Dallas Parkway, Suite 800, Dallas, Texas 75254.
(3)	If the underwriters exercise their option to purchase additional shares of our common stock to cover over-allotments, the additional shares sold by the selling stockholders will be allocated as follows:

(4)	Number of shares owned prior to the offering represents (i) 18,522,694 shares owned directly by Welsh, Carson, Anderson & Stowe IX, L.P., (ii) 3,332 shares owned directly by WCAS Management Corp., an entity affiliated with Welsh, Carson, Anderson & Stowe IX, L.P., and (iii) an aggregate of 550,390 shares held directly or indirectly by individuals who are either managing members of the sole general partner of Welsh, Carson, Anderson & Stowe IX, L.P. or employees, including former employees, of WCAS Management Corp. The address for Welsh, Carson, Anderson & Stowe IX, L.P. and each of these related investors is c/o Welsh, Carson, Anderson & Stowe IX, L.P., 320 Park Avenue, Suite 2500, New York, New York, 10022-6815.
(5)	Includes 78,388 shares of our common stock held by Cordillera Interest, Ltd., which Mr. Carlyle is deemed to beneficially own as a result of his interest in the general partner of Cordillera Interest, Ltd.
(6)	Includes 175,000 shares of our common stock issuable upon the exercise of options exercisable as of January 22, 2008 and no shares of our common stock issuable upon the exercise of options which are scheduled to be become exercisable within 60 days of such date. Includes 25,000 restricted shares of our common stock which are scheduled to vest within 60 days of January 22, 2008. Excludes 25,000 restricted shares of our common stock that are unvested and subject to forfeiture and transfer restrictions, for which we hold the voting power.

(7)	Includes 95,000 shares of our common stock issuable upon the exercise of options exercisable as of January 22, 2008 and no shares of our common stock issuable upon the exercise of options which are scheduled to be become exercisable within 60 days of such date. Excludes 12,500 restricted shares of our common stock that are unvested and subject to forfeiture and transfer restrictions, for which we hold the voting power.
(8)	Includes 55,000 shares of our common stock issuable upon the exercise of options exercisable as of January 22, 2008 and no shares of our common stock issuable upon the exercise of options which are scheduled to be become exercisable within 60 days of such date. Excludes 12,500 restricted shares of our common stock that are unvested and subject to forfeiture and transfer restrictions, for which we hold the voting power.
(9)	Includes 6,666 restricted shares of our common stock, which are scheduled to vest within 60 days of January 22, 2008.
(10)	Includes 7,500 shares of our common stock issuable upon the exercise of options exercisable as of January 22, 2008 and no shares of our common stock issuable upon the exercise of options which are scheduled to be become exercisable within 60 days of such date. Includes 26,368 shares of our common stock held by Redmond Family Investments, LLLP, which Mr. Redmond may be deemed to beneficially own.
(11)	Excludes 19,045,030 shares of our common stock beneficially owned by Welsh, Carson, Anderson & Stowe IX, L.P. that Mr. Mackesy may be deemed to beneficially own as a managing member of WCAS IX Associates, LLC, the sole general partner of Welsh, Carson, Anderson & Stowe IX, L.P. Includes 16,250 shares of our common stock issuable upon the exercise of options exercisable as of January 22, 2008 and no shares of our common stock issuable upon the exercise of options which are scheduled to become exercisable within 60 days of such date. Includes 5,400 shares of our common stock held by D. Scott Mackesy — IRA.
(12)	Includes 16,250 shares of our common stock issuable upon the exercise of options exercisable as of January 22, 2008 and no shares of our common stock issuable upon the exercise of options which are scheduled to be become exercisable within 60 days of such date.
(13)	See notes 5-12 regarding our common stock issuable upon the exercise of options and restricted shares of our common stock that are unvested and subject to forfeiture and transfer restrictions.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms and provisions of our capital stock is not complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law. Reference is made to those documents and to Delaware law for a detailed description of the provisions summarized below.

General

Upon completion of this offering, our authorized capital stock will consist of             shares of common stock, $0.01 par value per share, and             shares of preferred stock, $0.01 par value per share. Upon the completion of this offering, we will have             shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of our common stock are, and all shares of our common stock issued by us in this offering will be, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate and that we issue in the future.

Preferred Stock

Our board of directors is authorized to issue shares of our preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our stockholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, our preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of our preferred stock, however, could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation, dissolution or winding-up. In addition, the issuance of our preferred stock could delay or prevent a change in control of our company. We have no current plans to issue any shares of our preferred stock.

Registration Rights

Holders of approximately             shares of our common stock will have rights to require or participate in the registration of shares under the Securities Act at various times after completion of this offering. For a description of these registration rights, see “Shares Eligible for Future Sale — Registration Rights Agreement.”

Options

We currently have outstanding options to purchase             shares of our common stock, and an additional             shares of our common stock are available for issuance under our 2008 Long-Term Equity Incentive Plan.

Anti-takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our amended and restated certificate of incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 66 2/3% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. Also, the division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

No Written Consent of Stockholders

Our amended and restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders

Our amended and restated bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our amended and restated bylaws.

Amendment to Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

As required by the DGCL, any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our amended and restated certificate of incorporation, thereafter be approved by the holders of a majority of the outstanding shares entitled to vote on the amendment, and the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action must be approved by the holders of not less than 80% of the outstanding shares entitled to vote on the amendment and the amendment of the provisions relating to directors, limitation of liability and the amendment of our amended and restated bylaws must be approved by the holders of at least 66 2/3% of the outstanding shares entitled to vote on the amendment. Our amended and restated bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the amended and restated bylaws; and may also be amended by the affirmative vote of the holders of at least 66 2 /3% of the outstanding shares entitled to vote on the amendment.

Blank Check Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of              shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Nasdaq Global Market Listing

We have applied to have our common stock approved for listing on the Nasdaq Global Market under the symbol “ACCU.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                     .

DESCRIPTION OF INDEBTEDNESS

We are a party to an amended and restated credit agreement dated July 16, 2007 with General Electric Capital Corporation, as Agent and a lender, and other lenders party thereto, whom we collectively refer to as the Lenders.

Our amended and restated credit agreement provides for a (i) $100.0 million term loan facility and (ii) a $20.0 million revolving loan facility. We used the proceeds of the term loan to refinance existing indebtedness, to pay cash dividends to our unitholders of $52.6 million, to pay bonuses to option holders of $1.9 million and for working capital and other general corporate purposes. The revolving loan facility is available for working capital and other general corporate purposes, including acquisitions. As of September 30, 2007, $100.0 million was outstanding under the term loan facility and no amounts were outstanding under the revolving loan facility.

Borrowings under the amended and restated credit agreement bear interest at a rate per annum equal to either LIBOR for a LIBOR loan or the base rate for a base rate loan, plus an applicable margin. The applicable margin for the term loan is 2.75% in the case of LIBOR loans and 1.50% in the case of base rate loans. The applicable margin for the revolving loans is adjusted quarterly based on our consolidated leverage ratio (as defined in the amended and restated credit agreement). The applicable margin for revolving loans ranges from 1.75% to 3.25% in the case of LIBOR loans and 0.50% to 2.00% in the case of base rate loans. We also pay a quarterly commitment fee on the undrawn portion of the revolving loan facility of 0.375% per annum.

The amended and restated credit agreement matures on July 16, 2013. We are required to make quarterly principal payments in the current amount of $250,000 on the term loan facility. No principal payments are due on the revolving loan facility until the maturity date. We expect to repay $            million of the amounts outstanding under the term loan facility from the proceeds from this offering. See “Use of Proceeds.”

In addition, the amended and restated credit agreement contains financial and other restrictive covenants, ratios and tests that limit our ability to incur additional debt and engage in other activities. For example, the amended and restated credit agreement includes covenants restricting, among other things, our ability to incur indebtedness, create liens on assets, engage in other businesses, dispose of assets, make investments, engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments. Our amended and restated credit agreement also includes financial covenants that require us to maintain compliance with a consolidated leverage ratio and limit the amount of capital expenditures that we may make. Our loans and other obligations under the amended and restated credit agreement are guaranteed, subject to certain specified limitations, by our present and future direct and indirect subsidiaries and are secured by a lien in substantially all of our assets and the assets of our subsidiaries.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the closing of this offering, we will have outstanding an aggregate of             shares of our common stock. The             shares of our common stock to be sold by us and the selling stockholders in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares of our common stock held by existing stockholders will be “Restricted Securities” as that term is defined in Rule 144 under the Securities Act. Restricted Securities may be sold in the public market only if registered or if they qualify for exemption under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below, or another exemption.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Date of Availability of Sale	Number of Shares	Comment
As of the date of this prospectus		Freely tradable shares saleable under Rule 144 that are not subject to a lock-up

90 days after the date of this prospectus		Shares saleable under Rules 144 and 701 that are not subject to a lock-up

180 days after the date of this prospectus		Lock-ups released, subject to extension; shares saleable under Rules 144 and 701

Thereafter		Restricted securities held for one year or less

Lock-up Agreements

All of our directors and executive officers, the selling stockholders and certain holders of our capital stock, who collectively hold             shares of our common stock as of immediately prior to this offering, have agreed that, for a period of not less than 180 days from the date of this prospectus, they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock.

Subject to the terms of those lock-up agreements, Citigroup Global Markets Inc. in its sole discretion may release some or all of the shares subject to lock-up agreements at any time without notice prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, Citigroup Global Markets Inc. will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Rule 144

The shares of our common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	one percent of the total number of shares of our common stock outstanding; or

•	the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six month holding period requirement, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are Restricted Securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are Restricted Securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Rule 701

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract (such as our equity incentive plans) may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register             shares of our common stock issued or reserved for issuance under our equity incentive plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

Registration Rights

We are a party to a registration rights agreement with certain holders of our common stock, including WCAS, providing for rights to register our common stock under the Securities Act after this offering.

Demand Registration Rights

WCAS is entitled to demand registration, pursuant to which it may require us to use our commercially reasonable efforts to register under the Securities Act the shares of our common stock held by WCAS that are entitled to registration rights pursuant to the registration rights agreement, up to a maximum of two registrations. Upon the exercise of a demand registration by WCAS, the other holders of registration rights are entitled to written notice of the registration and are entitled to include in the registration shares of our common stock owned by them. Notwithstanding the foregoing, WCAS may require us to file an unlimited number of registration statements on Form S-3 pursuant to its demand registration rights. We will not be required to effect any demand registration unless the anticipated aggregate offering price of such offering exceeds $5 million.

Piggyback Registration Rights

If we determine to register any of our securities under the Securities Act, either for our own account or for the account of other security holders or both, the holders of registration rights are entitled to written notice of the registration and are entitled to include in the registration shares of our common stock owned by them.

Expenses of Registration

We will pay all registration expenses, other than underwriting discounts and commissions applicable to the sale of our common stock.

Indemnification

The registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material untrue statements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material untrue statements or omissions attributable to them.

All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences to non-U.S. holders with respect to the acquisition, ownership and disposition of our common stock. In general, a “non-U.S. holder” for purposes of this discussion is any beneficial owner of our common stock other than the following:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under section 7701(b)(3) of the Internal Revenue Code, or the Code;

•	a corporation (or an entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial decisions of the trust, or certain other trusts that have a valid election to be treated as a U.S. person pursuant to the applicable Treasury Regulations.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding common stock are urged to consult their tax advisors

This discussion is based on current provisions of the Internal Revenue Code, final, temporary and proposed Treasury Regulations, judicial opinions, published positions of the Internal Revenue Service, or IRS, and all other applicable administrative and judicial authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation or any aspects of state, local or foreign taxation, nor does it consider any specific facts or circumstances that may apply to particular non-U.S. holders that may be subject to special treatment under the U.S. federal income tax laws including, but not limited to, “controlled foreign corporations,” “passive foreign investment companies,” “surrogate foreign corporations,” insurance companies, real estate investment trusts, regulated investment companies, persons holding our common stock as part of a hedging or conversion transaction or a straddle or other risk-reduction transaction, tax-exempt organizations, pass-through entities, banks or financial institutions, brokers, dealers in securities, and U.S. expatriates. This discussion assumes that the non-U.S. holder will hold our common stock as a capital asset, which generally is property held for investment.

Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state and local, and foreign income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

In general, dividends paid to a non-U.S. holder (to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles) will be subject to U.S. withholding tax at a rate equal to 30% of the gross amount of the dividend, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States. Under applicable Treasury Regulations, a non-U.S. holder will be required to satisfy certain certification requirements, generally on IRS Form W-8BEN, or any successor form, directly or through an intermediary, in order to claim a reduced rate of withholding under an applicable income tax treaty. If tax is withheld in an amount in excess of the amount applicable under an income tax treaty, a refund of the excess amount may generally be obtained by filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with a U.S. trade or business generally will not be subject to U.S. withholding tax if the non-U.S. holder files the properly completed required forms, including IRS Form W-8ECI, or any successor form, with the payor of the dividend, but instead generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. A corporate non-U.S. holder that receives effectively connected dividends may be subject to an additional branch profits tax at a rate of 30%, or a lower rate prescribed by an applicable income tax treaty, on the repatriation from the United States of its “effectively connected earnings and profits,” subject to adjustments.

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the non-U.S. holder’s shares of common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment on the non-U.S. holder), in which case the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

•

the non-U.S. holder is an individual who holds shares of common stock as capital assets and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during specified periods and certain other conditions are met.

In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised a majority of our assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. However, because the determination of whether we are a United States real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our business assets, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we become a United States real property holding corporation, provided that our common stock is considered to be regularly traded on an established securities market within the meaning of Section 897 of the Code and the applicable Treasury regulations, at any time during the calendar year in which a sale or other disposition occurs and the non-U.S. holder does not actually or constructively own, at any time during the five-year period ending on the date of the sale or other disposition, more than five percent of our common stock, gains realized upon such a sale or disposition of our common stock generally would not be subject to U.S. federal income tax.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale or disposition under regular graduated U.S. federal income tax rates, as if you were a U.S. person, except as otherwise required by an applicable income tax treaty. In addition, corporate non-U.S. holders described in the first bullet above may be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable tax treaty.

If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at a gross rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to U.S. sources, except as otherwise provided in an applicable income tax treaty.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Under income tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid to a non-U.S. holder that is not an exempt recipient generally will be subject to backup withholding, currently at a rate of 28%, unless the non-U.S. holder certifies as to its foreign status, which certification may be made on IRS Form W-8BEN.

Proceeds from the disposition of our common stock by a non-U.S. holder effected by or through a U.S. office of a broker will be subject to information reporting and backup withholding, currently at a rate of 28% of the gross proceeds, unless the non-U.S. holder certifies to the payer under penalties of perjury as to, among other things, its address and its foreign status or otherwise establishes an exemption.

Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-U.S. office. However, if the broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person who derives 50% or more of its gross income for specified periods from the conduct of a U.S. trade or business, specified U.S. branches of foreign banks or insurance companies or a foreign partnership with various connections to the United States, information reporting but not backup withholding, will apply unless:

•	the broker has documentary evidence in its files that the holder is a non-U.S. holder and certain other conditions are met; or

•	the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, the amount of tax withheld is applied as a credit to the U.S. federal income tax liability of persons subject to backup withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained, provided the required documents are timely filed with the IRS.

Estate Tax

Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON STOCK AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of the offering, and, together with Piper Jaffray & Co., William Blair & Company, L.L.C. and Jefferies & Company, Inc., are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of shares
Citigroup Global Markets Inc.
Piper Jaffray & Co.
William Blair & Company, L.L.C.
Jefferies & Company, Inc.
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $            per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us and the selling stockholders that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, all of our directors and executive officers, the selling stockholders and certain holders of our capital stock who collectively hold              shares of our common stock as of immediately prior to this offering have agreed that, for a period of not less than 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. Citigroup Global Markets Inc. in its sole discretion may release some or all of the shares subject to lock-up agreements at any time without notice prior to the expiration of the lock-up period.

At our request, the underwriters have reserved up to     % of the shares of our common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of shares of our common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of our common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial conditions, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

We have applied to have our common stock approved for listing on the Nasdaq Global Market under the symbol “ACCU.”

The following table shows the underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Paid by Us		Paid by selling stockholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$
Total	$	$	$	$

In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that could otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We and the selling stockholders estimate that our respective portions of the total expenses of the offering will be $            and $            .

Certain underwriters have performed investment banking and advisory services for us from time to time for which they may receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by on or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P. Weil, Gotshal & Manges LLP advised the underwriters in connection with the offering of the common stock.

EXPERTS

The consolidated financial statements as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock we and the selling stockholders are offering by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information pertaining to us and our common stock, you should refer to the registration statement and the exhibits and schedules thereto. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits filed as part of the registration statement for copies of the actual contract, agreement or other document.

Upon the closing of this offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

ACCURO, LLC*

*	Accuro, LLC (Holdings) is a holding company that does not conduct any separate operations and whose sole asset is its ownership interest in its wholly-owned subsidiary, Accuro Healthcare Solutions, Inc. (Accuro). Immediately prior to the consummation of this offering, Holdings will be merged with and into Accuro and Accuro will be the surviving entity. All ownership interests in Holdings will be converted to ownership interests in Accuro. Financial statements for Accuro have not been included for that reason.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of

Accuro, LLC and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, members’ deficit, and cash flows present fairly, in all material respects, the financial position of Accuro, LLC and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas

April 27, 2007, except as to Note 12

which is as of January 22, 2008

Accuro, LLC

Consolidated Balance Sheets

	December 31,
(in thousands, except unit data)	2005	2006
Assets
Current assets:
Cash and cash equivalents	$129	$317
Accounts receivable, net of allowance of $366 and $685, respectively	5,684	9,713
Prepaid expenses and other	394	708
Deferred charges	1,683	2,282
Income tax receivable	808	—
Deferred income tax asset, net	569	164

Total current assets	9,267	13,184

Property and equipment, net	2,735	3,216
Internal use software, net	4,363	6,281
Deferred charges	1,080	1,838
Intangible assets, net	12,797	59,305
Goodwill	28,918	80,168
Other assets	348	800

Total assets	$59,508	$164,792

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable	$350	$440
Accrued payroll	1,745	3,744
Other accrued expenses	1,489	1,653
Advanced billings	—	1,402
Deferred revenue—current portion	4,192	6,790
Revolving line of credit	500	—

Total current liabilities	8,276	14,029

Deferred revenue	1,716	2,004
Deferred income tax liability, net	4,522	4,307
Long-term debt	—	45,300

Total liabilities	14,514	65,640

Commitments and contingencies (Note 2)

Convertible preferred units, 100,000 units authorized, 50,026 and 99,907 outstanding at December 31, 2005 and 2006, respectively	52,471	113,349

Members’ deficit:
Common units, voting, 7,953,571 units authorized and issued, 3,623,109 and 3,681,859 outstanding at December 31, 2005 and 2006, respectively	26,490	26,323
Deferred compensation	(5,924)	—
Note receivable from officer	(555)	—
Treasury units, 4,330,462 common units	(21,652)	(21,652)
Accumulated deficit	(5,836)	(18,868)

Total members’ deficit	(7,477)	(14,197)

Total liabilities and member’s deficit	$59,508	$164,792

The accompanying notes are an integral part of these consolidated financial statements.

Accuro, LLC

Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except unit data)	2004	2005	2006
Revenue:
Subscription fees	$12,080	$16,164	$46,903
Other	7,427	7,908	9,069

Total revenue	19,507	24,072	55,972

Operating expenses:
Direct operating	7,215	8,867	15,635
Sales and marketing	2,235	3,149	8,284
Research and development	1,921	2,018	4,668
General and administrative	5,194	8,851	18,793
Depreciation and amortization	1,475	2,553	8,597

Total operating expenses	18,040	25,438	55,977

Operating income (loss)	1,467	(1,366)	(5)

Other income (expenses):
Interest income	24	22	13
Interest expense	(2)	(53)	(4,835)
Other expense	(366)	—	(8)

	(344)	(31)	(4,830)

Minority/noncontrolling interest in consolidated subsidiary	(1,760)	(141)	—

Loss before income taxes	(637)	(1,538)	(4,835)
Income tax expense (benefit)	318	(578)	192

Net loss	(955)	(960)	(5,027)
Preferred unit accretion	(896)	(3,038)	(8,005)

Net loss attributable to common units	$(1,851)	$(3,998)	$(13,032)

Basic and diluted loss per unit	$(4.46)	$(2.59)	$(5.34)

Weighted average units—basic and diluted	414,651	1,545,743	2,438,361

The accompanying notes are an integral part of these consolidated financial statements.

Accuro, LLC

Consolidated Statements of Members’ Deficit

Years Ended December 31, 2004, 2005 and 2006

(in thousands, except unit data)
	Common Units		Deferred Compensation	Note Receivable from Officer	Accumulated Deficit	Treasury Units	Total
	Units	Amount
Balance, December 31, 2003	—	$—	$—	$—	$62	—	$62
Issuance of common units in exchange for IMACS and Claimshop partnership units	5,564,302	14,484	—	—	—	—	14,484
Redemption of common units	(4,330,462)	—	—	—	—	(21,652)	(21,652)
Distributions to members	—	—	—	—	(49)	—	(49)
Accretion on convertible preferred units	—	—	—	—	(896)	—	(896)
Net loss	—	—	—	—	(955)	—	(955)

Balance, December 31, 2004	1,233,840	14,484	—	—	(1,838)	(21,652)	(9,006)
Issuance of common units in exchange for IMACS partnership units	446,156	2,231	—	—	—	—	2,231
Issuance of common units in exchange for IHH units	198,113	1,050	—	—	—	—	1,050
Grants of restricted units to certain officers	1,745,000	8,725	(8,725)	—	—	—	—
Amortization of deferred compensation	—	—	2,801	—	—	—	2,801
Accretion on preferred units	—	—	—	—	(3,038)	—	(3,038)
Note receivable issued to officer	—	—	—	(832)	—	—	(832)
Forgiveness of a portion of note receivable	—	—	—	277	—	—	277
Net loss	—	—	—	—	(960)	—	(960)

Balance, December 31, 2005	3,623,109	26,490	(5,924)	(555)	(5,836)	(21,652)	(7,477)
Reclassification due to adoption of FAS 123(R)	—	(5,924)	5,924	—	—	—	—
Grants of restricted units to certain officers	75,000	—	—	—	—	—	—
Forfeiture of restricted units	(18,750)	—	—	—	—	—	—
Compensatory expense—restricted units	—	5,390	—	—	—	—	5,390
Compensatory expense—options	—	354	—	—	—	—	354
Options exercised	2,500	13	—	—	—	—	13
Accretion on preferred units	—	—	—	—	(8,005)	—	(8,005)
Forgiveness of note receivable	—	—	—	555	—	—	555
Net loss	—	—	—	—	(5,027)	—	(5,027)

Balance, December 31, 2006	3,681,859	$26,323	$—	$—	$(18,868)	$(21,652)	$(14,197)

The accompanying notes are an integral part of these consolidated financial statements.

Accuro, LLC

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2004	2005	2006
Cash flows from operating activities
Net loss	$(955)	$(960)	$(5,027)
Adjustments to reconcile net loss to net cash provided by operating activities:
Imputed interest on acquisition	—	—	459
Minority/noncontrolling interest	1,760	141	—
Stock and other noncash compensation expense	2,974	3,079	6,299
Depreciation and amortization	1,475	2,553	8,597
Amortization of debt issuance costs	—	—	215
Deferred income taxes	104	(585)	207
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(415)	(1,238)	(2,041)
Prepaid expenses and other current assets	(99)	(50)	230
Deferred charges	(521)	(585)	(1,357)
Other assets	440	(239)	203
Accounts payable and accrued liabilities	574	787	1,166
Income taxes receivable/payable	(1,368)	303	809
Deferred revenue and advance billings	191	146	2,045

Net cash provided by operating activities	4,160	3,352	11,805

Cash flows used in investing activities
Purchase of noncontrolling interest in consolidated subsidiary	(8,782)	—	—
Cash expenditures on capitalized internal-use software	(789)	(952)	(2,861)
Purchase of property and equipment	(607)	(2,110)	(1,275)
Acquisitions, net of cash acquired	—	(16,880)	(104,317)
Other	85	(832)	11

Net cash used in investing activities	(10,093)	(20,774)	(108,442)

Cash flows used in financing activities
Proceeds from long-term debt	—	500	55,500
Payments on long-term debt	—	—	(10,700)
Issuance of convertible preferred units, net of issuance cost	32,336	15,943	52,873
Payment of debt issuance costs	—	—	(861)
Exercise of stock options	—	—	13
Redemption of common units	(21,652)	—	—
Consolidated subsidiary’s distribution to noncontrolling interest	(4,861)	—	—
Redemption of subsidiary stock options	(3,166)	—	—
Proceeds from the exercise of subsidiary stock options	192	—	—
Distributions to members	(49)	—	—

Net cash provided by financing activities	2,800	16,443	96,825

Net increase (decrease) in cash and cash equivalents	(3,133)	(979)	188
Cash at beginning of period	4,241	1,108	129

Cash at end of period	$1,108	$129	$317

Supplemental disclosure of cash flow information
Noncash investing activities:
Issuance of common units in exchange for ownership interests of consolidated subsidiaries	$14,484	$3,281	$—
Noncash financing activities:
Accretion of preferred units	896	3,038	8,005
Issuance of preferred units to officer in exchange for certain other assets	258	—	—
Cash paid (refund) for:
Interest	2	34	3,877
Income taxes	1,583	(299)	(808)

The accompanying notes are an integral part of these consolidated financial statements.

Accuro, LLC

Notes to Consolidated Financial Statements

(in thousands, except unit data)

1.	Description of Business, Basis of Presentation, Recapitalization and Purchase of Noncontrolling Interest

Description of Business

The consolidated financial statements include the accounts of Accuro, LLC and its directly or indirectly owned subsidiaries (collectively, the “Company”). Accuro, LLC is a holding company with no operations. All operations are conducted through the Company’s 100% owned subsidiary, Accuro Healthcare Solutions, Inc. and its subsidiaries. The Company provides proprietary internet-based solutions to a broad range of healthcare providers, including hospitals and ancillary healthcare providers, that enable them to more effectively manage the complexities of their revenue cycle, which encompasses the patient registration, billing, collection and reimbursement processes.

Basis of Presentation

Prior to August 31, 2004, the Company owned 100% of the general partnership interest in Innovative Managed Care Systems, Ltd. (“IMACS”). The Company had no operations other than the general partnership interest in IMACS. The Company’s general partnership interest represented 1% of the total ownership interest in IMACS. The remaining 99% ownership interest was represented by limited partnership units held by IMACS employees and other investors. A portion of the IMACS limited partnership units were held by the Company’s previous sole member. The Company’s general partnership interest in IMACS provided it with the controlling interest in IMACS. Accordingly, IMACS is included in the Company’s consolidated financial statements with the limited partnership interests reported as minority/noncontrolling interests in consolidated subsidiaries.

IMACS held a 60% interest in Claimshop, Ltd. (“Claimshop”). The remaining ownership interests in Claimshop were held either directly or indirectly by the then sole member of the Company and a member of IMACS management. Accordingly, Claimshop is included in the Company’s consolidated financial statements.

Recapitalization and Purchase of Noncontrolling Interest

In August 2004, the Company, IMACS’ limited partners, Claimshop and Welsh, Carson, Anderson & Stowe IX, L.P. (“WCAS”) and certain related investors entered into a series of agreements whereby WCAS obtained a controlling interest in the Company, and the Company acquired substantially all of the ownership interest in IMACS and Claimshop (collectively, the “2004 Recapitalization”). The 2004 Recapitalization is summarized as follows:

•	The Company’s previous sole member, a member of management and another investor exchanged their limited partnership interests in IMACS for newly issued common units of the Company.

•

The Company issued 33,600 convertible preferred units to WCAS and certain related investors for cash of $33,600. The convertible preferred units are convertible into the Company’s common units and contain voting rights.

•	The Company’s previous sole member and another member of management exchanged their ownership interests in Claimshop for newly issued common units of the Company.

•	The Company purchased certain of the common units held by the previous sole member, a member of management and another investor for $21,652.

•

Options to acquire limited partnership units of IMACS held by employees were exercised. A portion of the shares acquired through the exercise of the options were then redeemed by the Company for approximately $3,166. The proceeds from exercise of the options were approximately $192.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

•	Other IMACS limited partnership interests held by employees were acquired by the Company for approximately $8,782.

After the 2004 Recapitalization, WCAS and its related investors held approximately 80% of the Company’s voting interest and approximately 20% of the voting interest was held by continuing unit holders.

The 2004 Recapitalization was accounted for as a leveraged recapitalization with continuation of the Company’s historical accounting basis. The exchanges of the Company’s common units for the IMACS and Claimshop ownership interests held by the Company’s previous sole member were considered to be transfers under common control and, therefore, the exchanges were accounted for at the historical book value of the equity interests acquired of $1,070. The Company’s redemption of IMACS limited partnership units acquired through the exercise of options contemporaneous with the 2004 Recapitalization resulted in compensation expense for the difference between the redemption price and the option exercise price in the amount of $2,974. The remaining exchanges of the Company’s common units and the remaining purchase of IMACS limited partnership units for an aggregate amount of approximately $22,195 were considered to be an acquisition of a minority interest and, therefore, accounted for as a purchase.

In October 2005, the Company issued 446,156 common units, valued at $2,231, and incurred $21 in transaction costs, in exchange for all the remaining limited partnership interests of IMACS. The Company accounted for this transaction as a purchase. The purchase prices for the 2004 Recapitalization and the purchase in 2005 were allocated as follows:

	2004	2005
Historical carrying amount of minority/noncontrolling interest	$1,950	$280
Internal use software	1,270	128
Identifiable intangible assets	8,507	859
Goodwill	14,182	1,360
Deferred tax liability	(3,714)	(375)

Total	$22,195	$2,252

In connection with the issuance of the convertible preferred units in 2004, the Company incurred transaction related costs of $1,488, including professional fees such as legal, accounting, and investment banking. The transaction fees have been recorded as a reduction to the proceeds received upon the issuance of the convertible preferred units. Additionally, during 2004, IMACS paid bonuses to its officers and employees in the amount of $1,442 related to their efforts on the 2004 Recapitalization and paid other expenses of $221 related to the 2004 Recapitalization. These amounts are included as a component of general and administrative expenses. The goodwill recorded as a result of the 2004 Recapitalization is not deductible for income tax purposes.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Accuro, LLC and its directly or indirectly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ significantly from these estimates.

Revenue Recognition

Revenue consists primarily of subscription fees and other revenue. The Company generates revenue from the sale of subscriptions and services, including fees derived from implementation services.

Revenue is recognized when all of the following conditions are satisfied:

•	There is evidence of an arrangement;

•	The service has been provided to the customer;

•	The collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the client is fixed or determinable.

The Company provides subscription-based services through software solutions accessed by its customers while the data is hosted and maintained on the Company’s servers. In many arrangements, customers are charged set-up fees for implementation and monthly subscription fees for access to web-based hosted services. Implementation fees are typically billed at the inception of the arrangement and recognized as revenue over the greater of the subscription period or the estimated customer relationship period. The customer relationship period is estimated based on historical customer retention periods, and presently is estimated to be four years for hosted services. However, the estimated customer relationship period may change due to the changing retention rate of the Company’s customers. Revenue from monthly hosting arrangements is recognized in the period in which the customer uses the service. Contract subscription periods typically range from one to three years in duration.

Deferred revenue consists of billings or payments received in advance of revenue recognition and are recognized as the revenue recognition criteria are met. Substantially all deferred revenue consists of deferred subscription fees, deferred implementation fees and deferred contract loading fees. Amounts are recorded as deferred revenue and accounts receivable when the Company has a legal right to enforce the contract. Implementation services are invoiced after the execution of the customer agreement.

Deferred Charges

Direct costs incurred during the implementation of hosted software services are capitalized. Direct costs related to professional services for loading the terms of the provider’s payer contracts into the hosted system are also capitalized. Such deferred costs are limited to the related nonrefundable implementation revenue and contract loading revenue. Deferred implementation costs are amortized over the expected period of benefit, which is the greater of the contract subscription period or the customer relationship period. Deferred contract loading costs are amortized over the average terms of the provider’s payer contracts, which is two years.

Commission costs that are incremental and directly related to the acquisition of customer contracts are capitalized. Commission costs are accrued and capitalized upon execution of the sales contract by the customer.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

Payments to sales personnel are made shortly after the receipt of the related customer payment. Deferred commissions are amortized over the term of the related non-cancelable customer contract and are recoverable through the related future subscription fee revenue.

The Company periodically assesses the recoverability of deferred charges and records an impairment in the event that any such deferred charges are determined to not be recoverable.

Direct Operating Expenses

Direct operating expenses consist primarily of salaries, benefits and stock-based compensation related to personnel who provide services to clients, and other direct costs related to business services, including implementation, contract loading and consulting services. The reported amounts of direct operating expenses do not include allocated amounts for rent, depreciation, amortization or other overhead costs.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs and consulting fees for third party developers. All such costs are expensed as incurred.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash, money market accounts and short term certificates of deposits with an original maturity of 90 days or less.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are stated net of an allowance for doubtful accounts, which is determined by establishing reserves for specific accounts and consideration of historical and estimable probable losses. Account balances are charged against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to customers.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Furniture and equipment	3 – 5 years
Leasehold improvements	Shorter of the lease term or the asset life

Major additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the cost of the property and equipment and the related accumulated depreciation are removed and any resulting gains or losses are credited or charged to operations.

Internal Use Software

The Company capitalizes certain costs associated with computer software developed or obtained for internal use. This policy provides for the capitalization of certain payroll and payroll-related costs for employees who are

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

directly associated with internal use computer software projects. Costs associated with preliminary project stage activities, training, maintenance and all other post implementation stage activities are expensed as incurred. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities. Capitalized costs related to computer software developed for internal use are amortized on a straight-line basis over their estimated useful lives ranging from 2 to 4 years. Internal use software also includes amounts related to developed technology obtained through acquisitions. Such amounts related to acquired, developed technology are amortized on a straight-line basis over a useful life of two to 10 years. During the years ended December 31, 2004, 2005 and 2006 the Company capitalized $789, $952 and $2,860 respectively, related to internal use software costs. Amortization expense related to capitalized internal software costs totaled $858, $892 and $2,597 for the years ended December 31, 2004, 2005 and 2006, respectively.

Goodwill

Goodwill is tested for impairment annually as of December 31 or upon any changes that could impact the Company’s operations or its operating business environment, with tests of goodwill occurring at the reporting unit level. The Company completed the required annual impairment tests during 2004, 2005 and 2006. No goodwill impairment losses were identified as a result of these tests.

Intangible Assets—Definite Life

The intangible assets with definite lives are comprised of customer relationship intangible assets, non-compete agreements and certain trademarks and tradename assets. See Note 6 for further details.

Intangible assets with definite useful lives are amortized over their respective useful life. Such intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Costs related to the customer relationship intangible assets are amortized on a straight-line basis over an estimated useful life of 11 years to 15 years. Costs related to non-compete agreements are amortized on a straight-line basis over the life of the respective agreements. Cost associated with definite-lived tradenames are amortized over the expected benefit period of 15 years. The Company recorded no impairment charges related to its intangible assets during 2004, 2005 and 2006.

Income Taxes

The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement and tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

Equity-Based Compensation

On January 1, 2006, the Company adopted Statement of financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, (“SFAS 123(R)”) to account for stock-based awards, which requires the

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

measurement and recognition of compensation expense for all share-based payment awards made to employees and board members including stock options based on estimated fair values. The statement eliminates the ability to account for share-based compensation transactions, as the Company formerly did, using the intrinsic value method as prescribed by Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees.

The Company adopted SFAS 123(R) using the prospective method, which requires the application of the accounting standard as of January 1, 2006. The consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of adopting SFAS 123(R). In accordance with the prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). See “Note 11—Equity Incentive Plans” for additional information.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief decision-maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. The Company has determined that it operates its business as one segment.

Treasury Units

Units of the Company’s common and preferred stock that are repurchased are recorded as treasury units at cost and included as a component of members’ deficit.

Minority/Noncontrolling Interest in Consolidated Subsidiaries

Minority/noncontrolling interest in the results of operations of consolidated subsidiaries represents the noncontrolling partners’ portion of the income (loss) of IMACS and Claimshop.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash, accounts receivable and accounts payable, are carried at cost, which approximates fair value due to the short-term maturity of these instruments, and the carrying value of debt approximates fair value as the interest rate is variable.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which establishes a framework for measuring fair value and expands disclosures about the use of fair value measurements subsequent to initial recognition. Prior to the issuance of SFAS 157, which emphasizes that fair value is a market-based measurement and not an entity-specific measurement, there were different definitions of fair value and limited definitions for applying those definitions under generally accepted accounting principles.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

SFAS 157 is effective for the company on a prospective basis for the reporting period beginning January 1, 2008. The Company is evaluating the impact of SFAS 157 on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure certain financial instruments at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not decided if it will early adopt SFAS 159 or if it will choose to measure any eligible financial assets and liabilities at fair value.

3.	Acquisitions

The following table summarizes allocation of the aggregate purchase price to the fair values of the assets acquired and liabilities assumed:

	CodeCorrect	CDMSG	IHH	Triad
Current assets	$2,378	$154	$1,632	$236
Internal use software	1,661	837	908	—
Identifiable intangible assets	49,179	1,007	4,505	—
Goodwill	51,250	—	11,333	2,043
Non-current assets	703	—	463	26
Current liabilities	(4,215)	(35)	(2,143)	(134)

Fair value of assets acquired and liabilities assumed	$100,956	$1,963	$16,698	$2,171

Cash paid to sellers	$100,107	$1,950	$15,989	$2,146
Direct acquisition costs	1,647	13	234	25
Issuance of common units in exchange for IHH units	—	—	1,050	—
Imputed interest	(459)	—	—	—
Less: cash acquired	(339)	—	(575)	—

Total purchase price	$100,956	$1,963	$16,698	$2,171

In each case, the Company has included the acquired company’s results of operations in its consolidated financial statements since the date of the acquisition.

In each acquisition, the Company recorded goodwill representing the amount of the purchase price and related transaction costs in excess of the fair value of the tangible assets and liabilities and the identifiable intangible assets acquired. All of the goodwill reported for each acquisition is expected to be deductible for the purpose of calculating the Company’s future taxable income.

CodeCorrect

On January 20, 2006, the Company entered into a Securities Purchase Agreement to acquire all of the outstanding equity securities of CodeCorrect, LLC (“CodeCorrect”) for $101,415, net of cash acquired. This amount includes $1,647 of direct acquisition costs. The effective acquisition date was January 1, 2006 as effective control of CodeCorrect, including the risks and rewards of ownership, occurred on January 1, 2006 and a written agreement specifying January 1, 2006 as the effective acquisition date was obtained. In accordance with SFAS No. 141 Business Combinations (“SFAS 141”), an adjustment of $459 was made for imputed interest to reduce both the cost of the acquisition and net income to compensate for recognizing income before consideration was transferred.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

CodeCorrect provides coding content knowledge and charge data master compliance tools for hospitals and other healthcare providers. The primary strategic reason for this acquisition was to expand Accuro’s revenue cycle solutions offered over the internet.

The Company financed the CodeCorrect acquisition through the issuance of convertible preferred units to its existing unitholders and its lender for cash of $52,774, plus borrowings under a new credit facility (Note 8).

The $49,179 (15 year weighted-average useful life) of intangible assets acquired in the CodeCorrect acquisition includes customer relationships of $47,063 (15 year useful life), $2,000 of trademark and tradename (15 year useful life) and non-compete agreements of $116 (2.5 year useful life).

Innovative Health Holdings

In October 2005, the Company purchased a 93.25% interest in Innovative Health Holdings, LLC (“IHH”) for $15,648, net of cash acquired including acquisition costs. The acquisition was treated as an asset purchase for tax purposes. Substantially all of the IHH acquisition was financed through the Company’s issuance of convertible preferred units to its existing unitholders for cash of $15,409. In December 2005, the Company acquired the remaining 6.25% of IHH in exchange for 198,113 of its common units valued at $5.30 per unit.

Unaudited Pro Forma Financial Information

The unaudited financial information in the table below summarizes the combined results of operations of Accuro and significant acquired companies (CodeCorrect and IHH) on a pro forma basis as though the companies had been combined as of the beginning of 2005. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of the period presented.

Year ended December 31, 2005 (unaudited)
Revenue	$44,020

Net loss	$(10,125)
Preferred unit accretion	(8,002)

Net loss attributable to common units	$(18,127)

Basic and diluted net loss per unit attributable to common units	$(11.73)

CDM Service Group

On September 22, 2006 the Company acquired substantially all of the assets of CDM Service Group, LLC (“CDMSG”) for $1,963 in cash, including direct acquisition costs.

The terms of the CDMSG acquisition agreement provides for additional consideration to be paid to the sellers based on customer retention targets being met. The measurement period for these targets is the twelve months ending June 30, 2007, and any additional consideration will be recorded as an increase to goodwill.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

Triad Healthcare Consultants

In April 2005, the Company acquired certain assets of Triad Healthcare Consultants (“Triad”) for $2,171 in cash, including acquisition costs.

4.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable. One customer accounted for approximately 58%, 39% and 15% of the Company’s revenues for the years ended December 31, 2004, 2005 and 2006, respectively. The same customer accounted for approximately 20% and 6% of the Company’s accounts receivable at December 31, 2005 and 2006, respectively. The Company extends credit to its customers without collateral. Management has evaluated accounts receivable at December 31, 2005 and 2006 and has provided an allowance for the estimated uncollectible accounts.

5.	Property and Equipment

Property and equipment consist of the following at December 31, 2005 and 2006:

	2005	2006
Furniture and equipment	$4,128	$5,363
Leasehold improvement	71	341

	4,199	5,704
Less: accumulated depreciation and amortization	(1,464)	(2,488)

Property and equipment, net	$2,735	$3,216

Depreciation expense related to property and equipment for the years ended December 31, 2004, 2005 and 2006 was approximately $374, $830 and $1,485, respectively.

6.	Goodwill and Intangible Assets

Goodwill and intangibles as of December 31, 2005 and 2006 consisted of the following:

	2005	2006
Goodwill	$28,918	$80,168

Intangible assets:
Trademark and tradename	$180	$2,180
Customer relationships	13,648	62,555
Non-compete	42	158

	13,870	64,893
Less: accumulated amortization
Trademark and tradename	(47)	(219)
Customer relationships	(1,023)	(5,306)
Non-compete	(3)	(63)

	$12,797	$59,305

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

The following is a summary of changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2006:

Balance at December 31, 2004	$14,182
Additions from acquisitions	14,736

Balance at December 31, 2005	28,918
Additions from acquisitions	51,250

Balance at December 31, 2006	$80,168

Goodwill additions during the years ended December 31, 2005 and 2006 resulted primarily from business combinations and from purchases of minority interests in subsidiaries.

The Company has no indefinite-lived intangible assets recorded on its books. Amortization expense related to intangible assets for the years ended December 31, 2004, 2005 and 2006 was approximately $243, $830 and $4,515, respectively. Expected amortization for the five years ending December 31, 2011 is as follows: $4,482 in 2007; $4,456 in 2008; $4,413 in 2009; $4,386 in 2010 and $4,386 in 2011.

7.	Income Taxes

Income taxes consisted of the following for the years ended December 31, 2004, 2005 and 2006:

	2004	2005	2006
Current tax expense (benefit):
Federal	$299	$7	$(15)
State	—	—	—

Total current expense (benefit)	299	7	(15)

Deferred income tax expense (benefit):
Federal	16	(458)	724
State	3	(127)	(517)

Total deferred expense (benefit)	19	(585)	207

Provision (benefit) for income taxes	$318	$(578)	$192

A reconciliation between reported income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% for the years ended December 31, 2004, 2005 and 2006 is as follows:

	2004	2005	2006
Statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal credit	—	(5.5)	0.1
Minority/noncontrolling interest	94.0	—	—
Non-deductible compensatory expense	—	—	37.9
Meals and entertainment and other permanent differences	4.8	1.7	(1.0)
Research and experimentation credit	(8.2)	(2.7)	(7.9)
Change in valuation allowance	—	—	15.1
Change in state tax law	—	—	(7.3)
Other	(6.6)	2.9	1.1

Effective rate	50.0%	(37.6)%	4.0%

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

Significant components of the Company’s deferred income taxes as of December 31, 2005 and 2006 are as follows:

	2005	2006
Deferred income tax assets:
Net operating loss carryforward	$705	$1,705
Deferred revenue	454	601
Impairment of stock investment	57	51
Allowance for doubtful accounts	130	164
Note receivable allowance	96	89
Equity-based compensation	45	163
General business tax credit	67	767

	1,554	3,540

Deferred income tax liabilities:
Accrual to cash adjustment	(29)	(13)
Capitalized labor	(2,300)	(2,723)
Goodwill	(367)	(1,510)
Intangible assets	(2,823)	(2,662)
Property and equipment	12	(8)

	(5,507)	(6,916)
Valuation allowance	—	(767)

Net deferred income tax liability	$(3,953)	$(4,143)

Cumulative net operating loss carryforwards were $4,983 at December 31, 2006, of which $612 is subject to an annual limitation and begin to expire in 2020. Additionally, the Company has a general business credit carryover of $767 at December 31, 2006 of which $37 is subject to an annual limitation and will begin to expire in 2023. The Company intends to maintain a full valuation allowance for its net deferred tax assets for research and development credits until sufficient evidence to support reversal of the reserve exists. The “more likely than not” criteria could be met in a future period based on operating results which would result in a reversal of the valuation allowance, which, at that time, would be recorded as a tax benefit in the consolidated statement of operations.

8.	Long-Term Debt

In January 2006, the Company entered into a revolving credit facility (“Credit Facility”) with a syndicate of lenders that allows the Company to borrow up to $65,000, subject to a leverage ratio. The Credit Facility bears interest at LIBOR plus 3.5% or the bank’s prime rate plus 2.5%, which is subject to decrease depending on the Company’s leverage ratio. The interest rate at December 31, 2006 ranged from 8.85% to 10.75%. The Credit Facility contains certain covenants that, among other things, limit the Company’s ability to pay dividends, incur additional indebtedness, sell assets, issue stock or merge with or into any entity. The Company was in compliance with all of its financial covenants during 2006. The Credit Facility expires on January 20, 2010. As of December 31, 2006, the outstanding balance was $45,300 and the Company’s borrowing capacity was $63,420.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

9.	Leases

The Company leases various office equipment and office space under a number of operating lease agreements, which expire at various times through the year 2012. Minimum future payments under noncancellable operating leases, with remaining terms in excess of one year as of December 31, 2006, are as follows: $1,581 in 2007; $1,434 in 2008; $1,270 in 2009; $1,218 in 2010; $1,136 in 2011; and $1,894 thereafter.

Total rent expense under operating leases was $601, $901 and $1,829 for the years ended December 31, 2004, 2005 and 2006, respectively.

10.	Convertible Preferred Units

The Convertible Preferred Units (the “Preferred Units”) are senior to all other classes or series of units. The Preferred Units receive a preferred return equal to 8%. The preferred return is payable upon a liquidation event as defined in the Company’s LLC agreement. Each Preferred Unit is convertible at the option of the holder into 200 common units. The Preferred Units automatically convert into common units upon an initial public offering of the Company’s common units in which the aggregate proceeds are at least $40 million with a common unit value of at least three times the initial unit price. The Preferred Units also participate with the common units on an as-converted basis in any dividends or other distributions paid to the common unit holders. The Preferred Units include an anti-dilution feature to adjust the conversion price upon issuance of additional common units at a price below the conversion price. The Preferred Units have voting rights based on the number of common units into which the Preferred Units could be converted.

11.	Equity Incentive Plans

In 2004, the Board of Directors approved the 2004 Restricted Unit and Option Plan (the “Plan”). Under the Plan, the Company is authorized to grant 4,000,000 units in the form of restricted units or options. Generally, options are granted with an exercise price equal to the fair value of the Company’s common units at date of grant with the term not to exceed ten years. Typically, options vest equally over a four year period, however a limited number of options vested on meeting certain performance conditions.

The Company granted 275,000 options to acquire common units to CodeCorrect employees on December 31, 2005. The fair value of the options was $325, which is being expensed over the four year vesting period.

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires companies to recognize all share-based payments to employees in the statement of operations, including grants of stock options, based on their fair value.

Stock-based compensation expense recognized during the period was based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the consolidated statement of operations during 2006 includes compensation expense for the stock-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with SFAS 123(R). As stock-based compensation expense recognized in the statement of operations for 2006 was based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized for 2006 was $5,744, which consisted of $354 related to stock options. The total income tax benefit recognized in the statement of operations for stock-based compensation for 2006 was $135.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

SFAS 123(R) prohibits recognition of a deferred tax asset for an excess tax benefit that has not been realized. The Company will recognize a benefit from stock-based compensation in equity if an incremental tax benefit is realized by following the ordering provisions of the tax law.

For stock-based awards granted after January 1, 2006, the Company recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model. For these awards, the Company recognized compensation expense using a straight-line amortization method. The determination of fair value of share-based payment awards on the date of grant using the Black-Scholes model requires a number of assumptions including expected life, expected volatility, risk-free interest rate and dividend yield.

The following weighted-average assumptions were used for the year ended December 31, 2006:

Expected life	6.2 years
Expected volatility	51.9%
Risk-free interest rates	4.6%
Dividend yield	0.0%

The computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The computation of expected volatility for 2006 was based on the historical stock price volatility of a peer group of similar, publicly traded companies, using adjusted closing weekly stock prices for the expected life of each option type. The risk-free interest rate of the award is based on the U.S. Treasury yield curve for the expected life of each option grant in effect at the time of grant. The Company intends to retain any earnings to finance future growth, and therefore, does not anticipate that it will pay cash dividends in the foreseeable future.

The following table summarizes unit option activity under the equity incentive plan as of and for the year ended December 31, 2006:

	Units	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options outstanding at January 1, 2006	1,584,000	$5.16	9.7
Granted	427,500	6.48
Exercised	(2,500)	5.00		$1
Forfeited	(101,375)	5.25

Options outstanding at December 31, 2006	1,907,625	$5.45	8.9	$2,572

Options exercisable at December 31, 2006	570,625	$5.17	8.7	$932

The aggregate intrinsic value was calculated as the difference between the exercise price of the underlying awards and the unit price at December 31, 2006. The weighted-average grant-date fair value of options granted during 2006 was $3.59.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

The following table summarizes information with respect to the Company’s stock options outstanding and exercisable at December 31, 2006:

	Options Outstanding		Options Exercisable
Exercise Price	Number of Units	Weighted Average Remaining Contractual Life (in Years)	Number of Units
$5.00	724,000	8.3	255,000
$5.30	846,125	9.1	315,625
$6.80	337,500	9.9	—

	1,907,625		570,625

As of December 31, 2006, total unrecognized stock-based compensation expense related to nonvested stock options was approximately $1,933, which is expected to be recognized over a weighted average period of 1.91 years.

Restricted Unit Awards

During 2005 and 2006, the Company granted restricted unit awards (“RUAs”) totaling 1,820,000 common units, which had a weighted-average grant-date fair value of $5.00 and $5.30. The Company is amortizing the expense related to RUAs on a straight-line basis over the estimated service period. Prior to the adoption of SFAS 123(R), the intrinsic value of the unvested restricted stock units was recorded as unearned stock-based compensation. Upon the adoption of SFAS 123(R) in January 2006, the unearned stock-based compensation balance of $5,924 was reclassified to common units. In 2006, the Company recognized compensation expense of $5,390 for RUAs, of which $2,500 related to the acceleration of the vesting period for one officer.

A summary of the status of and changes in restricted unit awards granted under the Plan as of December 31, 2006 and changes during the year ended December 31, 2006 is presented below:

	Number of Units	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2006	1,545,000	5.00
Awarded	75,000	5.30
Vested	(1,362,916)	5.00
Forfeited	(18,750)	5.00

Nonvested at December 31, 2006	238,334	$5.09

As of December 31, 2006, total unrecognized stock-based compensation expense related to nonvested RUAs was approximately $847, which is expected to be recognized over a weighted average period of 1.66 years. The total fair value of shares that vested or were accelerated during the years ended December 31, 2005 and 2006 was $1,000 and $6,815, respectively, at the date of vesting.

Accuro, LLC

Notes to Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

12.	Basic and Diluted Net Loss Per Unit

Basic net income or loss per unit is calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS No. 128”), and EITF Issue No. 03-06, Participating Securities and the Two-Class Method Under SFAS No. 128. Basic earnings per unit (“EPS”) is calculated using weighted-average common units outstanding in each period under the two-class method. The two-class method is an earning allocation formula that treats a participating security, such as the Company’s convertible preferred units, as having rights to earnings that otherwise would have been available to common unitholders. The two-class method requires that the basic EPS calculation include, when dilutive, the effect of convertible preferred units as if those units were converted into common units. The convertible preferred units are not included in the basic EPS calculation when the effect of inclusion would be anti-dilutive.

Diluted EPS assumes the conversion, exercise or issuance of all potential common stock equivalents, unless the effect of inclusion would result in the reduction of a loss or the increase in income per unit. For purposes of this calculation, stock options, convertible preferred units and restricted units are considered to be potential common units and are only included in the calculation of diluted EPS when the effect is dilutive.

The units used to calculate basic and diluted EPS represent the weighted-average common units outstanding. Preferred unitholders have the right to participate with common unitholders in dividends and unallocated income. Net losses are not allocated to the preferred unitholders. Therefore, when applicable, basic and diluted EPS are calculated using the two-class method as the convertible preferred unitholders have the right to participate, or share in the undistributed earnings with common unitholders.

Diluted net loss per common unit is the same as basic net loss per unit for the years ended December 31, 2004, 2005 and 2006, since the effect of any potentially dilutive securities was excluded as they were anti-dilutive due to the net loss attributable to common unitholders.

The following potentially dilutive securities were excluded from the calculation of diluted net loss per unit:

	Years ended December 31,
	2004	2005	2006
Restricted stock awards	—	392,961	—
Options to purchase common units	—	45,890	251,518
Convertible preferred units	2,253,947	7,582,427	19,455,816

Total	2,253,947	8,021,278	19,707,334

13.	Employee Benefit Plan

The Company adopted the IMaCS 401(k) Plan (the “Plan”) effective January 1, 1996. The Plan covers substantially all employees. The Company is required to match 30% of a participating participant’s contribution up to 6% of their gross salary. Employer contributions totaled $86, $130 and $243 for the years ended December 31, 2004, 2005 and 2006, respectively.

14.	Subsequent Events

On March 23, 2007, the Company acquired the assets of The Woodmoor Group, Inc. (“Woodmoor”) for $2,700 in cash. The Woodmoor acquisition agreement provides for additional consideration to be paid to the sellers based on certain financial targets being met. Such additional consideration will be recorded as an increase to goodwill if the targets are met. The acquisition will be treated as a purchase for accounting purposes.

Accuro, LLC

Consolidated Balance Sheets

September 30, 2007 (unaudited)

(in thousands, except unit data)

	September 30, 2007	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$3,270
Accounts receivable, net of allowance of $1,165	8,772
Prepaid expenses and other	819
Deferred charges	2,750
Deferred income tax asset, net	164

Total current assets	15,775
Property and equipment, net	3,235
Internal use software, net	7,015
Deferred charges	2,699
Intangible assets, net	58,555
Goodwill	80,136
Other assets	1,630

Total assets	$169,045

Liabilities and Members’ Deficit
Current liabilities:
Current maturities of long-term debt	$1,000
Accounts payable and accrued liabilities	5,533
Advanced billings	1,678
Deferred revenue—current portion	6,283

Total current liabilities	14,494
Deferred revenue	2,381
Deferred income tax liability, net	4,902
Long-term debt	99,000

Total liabilities	120,777

Commitments and contingencies

Convertible preferred units, 100,000 units authorized, 99,907 outstanding	119,511

Members’ deficit:
Common units, voting, 7,953,571 units authorized and issued, 3,747,484 outstanding	19,214
Treasury units, 4,330,462 common units	(21,652)
Accumulated deficit	(68,805)

Total members’ deficit	(71,243)

Total liabilities and member’s deficit	$169,045

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Accuro, LLC

Consolidated Statements of Operations (unaudited)

	Nine months ended September 30,
(in thousands, except unit data)	2006	2007
Revenue:
Subscription revenue	$33,920	$43,587
Other	6,666	6,828

	40,586	50,415

Operating expenses:
Direct operating	11,363	14,132
Sales and marketing	6,335	6,007
Research and development	3,356	5,359
General and administrative	11,117	12,371
Depreciation and amortization	6,187	7,190

Total operating expenses	38,358	45,059

Operating income	2,228	5,356

Other income (expenses):
Interest income	10	13
Interest expense	(3,687)	(4,183)
Other income (expense)	(8)	29

	(3,685)	(4,141)

Income (loss) before income taxes	(1,457)	1,215
Income tax expense (benefit)	8	595

Net income (loss)	(1,465)	620
Preferred unit dividend and accretion	(5,931)	(50,557)

Net loss attributable to common unitholders	$(7,396)	$(49,937)

Basic and diluted loss per unit	$(3.04)	$(14.18)

Weighted average units—basic and diluted	2,432,888	3,521,192

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Accuro, LLC

Consolidated Statements of Members’ Deficit (unaudited)

(in thousand, except unit data)

	Common Units		Accumulated Deficit	Treasury Units	Total
	Shares	Amount
Balance, December 31, 2006	3,681,859	$26,323	$(18,868)	$(21,652)	(14,197)

Compensatory expense—restricted units	—	287	—	—	287
Compensatory expense—options	—	443	—	—	443
Options exercised	65,625	343	—	—	343
Dividend to preferred unitholders	—	—	(44,395)	—	(44,395)
Accretion on preferred units	—	—	(6,162)	—	(6,162)
Dividend to common unitholders	—	(8,182)	—	—	(8,182)
Net income	—	—	620	—	620

Balance, September 30, 2007	3,747,484	$19,214	$(68,805)	$(21,652)	$(71,243)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Accuro, LLC

Consolidated Statements of Cash Flows (unaudited)

	Nine months ended September 30,
(in thousands, except unit data)	2006	2007
Cash flows from operating activities
Net income (loss)	$(1,465)	$620
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Imputed interest on acquisition	459	—
Stock and other noncash compensation expense	2,403	730
Depreciation and amortization	6,187	7,190
Amortization of financing cost	160	203
Deferred income taxes	8	595
Other	(104)	11
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,584)	1,034
Prepaid expenses and other current assets	(20)	(140)
Deferred charges	(1,021)	(1,329)
Other assets	119	(44)
Accounts payable and accrued liabilities	(493)	(304)
Deferred revenue and advanced billing	1,087	(41)

Net cash provided by operating activities	5,736	8,525

Cash flows used in investing activities
Cash expenditures on capitalized internal-use software	(2,106)	(2,495)
Purchase of property and equipment	(872)	(1,339)
Acquisitions, net of cash acquired	(103,349)	(3,367)
Other	11	154

Net cash used in investing activities	(106,316)	(7,047)

Cash flows used in financing activities
Proceeds from long-term debt	54,400	105,350
Payments on long-term debt	(5,280)	(50,650)
Issuance of convertible preferred units	52,873	—
Payment of debt issuance costs	(856)	(991)
Exercise of stock options	13	343
Dividend to common unitholders	—	(8,182)
Dividend to preferred unitholders	—	(44,395)

Net cash provided by financing activities	101,150	1,475

Net increase in cash and cash equivalents	570	2,953
Cash at beginning of period	129	317

Cash at end of period	$699	$3,270

Supplemental disclosure of cash flow information
Noncash financing activities:
Accretion of preferred units	5,931	6,162

Cash paid for interest	3,677	4,170

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Accuro, LLC

Notes to unaudited Consolidated Financial Statements

(in thousands, except unit data)

1.	Basis of Presentation

The consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of management, the consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information in accordance with GAAP. The financial information for the nine months ended September 30, 2006 and 2007 has not been audited by an independent registered public accounting firm. The results of operations for the first nine months of the year are not necessarily indicative of the results of operations that might be expected for the entire year. The consolidated financial statements should be read in conjunction with the financial statements for the year ended December 31, 2006 and notes thereto included elsewhere in this registration statement.

2.	Credit Facility and Dividend Payment

On July 16, 2007, the Company amended its existing credit agreement to provide for a $100,000 term loan facility and a $20,000 revolving loan facility (collectively, the “Credit Agreement”). The Company used the proceeds of the term loan to (i) refinance existing indebtedness; (ii) to pay cash dividends to unitholders of $52,577; (iii) pay bonuses to option holders of $1,931 and (iv) for working capital and other general corporate purposes. The revolving credit facility is available for working capital and other general corporate purposes, including acquisitions. The company is required to make quarterly principal payments of $250 on the term loan facility. No principal payments are due on the revolving loan facility until the Credit Agreement matures. As of September 30, 2007, $100,000 was outstanding under the term loan facility and no amounts were outstanding under the revolving credit facility. The Credit Agreement matures on July 16, 2013.

Borrowings under the Credit Agreement bear interest equal to LIBOR for a LIBOR Loan or the Base Rate for a Base Rate Loan plus an applicable margin. The applicable margin for the Credit Agreement is adjusted quarterly based on the Consolidated Leverage Ratio (as defined in the Credit Agreement). The applicable margin ranges from 1.75% to 3.25% in the case of LIBOR loans and 0.50% to 2.00% in the case of the Base Rate Loans. Under the revolving loan facility, the Company also pays a quarterly commitment fee on the undrawn portion of the revolving loan facility of 0.375%. The interest rate at September 30, 2007 ranged from 8.2% to 8.5%. The Credit Agreement contains certain covenants that, among other things, limit the Company’s ability to pay dividends, incur additional indebtedness, sell assets, issue stock or merge with or into any entity. The Company has been in compliance with all of its financial covenants since the inception of the amended agreement.

3.	Net Income (Loss) Per Unit

Diluted net loss per common unit is the same as basic net loss per unit for the nine months ended September 30, 2006 and 2007, since the effect of any potentially dilutive securities was excluded as they were anti-dilutive due to the net loss attributable to common unitholders.

Accuro, LLC

Notes to unaudited Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

The following potentially dilutive securities were excluded from the calculation of diluted net loss per unit:

	Nine months ended September 30,
	2006	2007
Restricted unit awards	387,187	54,490
Options to purchase common units	231,923	317,685
Convertible preferred units	19,278,686	19,981,430

Total	19,897,796	20,353,605

4.	Income Taxes

The provision for income taxes represents the Company’s federal and state income tax obligation provisions. The Company’s provision for income taxes was $8 and $595 for the nine months ended September 30, 2006 and 2007, respectively.

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainly in Income Taxes, an interpretation of FASB Statement 109 (“FIN 48”). This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. Effective January 1, 2007, the Company adopted the provisions of FIN 48 and there was no material effect on its financial position, results of operations and cash flows as a result of adopting this standard.

5.	Acquisitions

On March 23, 2007, the Company acquired the assets of The Woodmoor Group, Inc. (“Woodmoor”) for $2,700 in cash and $48 of transaction costs. The terms of the Woodmoor acquisition agreement provide for additional consideration to be paid to the sellers based on certain financial targets being met. The measurement for these targets is the six months ended December 31, 2007, and any additional consideration will be recorded as an increase to identifiable intangible assets and/or goodwill if the targets are met.

The allocation of the purchase price to the fair values of the assets acquired and liabilities assumed is as follows:

Current assets	$93
Internal use software	727
Identifiable intangible assets	2,143
Current liabilities	(215)

Fair value of assets acquired and liabilities assumed	$2,748

6.	Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R) (“SFAS 141(R)”), Business Combinations. SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the

Accuro, LLC

Notes to unaudited Consolidated Financial Statements—(Continued)

(in thousands, except unit data)

acquiree. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141(R) are effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is currently assessing the financial impact of SFAS 141(R) on its consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51.” SFAS 160 amends Accounting Research Bulletin No. 51 (“ARB 51”), “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS 141(R). In addition, SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The provisions of SFAS 160 are effective for fiscal years beginning after March 1, 2009. Earlier adoption is prohibited. The Company is currently assessing the financial impact of SFAS 160 on its consolidated financial statements.

Report of Independent Auditors

To the Management of Accuro, LLC and Subsidiaries:

In our opinion, the accompanying balance sheet and the related statements of operations, stockholder’s equity, and cash flows present fairly, in all material respects, the financial position of CodeCorrect, Inc. at December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1, the Company was acquired by Accuro Healthcare Solutions, Inc. on January 20, 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas

February 23, 2007

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Balance Sheet as of December 31, 2005

(in thousands)

Assets
Current assets:
Cash and cash equivalents	$590
Accounts receivable, net of allowance of $59	1,831
Prepaid expenses and other	303
Advances to parent	9,210

Total current assets	11,934
Internal use software, net	210
Property and equipment, net	623
Deferred expenses	256
Intangible assets, net	16,674
Goodwill	1,104

Total assets	$30,801

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,270
Income tax payable	923
Deferred revenue	2,152

Total current liabilities	5,345
Accrued incentive compensation	6,552

Total liabilities	11,897

Stockholder’s equity:
Series A preferred stock, 4,140,000 shares authorized, 4,139,050 outstanding	4
Series B preferred stock, 5,850,630 shares authorized, 5,850,234 outstanding	6
Common stock, 20,000,000 shares authorized and issued, 4,516,407 outstanding	5
Additional paid in capital	24,843
Accumulated deficit	(5,954)

Total stockholder’s equity	18,904

Total liabilities and stockholder’s equity	$30,801

The accompanying notes are an integral part of these financial statements.

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Statement of Operations

For the Year Ended December 31, 2005

(in thousands)

Revenue	$15,221

Operating expenses:
Direct operating	1,770
Sales and marketing	3,566
Research and development	1,246
General and administrative	8,089
Depreciation and amortization	2,863

Total operating expenses	17,534

Operating loss	(2,313)
Other expense	(17)

Loss before income taxes	(2,330)
Income tax expense	923

Net loss	$(3,253)

The accompanying notes are an integral part of these financial statements.

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Statement of Stockholder’s Equity

For the Year Ended December 31, 2005

(in thousands, except share data)

	Preferred Stock						Accumulated Deficit	Additional Paid-In Capital	Total
	Series A		Series B		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2004	4,139,050	$4	5,850,234	$6	4,516,407	$5	$(2,701)	$21,518	$18,832
Capital contribution	—	—	—	—	—	—	—	3,325	3,325
Net loss	—	—	—	—	—	—	(3,253)	—	(3,253)

Balance, December 31, 2005	4,139,050	$4	5,850,234	$6	4,516,407	$5	$(5,954)	$24,843	$18,904

The accompanying notes are an integral part of these financial statements.

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Statement of Cash Flows

For the Year Ended December 31, 2005

(in thousands)

Cash flows from operating activities
Net loss	$(3,253)
Adjustments to reconcile net loss to net cash provided by operating activities,
Provision for allowance for doubtful accounts	15
Depreciation and amortization	486
Amortization of intangibles	2,377
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(654)
Prepaid expenses and other current assets	(78)
Deferred expenses	(83)
Accounts payable and accrued liabilities	1,178
Income tax payable	923
Deferred revenue	798
Deferred compensation	4,701

Net cash provided by operating activities	6,410

Cash flows used in investing activities
Purchase of property and equipment	(474)
Acquisition, net of cash acquired	(3,712)

Net cash used in investing activities	(4,186)

Cash flows used in financing activities
Capital contribution from parent	3,325
Advances to parent	(5,589)

Net cash used in financing activities	(2,264)

Net decrease in cash and cash equivalents	(40)

Cash and cash equivalents
Beginning of period	630

End of period	$590

The accompanying notes are an integral part of these financial statements.

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Notes to Financial Statements

(in thousands, except share data)

1.	Description of Business, Acquisitions and Sale of the Company

Description of Business

CodeCorrect, Inc. (the Company) is a healthcare technology services company that was incorporated in the state of Washington on January 1, 2000. It provides internet-based medical coding and compliance information to U.S. hospitals and physicians. The Company’s online tools were developed in response to the increasing complexities and ever-changing rules hospitals and physicians must implement in order to be paid by private and public health insurers for services delivered to patients. The products are available by subscription and include access to other medical databases. The Company is based in Yakima, Washington, but its customers are located nationwide.

Acquisitions

On July 7, 2004, Code Correct II, Inc., a wholly owned subsidiary of United Communication Group, LP (“UCG”), purchased all outstanding preferred and common shares of the Company for cash of $21,533, which includes $116 of direct acquisition cost (the “Acquisition”). The Company continued to be operated by UCG as a stand-alone entity and therefore there is no allocation of UCG expenses in CodeCorrect’s results of operations.

The Acquisition was accounted for as a purchase, in accordance with the provisions of the Statements of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, which created a new basis of accounting and resulted in new valuations for the Company’s assets and liabilities based on management’s estimate of fair values as of the date of Acquisition. The purchase price was allocated to the net assets acquired based on their respective fair values as follows:

Accounts receivable	$1,212
Prepaid expenses and other	222
Property and equipment	968
Goodwill	1,105
Intangible assets	16,734
Accounts payable	(201)
Accrued expenses and other	(1,154)
Deferred subscription revenue	(328)

Net assets acquired, net of cash acquired of $2,975	$18,558

The $16,734 (7.8 year weighted-average useful life) of intangible assets acquired includes customer relationships of $15,173 (7 year useful life) and $1,561 of tradename (15 year useful life).

The Company recorded goodwill representing the amount of the purchase price and related transaction costs in excess of the fair value of the tangible assets and liabilities and the identifiable intangible assets. All of the goodwill reported for the acquisition is expected to be deductible for the purpose of calculating the Company’s future taxable income.

The terms of the acquisition agreement provide for a bonus to be paid to certain members of management based upon operating results through 2009. The members of management must remain employed by the Company to be paid the bonus; therefore, this bonus is estimated and recorded as general and administrative

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Notes to Financial Statements—(Continued)

(in thousands, except share data)

expense in the statement of operations as earned over the performance period. Accrued bonuses of $6,552 were recorded at December 31, 2005, based upon the Company’s estimate of the amount of bonus that had been earned.

In July 2005, the Company acquired certain assets and assumed certain liabilities of Chargemaster.com (“Chargemaster Acquisition”) for $3,765 which includes $140 of direct acquisition cost and a $300 liability to the sellers. Chargemaster was acquired to expand the Company’s market presence through web based databases. The Chargemaster Acquisition was accounted for as a purchase and as the transaction took place in July 2005, the Company’s results for the year ended December 31, 2005 includes amounts related to Chargemaster from the purchase date.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition:

Accounts receivable	$229
Property and equipment	30
Intangible assets	3,453

Net assets acquired, net of cash acquired of $53	$3,712

The $3,453 (15 year weighted-average useful life) of intangible assets acquired includes customer relationships of $3,153 (15 year useful life) and non-compete agreements of $300 (15 year useful life).

The terms of the Chargemasters.com acquisition agreement provides for additional consideration to be paid to the sellers based on certain financial targets being met. Such additional consideration will be recorded as an increase to goodwill at the time the targets are met.

Sale of the Company

UCG sold all of the Company’s equity securities to Accuro Healthcare Solutions, Inc. on January 20, 2006. Prior to the sale, the Company merged with and into CodeCorrect, LLC, with CodeCorrect, LLC surviving the merger. The effect of the sale is not reflected in these financial statements.

2.	Summary of Significant Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash, money market accounts and short term certificates of deposits with an original maturity of 90 days or less.

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Notes to Financial Statements—(Continued)

(in thousands, except share data)

The Company participated in UCG’s cash management system. In general, the cash funding requirements of the business were met by, and the majority of cash generated by the Company were transferred to, UCG. At December 31, 2005, $9,210 was transferred to UCG and reflected as Advances to parent in the balance sheet.

Revenue Recognition

Revenue consists primarily of subscription fees and other revenue. The Company generates revenue from the sale of subscriptions and services, including fees derived from implementation services.

The Company recognizes revenue when all of the following conditions are satisfied:

•	there is evidence of an arrangement;

•	the service has been provided to the customer;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the client is fixed or determinable.

The Company provides subscription-based services through software solutions accessed by our customers while the data is hosted and maintained on the Company’s servers. In many arrangements, customers are charged training and monthly subscription fees for access to our web-based hosted services. Training fees are typically billed at the beginning of the arrangement and recognized as revenue after training services have been provided. Revenue from monthly hosting arrangements is recognized monthly over the subscription period in which the customer uses the service. Contract subscription periods typically range from one to three years from execution of contract.

Deferred revenue consists of billings or payments received in advance of revenue recognition and are recognized as the revenue recognition criteria are met. Substantially all deferred revenue consists of deferred subscription fees, which are billed one month or twelve months in advance of services.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is based on management’s best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on historical write-off experience by industry and regional economic data, which is reviewed monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to customers.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Computer equipment	3 - 5 years
Furniture and fixtures	2 -10 years
Leasehold improvements	Shorter of the lease term or the asset life

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Notes to Financial Statements—(Continued)

(in thousands, except share data)

Major additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the cost of the property and equipment and the related accumulated depreciation are removed from the respective accounts, and any resulting gains or losses are credited or charged to operations.

Goodwill and Intangible Assets

The Company follows the provisions of Statement of Financial accounting Standards No. 142, Accounting for Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment annually or upon any changes that could impact the company’s operations or its operating business environment, with tests of goodwill occurring at the reporting unit level. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective useful lives to their estimated residual values. The Company determined that it has one reporting unit. The Company completed the required annual impairment tests during 2005 resulting in no impairment loss.

Internal Use Software

The Company capitalizes certain costs associated with computer software developed or obtained for internal use. This policy provides for the capitalization of certain payroll and payroll-related costs for employees who are directly associated with internal use computer software projects. Costs associated with preliminary project stage activities, training, maintenance and all other post implementation stage activities are expensed as incurred. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities. Capitalized costs related to computer software developed for internal use are amortized on a straight-line basis over their estimated useful lives ranging from 2 to 10 years. During the year ended December 31, 2005, the Company capitalized $351 related to internal software and development costs. Amortization expense related to capitalized internal software costs totaled $339 for the year ended December 31, 2005.

Income Taxes

The Company records income taxes in accordance with Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes” which requires an asset and liability approach for accounting and reporting for income taxes based on tax effects of differences between the financial statement and tax bases for assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets may not be realized. For purposes of these financial statements, the provision for income taxes has been calculated as if the Company had filed a separate combined tax return.

Long-Lived Assets

Long-lived assets, exclusive of goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value and is recorded in the period the determination was made. Based upon management’s assessment, there was no impairment of long-lived assets during 2005.

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Notes to Financial Statements—(Continued)

(in thousands, except share data)

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

3.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable and cash. The Company extends credit to its customers without collateral. Management has evaluated accounts receivable at December 31, 2005 and has provided an allowance for the estimated uncollectible accounts. In the event of complete non-performance of accounts receivable, the maximum exposure to the Company is the recorded amount on the balance sheets.

4.	Property and Equipment

Property and equipment consist of the following at December 31, 2005:

2005
Furniture and equipment	$776
Purchased software	162

938
Less: accumulated depreciation	315

$623

Depreciation expense related to property and equipment for the year ended December 31, 2005 was approximately $147.

5.	Goodwill and Intangible Assets

Goodwill and intangibles as of December 31, 2005 consisted of the following:

2005
Goodwill	$1,104

Intangible assets:
Customer relationships	$18,626
Tradename	1,561

20,187
Accumulated amortization	(3,513)

$16,674

Intangible assets with definite useful lives are amortized over their estimated useful lives, ranging from seven to fifteen years, to their estimated residual values.

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Notes to Financial Statements—(Continued)

(in thousands, except share data)

The Company has no indefinite-lived intangible assets recorded on its books. Amortization expense related to intangible assets for the year ended December 31, 2005 was approximately $2,377. Expected amortization for the five years ending December 31, 2010 is as follows: $2,482 in 2006; $2,482 in 2007; $2,482 in 2008; $2,482 in 2009 and $2,482 in 2010.

6.	Stockholder’s Equity

As of December 31, 2005 the Company’s Board of Directors had created two series of preferred stock, which have been designated as “Series A Preferred Stock” and “Series B Preferred Stock.” The Company’s “Series A Preferred Stock,” par value $0.001 per share, consists of 4,140,000 in total shares authorized. Of the total “Series A Preferred Stock” authorized for issuance, 4,139,050 shares are issued and outstanding. The Company’s “Series B Preferred Stock,” par value $0.001 per share, consists of 5,850,630 in total shares authorized. Of the total “Series B Preferred Stock” authorized for issuance, 5,850,234 shares are issued and outstanding.

The holders of shares of Series A Preferred Stock and Series B Preferred Stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration of any dividend on the Common Stock of the Company. The Series A Preferred Stock accrues dividends at a rate of $0.02898, per share, per annum. The Series B Preferred Stock accrues dividends at a rate of $0.0308, per share, per annum. The dividends are payable quarterly, as and if declared by the Board of Directors. Dividends are not cumulative. There were no dividends declared for the year ended December 31, 2005.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive their share of any such proceeds, prior and in preference to any distribution of any assets of the Company to the holders of Common Stock. The Series A Preferred Stock will receive a preference of $0.966 per share for each share then held by them. The Series B Preferred Stock will receive a preference of $1.0256 per share for each share then held by them. To the extent that over $20,000,000 of assets and funds in the aggregate are legally available for a distribution then for each $2,500,000 by which the total assets and funds are legally available for distribution exceeds $20,000,000, the Series A Preferred Stock shall be reduced by $0.2415 and the Series A Preferred Stock are reduced by $0.2564 per share until the preferences are eliminated.

7.	Income Taxes

A reconciliation between reported income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% for 2005 is as follows:

2005
Statutory rate	(34.0)%
Nondeductible expenses	0.5
Valuation allowance	73.1

Effective rate	39.6%

CodeCorrect, Inc.

(A wholly owned subsidiary of United Communications Group, LP)

Notes to Financial Statements—(Continued)

(in thousands, except share data)

Significant components of the Company’s deferred income tax assets and liabilities as of December 31, 2005 are as follows:

2005
Deferred income tax assets:
Contingent acquisition liability	$2,228
Net operating loss	—
Intangible assets	480
Other	20

2,728

Deferred income tax liabilities:
Capitalized labor	(87)
Property and equipment	(26)

(113)

Valuation allowance	2,615

Net deferred income tax asset	$—

The Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2005. The valuation allowance was calculated in accordance with the provisions of FAS 109 which places primary importance on the Company’s operating results in the most recent three-year period when assessing the need for a valuation allowance. The Company intends to maintain a full valuation allowance for its net deferred tax assets until sufficient evidence supporting realization of the net deferred tax assets is more likely than not. The “more likely than not” criterion could be met in a future period based on operating results which would result in a reversal of the valuation allowance, which, at that time, would be recorded as a tax benefit in the consolidated statement of operations.

8.	Leases

The Company leases various office equipment and office space under a number of operating lease agreements, which expire at various times through the year 2008. Minimum future payments under noncancellable operating leases, with remaining terms in excess of one year as of December 31, 2005, are as follows: $1,213 in 2006; $1,382 in 2007; $1,294 in 2008; $1,266 in 2009; $1,218 in 2010; and $3,030 thereafter.

Total rent expense under operating leases was $960 for the year ended December 31, 2005.

9.	Employee Benefit Plan

The Company adopted the UCG 401(k) Plan (“the Plan”) effective July 7, 2004. The Plan covers substantially all employees. The Company is required to match 100% of a participant’s contribution, up to a maximum of $1.5. Employer contributions totaled $69 for the year ended December 31, 2005.

            Shares

Accuro Healthcare Solutions, Inc.

Common Stock

P R O S P E C T U S

                    , 2008

Citi

Piper Jaffray

William Blair & Company

Jefferies & Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Registrant. Other than the U.S. Securities and Exchange Commission (the “SEC”) registration fee and the Financial Industry Regulatory Authority (the “FINRA”) filing fees all of such expenses are estimated.

SEC Registration fee		$5,649.38
FINRA fee		$13,000.00
Nasdaq Global Market listing fee	$	*
Printing expenses	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Transfer agent and registrar fees and expenses	$	*
Miscellaneous other expenses	$	*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

The Registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by the DGCL.

The Registrant intends to enter into indemnification agreements with each of its officers and directors. Each indemnification agreement will require the Registrant to indemnify each indemnitee to the fullest extent permitted by Delaware law. This means, among other things, that the Registrant must indemnify the officer or director against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in an action, suit or proceeding by reason of the fact that the person is or was an officer or director of the Registrant or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or other entity if the indemnitee meets the standard of conduct provided in Delaware law. Also as permitted under Delaware law, the indemnification agreements require the Registrant to advance expenses in defending such an action provided that the director undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from the Registrant. The Registrant will also make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish indemnitee’s right to indemnification, whether or not wholly successful.

The Registrant maintains an insurance policy providing for indemnification of the Registrant’s officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

The Underwriting Agreement provides for reciprocal indemnification between the Registrant and the Registrant’s controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

From September 1, 2004 through January 22, 2008, Accuro, L.L.C. issued and sold the following unregistered securities:

(1)	From September 1, 2004 through January 22, 2008, Accuro, L.L.C. granted options to purchase 2,370,500 common units, having exercise prices ranging from $5.00 to $8.20 per common unit, to employees and directors pursuant to its Accuro L.L.C. 2004 Restricted Unit and Option Plan, as amended. All of these options were issued in consideration of services rendered to us, with exercise prices equal to the fair market value of our common units on the date of grant. No cash or additional consideration was received by us in consideration of our issuance of these options. Of these options, options to purchase 233,000 common units have been exercised in exchange for aggregate consideration of $1,205,013, options to purchase 218,000 common units have been cancelled, and options to purchase 1,919,500 common units remain outstanding.

(2)	From September 1, 2004 through January 22, 2008, Accuro, L.L.C. issued 1,820,000 restricted common units pursuant to its Accuro L.L.C. 2004 Restricted Unit and Option Plan, as amended. All of these restricted common units were issued in consideration of services rendered to us. No cash or additional consideration was received by us in consideration of our issuance of these restricted common units. Of these restricted common units, the restrictions have lapsed with respect to 1,682,084 common units, 18,750 restricted common units have been cancelled, and restrictions remain with respect to 119,166 common units.

(3)	In September 2004, Accuro, L.L.C. issued an aggregate of 1,233,840.639 common units to certain then-executive officers and managers of Accuro, L.L.C. and their affiliates in consideration for the exchange of their equity interests in certain of Accuro L.L.C.’s subsidiaries.

(4)	In September 2004, Accuro, L.L.C. issued an aggregate of 33,600 Series A preferred units to Welsh, Carson, Anderson & Stowe IX, L.P. and certain related investors in exchange for aggregate consideration of $33,600,000.

(5)	In December 2004 and January 2005, Accuro, L.L.C. issued an aggregate of 817.3 Series A preferred units to certain of Accuro, L.L.C.’s executive officers and one affiliate of an executive officer in exchange for aggregate consideration of $817,300

(6)	In April 2005, Accuro, L.L.C. issued an aggregate of 200 Series A preferred units to one of the individuals on Accuro, L.L.C.’s board of managers and one of Accuro, L.L.C.’s executive officers in exchange for aggregate consideration of $200,000.

(7)	In October 2005, Accuro, L.L.C. issued 446,156 common units to certain then-senior officers and individuals then on the board of managers of Accuro, L.L.C. in consideration for the exchange of their equity interests in one of Accuro, L.L.C.’s subsidiaries.

(8)	In October 2005, Accuro, L.L.C. issued 15,000 Series A preferred units to Welsh, Carson, Anderson & Stowe IX, L.P. and certain related investors in exchange for aggregate consideration of $15,000,000.

(9)	In October 2005, Accuro, L.L.C. issued 409 Series A preferred units to certain executive officers of Accuro, L.L.C. and an affiliate of a then-executive officer of Accuro, L.L.C. in exchange for aggregate consideration of $409,000.

(10)	In December 2005, Accuro, L.L.C. issued 198,113 common units to certain then-senior officers of Accuro, L.L.C. in consideration for the exchange of their equity interest in one of Accuro, L.L.C.’s subsidiaries.

(11)	In January 2006, Accuro, L.L.C. issued 46,415.09 Series A preferred units to Welsh, Carson, Anderson & Stowe IX, L.P. and certain related investors in exchange for aggregate consideration of $49,200,000.

(12)	In January 2006, Accuro, L.L.C. issued 1,886.79 Series A preferred units to General Electric Capital Corporation in exchange for aggregate consideration of $2,000,000.

(13)	In January 2006, Accuro, L.L.C. issued 1,484.63 Series A preferred units to certain executive officers of Accuro, L.L.C., one affiliate of an executive officer and certain senior officers of Accuro, L.L.C. in exchange for aggregate consideration of $1,573,700.

(14)	In May 2006, Accuro, L.L.C. issued 94.34 Series A preferred units to an entity controlled by one of the individuals on Accuro, L.L.C.’s board of managers in exchange for aggregate consideration of $100,000.

(15)	Immediately prior to the consummation of this offering, Accuro, L.L.C. will merge with and into the Registrant, with the Registrant surviving the merger. As a result of the merger, all of the outstanding Series A preferred units of Accuro, L.L.C. will be converted into an aggregate of 19,981,430 shares of common stock of the Registrant, which the existing Series A preferred unit holders will receive as consideration for the merger.

The offers, sales and issuances of the securities described in items (1) and (2) were deemed to be exempt from registration under the Securities Act under either (a) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (b) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

The offers, sales and issuances of the securities described in items (3) through (15) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through their employment, board of managers position, or business or other relationships, to information about the Registrant.

Item 16. Exhibits

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 23, 2008.

ACCURO HEALTHCARE SOLUTIONS, INC.

By:	/s/ JOHN K. CARLYLE
Name:	John K. Carlyle
Title:	Chairman and Chief Executive Officer

ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John K. Carlyle and David D. Hagey, or either of them, each acting alone, and each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and any additional registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement on Form S-1 in the capacities indicated on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ JOHN K. CARLYLE John K. Carlyle	Chairman of the Board of Directors and Chief Executive Officer	January 23, 2008

/s/ DAVID D. HAGEY David D. Hagey	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	January 23, 2008

/s/ RANDAL S. DUMAS Randal S. Dumas	Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 23, 2008

/s/ MICHAEL E. DONOVAN Michael E. Donovan	Director	January 23, 2008

/s/ DOUGLAS D. FRENCH Douglas D. French	Director	January 23, 2008

/s/ ROBERT A. LEFTON Robert A. Lefton	Director	January 23, 2008

Signature	Title	Date

/s/ D. SCOTT MACKESY D. Scott Mackesy	Director	January 23, 2008

/s/ WILLIAM F. MILLER III William F. Miller III	Director	January 23, 2008

/s/ DAVID L. REDMOND David L. Redmond	Director	January 23, 2008

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement

3.1*	Form of Amended and Restated Certificate of Incorporation

3.2*	Form of Amended and Restated Bylaws

4.1*	Form of Common Stock Certificate

4.2	Registration Rights Agreement, dated as of August 31, 2004, by and among Accuro, L.L.C. (f/k/a I-MaCS Management, L.L.C.), Welsh, Carson, Anderson & Stowe IX, L.P. and the other persons party thereto

5.1*	Opinion of Vinson & Elkins L.L.P.

10.1	Employment Agreement, dated as of November 17, 2004, by and between the Registrant and John K. Carlyle

10.2	Employment Agreement, dated as of January 17, 2005, by and between the Registrant and Brent C. McCarty

10.3	Employment Agreement, dated as of November 22, 2004, by and between the Registrant and David D. Hagey

10.4	Employment Agreement, dated as of October 27, 2004, by and between the Registrant and Robert S. Allday

10.5*	2008 Long-Term Incentive Plan

10.6*	Employee Stock Purchase Plan

10.7*	Amended and Restated 2004 Plan

10.8	Credit Agreement, dated as of July 16, 2007, by and among the Registrant, other persons party thereto that are designated as credit parties, General Electric Capital Corporation, other financial institutions party thereto, GE Capital Markets, Inc., CIT Capital Securities LLC, CIT Healthcare LLC, LaSalle Bank National Association and Fifth Third Bank

21.1	Subsidiaries of the Registrant

23.1*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included on signature page)

*	To be included by amendment